Exhibit 10.18
Execution Copy

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENESIS SOLAR HOLDINGS, LLC
A Delaware Limited Liability Company

February 17, 2025

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY SECURITIES OR BLUE SKY LAWS OF ANY STATE OR JURISDICTION. THEREFORE, THE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED UNTIL A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR THE APPLICABLE STATE SECURITIES OR BLUE SKY LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD TO THE PROPOSED TRANSFER OR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OR BLUE SKY LAWS IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

953303.07-WILSR01A - MSW

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

1.01	Definitions	2
1.02	Interpretation	35

ARTICLE 2 ORGANIZATION

2.01	Formation	35
2.02	Name	35
2.03	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	35
2.04	Purposes	35
2.05	No State Law Partnership	36
2.06	Term	36
2.07	Title to Property	36
2.08	Foreign Qualification	36

ARTICLE 3 MEMBERS

3.01	Schedule of Members	36
3.02	Representations and Warranties of the Members	37
3.03	Voting Rights of Members	38
3.04	No Management Rights	38
3.05	Limitation on Liability of Members	38
3.06	Withdrawal of Members	39
3.07	Access to Information	39
3.08	Confidential Information	40

ARTICLE 4 MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

4.01	Classes of Membership Interests	44
4.02	Additional Membership Interests	44
4.03	Capital Contributions	44
4.04	Capital Calls; Optional Capital Contributions	47
4.05	Loans	47
4.06	No Other Capital Contribution or Loan Obligations	49
4.07	Return of Contributions	49
4.08	Capital Accounts	50

ARTICLE 5 DISTRIBUTIONS AND ALLOCATIONS

5.01	Monthly Cash Distributions	50
i
953303.07-WILSR01A - MSW

5.02	Distributions of Amounts Other than Available Cash	54
5.03	Distributions on Dissolution and Winding-Up	54
5.04	Allocations	55
5.05	Varying Interests	58
5.06	Amounts Withheld	59
5.07	Other Payments	59
5.08	Purchase Price Offset	60

ARTICLE 6 MANAGEMENT

6.01	Management by Managing Member	60
6.02	Standard of Care	61
6.03	Major Decisions	63
6.04	Affiliate Transactions	68
6.05	Officers	69
6.06	Business Opportunities	70
6.07	Insurance Coverage	71
6.08	Exculpation and Indemnification	71

ARTICLE 7 DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS

7.01	General Restrictions on Dispositions	73
7.02	Call Option	78
7.03	Change of Control of XPLR	86
7.04	Change of Control of a Class B Member	90
7.05	Non-Voting XPLR Common Units	95
7.06	Certain Assistance	95
7.07	Standstill and Notice of Ownership	96
7.08	Governmental Authorizations	97
7.09	Liquidity Event	98
ARTICLE 8 TAXES
8.01	Tax Returns	100
8.02	Certain Tax Matters	101
8.03	Partnership Representative	101
8.04	Certain Agreements	103

ARTICLE 9 BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS

9.01	Maintenance of Books	104
9.02	Determination of Internal Rate of Return	105
9.03	Reports	106
9.04	Information Updates	107

953303.07-WILSR01A - MSW

9.05	Bank Accounts	108
9.06	Compliance with Laws	108
9.07	Credit Agreement Matters	108

ARTICLE 10 WITHDRAWAL

10.01	No Right of Voluntary Withdrawal	109
10.02	Deemed Withdrawal	109
10.03	Effect of Withdrawal	109

ARTICLE 11 DISPUTE RESOLUTION

11.01	Disputes	110
11.02	Negotiation to Resolve Disputes	111
11.03	Courts	111
11.04	Specific Performance	111

ARTICLE 12 DISSOLUTION, WINDING-UP AND TERMINATION

12.01	Dissolution	112
12.02	Winding-Up and Termination	112
12.03	Deficit Capital Accounts	114
12.04	Certificate of Cancellation	114

ARTICLE 13 GENERAL PROVISIONS

13.01	Notices	114
13.02	Entire Agreement; Superseding Effect	115
13.03	Effect of Waiver or Consent	115
13.04	Amendment or Restatement	115
13.05	Binding Effect	115
13.06	Governing Law; Severability	115
13.07	Further Assurances	116
13.08	Appointment of Class B Member Representative	116
13.09	Article 8 of the Uniform Commercial Code	117
13.1	Waiver of Certain Rights	117
13.11	Counterparts	117
13.12	Expenses	117
EXHIBITS:
A – Members
B – Financial Model for Internal Rate of Return

953303.07-WILSR01A - MSW

SCHEDULES:
1 – Excluded Parties
2 – Acquired Assets and Contributed Assets
3 – Blockers
5.04 – Allocations of Subject Deductions
6.03(m) – Joint Ventures, Partnerships, Acquisitions
6.03(o) – Certain Material Contracts
6.03(q) – Certain Affiliate Transactions
6.03(r) – Litigation

953303.07-WILSR01A - MSW

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GENESIS SOLAR HOLDINGS, LLC
This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Genesis Solar Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of February 17, 2025 (the “Amendment and Restatement Date”), is adopted and executed pursuant to Section 13.04 of the Third Amended and Restated LLC Agreement (as defined below) by Genesis Solar Funding, LLC, a Delaware limited liability company (“XPLR Member”) in its capacity as the Managing Member (as defined below), and shall be binding upon each of (i) KKR Genesis TL Borrower LLC, a Delaware limited liability company, in its capacities as a Class B Member and as the Class B Member Representative hereunder (the “Initial Investor”), (ii) XPLR Member, (iii) each other Person that may be admitted as a Member pursuant to the terms of this Agreement, and (iv) XPLR Infrastructure, LP, a Delaware limited partnership formerly known as NextEra Energy Partners, LP (“XPLR”), solely to the extent of its obligations pursuant to Section 7.02, Section 7.03, Section 7.04, and Section 7.05.
RECITALS
The Company was previously formed under the Act (as defined below), and, in connection therewith, a Certificate of Formation of the Company (the “Delaware Certificate”) was filed in the Office of the Secretary of State of Delaware by XPLR Member, as the sole initial member of the Company, and, immediately prior to the Effective Date (as defined below), the Company’s business and affairs were governed by the Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of April 1, 2020 (the “Company LLC Agreement”).
Pursuant to the Membership Interest Purchase Agreement, dated as of November 2, 2020 (the “Purchase Agreement”), among Initial Investor, XPLR Member, XPLR, and the Company, prior to the Initial Closing (as defined below) of the Purchase Agreement, (a) effective as of the Effective Date, (i) the Company LLC Agreement was amended and restated on the terms set forth in the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 18, 2020 (the “Third Amended and Restated LLC Agreement”); and (ii) all of the limited liability company interests of the Company outstanding under the Company LLC Agreement were cancelled and the Company issued and sold to XPLR Member such number of Class A Units as is set forth opposite the name of XPLR Member in Section I of Exhibit A hereto (such number representing 100% of the Class A Units outstanding at such time) and such number of Class B Units as is set forth opposite the name of XPLR Member in Section I of Exhibit A hereto in exchange for XPLR Member’s contribution to the Company of the Initial Acquired Assets and the Contributed Assets (each, as defined below); and (b) following such issuance and sale of such Class A Units and Class B Units to XPLR Member, at the Initial Closing, (i) the Company issued and sold to Initial Investor such number of Class B Units as is set forth opposite the name of Initial Investor in Section II of Exhibit A hereto (such number of Class B Units, together with the number of Class B Units set forth opposite the name of XPLR Member in Section I of Exhibit A hereto, representing 100% of the Class B Units outstanding at such time), in

953303.07-WILSR01A - MSW

exchange for payment of the Initial Aggregate Class B Purchase Price (as defined below) by Initial Investor to the Company; and (ii) immediately upon such acquisition of Class B Units at the Initial Closing, Initial Investor was admitted as a Class B Member of the Company.
On May 16, 2021, the Managing Member and the Class B Member Representative (on behalf of all Class B Members) entered into Amendment No. 1 to the Third Amended and Restated LLC Agreement (“Amendment No. 1”).
On January 27, 2025, the Managing Member and the Class B Member Representative (on behalf of all Class B Members) entered into Amendment No. 2 to the Third Amended and Restated LLC Agreement (“Amendment No. 2”).
Pursuant to Section 13.04 of the Third Amended and Restated LLC Agreement, the Managing Member wishes to amend and restate the Third Amended and Restated LLC Agreement to (a) integrate the terms and provisions of Amendment No. 1 and Amendment No. 2 and (b) reflect (i) the change, effective as of January 23, 2025, of the name of NextEra Energy Partners, LP to “XPLR Infrastructure, LP” and (ii) certain related matters, all on the terms set forth herein.
In connection with the foregoing, the Managing Member wishes to amend and restate the Third Amended and Restated LLC Agreement, effective as of the Amendment and Restatement Date, as set forth herein.
NOW, THEREFORE, pursuant to and in accordance with Section 13.04 of the Third Amended and Restated LLC Agreement, the Third Amended and Restated LLC Agreement is hereby amended as follows:
ARTICLE 1
DEFINITIONS
1.01    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:
10% Condition has the meaning assigned that term in Section 5.01(b).
40% Condition has the meaning assigned that term in Section 5.01(c).
75% Period has the meaning assigned that term in Section 5.04(a)(i).
Acquired Assets means (a) as of the Effective Date, the Initial Acquired Assets, and (b) from and after the consummation of the Wilmot Acquisition (subject to any Wilmot Holdback Event or Wilmot Return), the Wilmot Interest.
Acquisition has the meaning assigned that term in Section 6.03(h).
Acquisition Date means, with respect to any Class B Units, (a) the Effective Date (with respect to any Class B Units held by any XPLR Class B Parties (other than the Initial Aggregate Class B Purchased Units or Additional Aggregate Class B Purchased Units, if any));

953303.07-WILSR01A - MSW

(b) the Initial Closing Date (with respect to the Initial Aggregate Class B Purchased Units, regardless of whether any such Class B Units are subsequently Disposed of); or (c) the Additional Closing Date (with respect to the Additional Aggregate Class B Purchased Units, if any, regardless of whether any such Class B Units are subsequently Disposed of).
Act means the Delaware Limited Liability Company Act, as amended from time to time, and any successor statute.
Additional Aggregate Class B Purchase Price has the meaning assigned that term in the Purchase Agreement.
Additional Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Additional Class B Purchaser has the meaning assigned that term in the Purchase Agreement.
Additional Closing has the meaning assigned that term in the Purchase Agreement.
Additional Closing Date has the meaning assigned that term in the Purchase Agreement.
Additional Closing Distribution has the meaning assigned that term in Section 4.03(c).
Affiliate means, with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member’s Parent, if any; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member’s Parent, if any; provided that, with respect to any Member, an Affiliate shall include (y) a limited partnership or a Person Controlled by a limited partnership if the general partner of such limited partnership is Controlled by such Member’s Parent, if any, or (z) a limited liability company or a Person Controlled by a limited liability company if the managing member of the limited liability company is Controlled by such Member’s Parent, if any; provided, further, that, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be an Affiliate of any Member or any of its Affiliates (other than the Company and its Subsidiaries), nor shall any Member or any of its Affiliates be deemed to be an Affiliate of any other Member or its Affiliates, solely by virtue of their respective ownership interests in or Control of the Company or any of its Subsidiaries. For the avoidance of doubt, as of the Effective Date, Pine Brooke Holdings and its Subsidiaries are Affiliates of the Company.
Affiliate Transaction means, any contract, agreement, or transaction (including any amendment, restatement, renewal, extension, modification, or termination of any existing contract, agreement, or transaction) between the Company or a Controlled Subsidiary, on the one hand, and XPLR Member, an Affiliate of XPLR Member (other than the Company or any Subsidiary of the Company), or their respective employees or officers, on the other hand, including, for the avoidance of doubt, the Asset Purchase Agreement and each Material Project Agreement in effect between the Company or a Controlled Subsidiary, on the one hand, and XPLR Member or an

953303.07-WILSR01A - MSW

Affiliate of XPLR Member (other than the Company or any Subsidiary of the Company), on the other hand.
Affiliated Fund means, with respect to any specified Person, any Fund that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person.
Affiliated Investment Vehicle means, with respect to any specified Person, any investment vehicle, entity, or managed account that is advised by the same investment advisor as such Person or an Affiliate of such Person.
Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Agreement has the meaning assigned that term in the preamble.
Alternative Method has the meaning assigned that term in Section 8.03(d).
Amendment and Restatement Date has the meaning assigned that term in the preamble.
Amendment No. 1 has the meaning assigned that term in the recitals.
Amendment No. 2 has the meaning assigned that term in the recitals.
Anti-Corruption Law means the FCPA or any other applicable Law related to bribery or corruption.
APA Post-Closing Adjustment Payment means any Post-Closing Working Capital Adjustment Payment, Pine Brooke Tax Equity Financing Adjustment Payment, Wilmot Tax Equity Financing Adjustment Payment, or Post-Closing Wilmot Adjustment Payment (as each such term is defined in the Asset Purchase Agreement).
Asset Purchase Agreement means the Amended and Restated Purchase and Sale Agreement, dated as of February 22, 2016, by and between US SellCo, LLC (formerly known as NEP US SellCo, LLC) and XPLR Infrastructure Acquisitions, LLC (formerly known as NextEra Energy Partners Acquisitions, LLC), as amended from time to time, including by that certain Amendment to the Amended and Restated Purchase and Sale Agreement (2020 Projects), dated as of November 2, 2020.
Assets means the Acquired Assets and the Contributed Assets, as set forth in Schedule 2 hereto.
Assignee means any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided that an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 7.01(b). The Assignee of a dissolved Member is the shareholder, partner, member, or other equity owner or owners of the dissolved Member to whom such Member’s Membership Interest is assigned by the Person conducting the

953303.07-WILSR01A - MSW

liquidation or winding-up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member’s Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.
Available Cash means, with respect to any calendar month ending prior to the dissolution or liquidation of the Company, and without duplication:
(a)    the sum of all cash and all Cash Equivalents generated by the Company and its Controlled Subsidiaries and on hand at the end of such month, together with all cash and all Cash Equivalents that is received by the Company during such month pursuant to distributions of cash and Cash Equivalents from Pine Brooke Holdings and any other Non-Controlled Entity, less
(b)    the amount of any cash reserves that is necessary or appropriate in the reasonable discretion and good faith of the Managing Member (i) to provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for future maintenance and capital expenditures and for anticipated expenses, liabilities, working capital, and future credit needs of the Company and its Subsidiaries) subsequent to such month, (ii) to provide for the payment of all scheduled payments of interest and principal in respect of outstanding loans made to the Company or any of its Subsidiaries, whether pursuant to Section 4.05 or otherwise subject to Section 6.03(d), (iii) to comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject, (iv) to provide for any payments owed by the Company and its Subsidiaries under any Organizational Documents of Tax Equity Entities or Material Project Agreements or other agreements to which the Company or any of its Subsidiaries is a party, and (v) to pay any Taxes (including interest and penalties thereon) imposed on the Company.
Notwithstanding the foregoing, “Available Cash” (y) shall not include (1) any cash or Cash Equivalents from (aa) Capital Contributions made by Members, (bb) equity issuances by any Subsidiaries of the Company (including Golden Plains Tax Equity Proceeds), other than cash or Cash Equivalents from Deferred Contributions made by Tax Equity Investors (which shall be Available Cash), or (cc) equity issuances by any Non-Controlled Entities, (2) any cash or Cash Equivalents held by the Company’s Subsidiaries and Non-Controlled Entities to the extent that contractual or legal restrictions prohibit the distribution of such cash or Cash Equivalents to the Company, (3) any cash or Cash Equivalents from borrowing, refinancings, or refundings of Indebtedness of the Company or any of its Subsidiaries or Non-Controlled Entities, (4) any APA Post-Closing Adjustment Payment, whether received by XPLR Member, the Company, or otherwise, (5) any Golden Plains Tax Equity Proceeds, Post-Closing Wilmot Adjustment Payment (as such term is defined in the Asset Purchase Agreement), Wilmot Return Payment (as such term is defined in the Asset Purchase Agreement), Golden Plains Tax Credit Insurance Proceeds, or State Tax Credit Payments, (6) the Initial Aggregate Class B Purchase Price and the Additional Aggregate Class B Purchase Price, if any, paid to the Company by Initial Investor pursuant to the Purchase Agreement and Section 4.03(b) and Section 4.03(c), respectively, (7) any cash or Cash

953303.07-WILSR01A - MSW

Equivalents received by the Company or any of the Company’s Subsidiaries or Affiliates in respect of any Subcontractor Delay Liquidated Damages or Network Upgrades (which amounts in this clause (7) shall be payable solely to XPLR Member in accordance with Section 5.07), or (8) any Build-Out Payments, Pre-Effective Date Excess Insurance Proceeds, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recovery, Pine Brooke Holdings Liquidation Proceeds, or Non-Controlled Entity Liquidation Proceeds; and (z) with respect to the month in which a liquidation or dissolution of the Company occurs and any subsequent month shall be deemed to equal zero.
Bankruptcy or Bankrupt means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and one hundred twenty (120) days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and ninety (90) days have expired without the appointment’s having been vacated or stayed, or ninety (90) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
Bankruptcy Recovery means (a) any proceeds received by the Company or its Controlled Subsidiaries in settlement of any claim (including any counterclaim), action, suit, or other proceeding in connection with any Bankruptcy of any other Person (including any Subsidiary of the Company) and (b) any distributions received by the Company in respect of the Company’s direct or indirect interest in (i) Pine Brooke Holdings attributable to any proceeds received by Pine Brooke Holdings or its Subsidiaries or (ii) any other Non-Controlled Entity in settlement of any claim (including any counterclaim), action, suit, or other proceeding in connection with any Bankruptcy of any other Person; provided that all distributions of Bankruptcy Recoveries in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of the amount distributed by such Tax Equity Entity pursuant to the Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
Blocker means any Person (or successor thereto) set forth on Schedule 3 for so long as such Person directly or indirectly owns Class B Units.
Blocker Interests has the meaning assigned that term in Section 7.02(n).
Blocker Parent means the Person that directly owns, beneficially and of record, all of the issued and outstanding equity interests of a Blocker.

953303.07-WILSR01A - MSW

Blocker Purchase Agreement means that certain Blocker Purchase Agreement, dated as of the Initial Closing Date, by and among the Company, XPLR Member, XPLR, the Initial Investor, KKR Genesis TL Parent LLC, KKR Genesis Holdco LLC, KKR Neon Holdco L.P., each Blocker signatory thereto, and the Term Loan Agent (as defined in the Credit Agreement), as may be amended, restated, or otherwise modified from time to time in accordance with the terms thereof.
Book Value means, with respect to any Company asset, the adjusted Tax basis of such asset for United States federal income Tax purposes, except as follows:
(a)    The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset;
(b)    The Book Value of all assets of the Company will be adjusted to equal their respective gross fair market values immediately prior to (i) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest; (iii) the liquidation of the Company; and (iv) at any other time at which revaluations of property are permitted to be made under Treasury Regulation Section 1.704-1(b)(2)(iv); provided that adjustments pursuant to clauses (i) through (iv) of this clause (b) shall be made only if the Managing Member determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;
(c)    The Book Value of any asset distributed to any Member will be the gross fair market value of such asset on the date of distribution (taking Section 7701(g) of the Code into account);
(d)    The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (c) of the definition of Net Profit and Net Loss; provided, however, that the Book Value will not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)    Whenever the fair market value of a Company asset is required to be determined pursuant to this definition, the Managing Member shall determine such fair market value in its reasonable discretion; provided that, the fair market value of the Contributed Assets and Initial Acquired Assets upon their contribution or deemed contribution to the Company by XPLR Member as of the Effective Date shall be $1,766,226,491.61, as such amount may be adjusted upward or downward (i) with respect to the Acquired Assets, to reflect the amount of Estimated Working Capital (as such term is defined and used in the Asset Purchase Agreement) used to determine the Closing Purchase Price (as that term is defined in the Purchase Agreement) and (ii) with respect to

953303.07-WILSR01A - MSW

the Contributed Assets, to reflect the amount of Estimated Working Capital (as such term is defined and used in the Contribution Agreement) used to determine the Final Contribution Amount (as that term is defined in the Purchase Agreement).
Build-Out Payment means (a) any Build-Out Payment (as defined in the Build-Out Agreement (Contributed Assets), dated as of December 18, 2020, by and between the Operating Partnership and the Company (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof)); (b) any distributions received by the Company in respect of the Company’s direct or indirect interest in Pine Brooke Holdings, to the extent attributable to any Build-Out Payment (as defined in the Build-Out Agreement (Pine Brooke), dated as of December 18, 2020, by and between NEER and Pine Brooke Holdings (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof)); and (c) any Build-Out Payment (as defined in the Build-Out Agreement (Wilmot) to be entered into by and between NEER and NextEra Energy Partners Acquisitions, LLC (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof)).
Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.
Call Option has the meaning assigned that term in Section 7.02(a).
Call Option Cash Consideration means the portion of the Call Option Purchase Price that XPLR Member has elected to pay with cash pursuant to Section 7.02(e).
Call Option Cash Shortfall has the meaning assigned that term in Section 7.02(h).
Call Option Closing has the meaning assigned that term in Section 7.02(b).
Call Option Closing Date has the meaning assigned that term in Section 7.02(b).
Call Option Notice has the meaning assigned that term in Section 7.02(b).
Call Option Purchase Price has the meaning assigned that term in Section 7.02(a).
Capital Account means the account maintained by the Company for each Member in accordance with Section 4.08.
Capital Call has the meaning assigned that term in Section 4.04(a).
Capital Contribution means, with respect to any Member, the amount of money and the Book Value of any property (other than money) (reduced by the amount of any liabilities that are secured by such property) contributed, or deemed to be contributed, to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member with respect to any Class A Units or Class B Units acquired by such Member shall include the Capital Contribution of such Member’s predecessors in interest with respect to such Class A Units and Class B Units, and, for the avoidance of doubt, (i) as of immediately following the Initial Closing under the Purchase Agreement, the Capital Contribution of the Initial Investor shall be equal to the Initial Aggregate Class B Purchase Price and (ii) at the Additional Closing, if any, the Initial

953303.07-WILSR01A - MSW

Investor shall be deemed to have made a Capital Contribution in an amount equal to the Additional Aggregate Class B Purchase Price.
Cash Equivalents means, as of any date, with respect to any Person, all demand deposits or similar accounts with deposits available for withdrawal upon prior notice of less than ten (10) days, all marketable debt securities, short-term instruments, United States treasury bills and other evidence of indebtedness issued or guaranteed by the United States, in each case, with maturity of ten (10) days or less as of such date.
Cash Flows has the meaning assigned that term in Section 9.02(b)(ii).
Change of Control means:
(a)    with respect to XPLR, any of the following events:
(i)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the voting equity of XPLR, the General Partner or the XPLR General Partner Interest (as measured by voting power rather than the number of shares or other equity units or interests) by a Person or group that is not an Affiliate of NextEra Energy, Inc. as of the Purchase Agreement Date if such acquisition gives such Person or group the right to elect half or more of the members of the Board of Directors of XPLR or the General Partner, respectively;
(ii)    any Disposition, in one or a series of related transactions, of the equity interests of the OpCo General Partner or the OpCo General Partner Interest, the result of which is that (A) XPLR ceases to own directly or indirectly more than fifty percent (50%) of the voting power of the OpCo General Partner or (B) the OpCo General Partner ceases to hold the OpCo General Partner Interest;
(iii)    any Disposition, in one or a series of related transactions, the result of which is that NextEra Energy, Inc. ceases to own directly or indirectly more than fifteen percent (15%) of the voting equity of XPLR (including the Special Voting Units, as that term is used in the XPLR Limited Partnership Agreement); provided, however, that the foregoing shall not be deemed to constitute a Change of Control for so long as NextEra Energy, Inc. continues to own, directly or indirectly, fifty percent (50%) or more of the voting power of the General Partner or the XPLR General Partner Interest or has the right to designate a majority of the nominees to XPLR’s board of directors or comparable governing body;
(iv)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of XPLR and its Subsidiaries, taken as a whole;
(v)    the XPLR Common Units are no longer listed or admitted to trading on a National Securities Exchange;
(vi)    any transaction pursuant to which NextEra Energy, Inc. or any of its Affiliates (other than XPLR or any of its Subsidiaries) would acquire (A) all of the issued and outstanding XPLR Common Units or (B) all or substantially all of the

953303.07-WILSR01A - MSW

assets of XPLR and its Subsidiaries, in each case, by way of merger, consolidation, or otherwise;
(vii)    the removal of the General Partner as general partner of XPLR by the limited partners of XPLR, unless the successor General Partner is an Affiliate of NextEra Energy, Inc.; or
(viii)    the acquisition, directly or indirectly (including by merger), of fifty percent (50%) or more of the Class A Units by a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) that is not an Affiliate of NextEra Energy, Inc. as of the Purchase Agreement Date.
For the avoidance of doubt, the conversion of XPLR into a corporation under the Laws of any state (including by way of merger with and into a wholly owned Subsidiary or other entity treated as a corporation for U.S. federal income Tax purposes) shall not constitute a “Change of Control” of XPLR.
(b)    with respect to any Class B Member, any of the following:
(i)    a transaction or series of transactions that results in such Class B Member’s no longer being an Affiliate of, or being managed by an Affiliate of, Investor Fund;
(ii)    any Disposition, in one or a series of related transactions, of more than fifty percent (50%) of the equity interests in such Class B Member to a Person that is not an Affiliate of Investor Fund;
(iii)    any Disposition, in one or a series of related transactions, of all or substantially all of the assets of such Class B Member to a Person that is not an Affiliate of Investor Fund; or
(iv)    any foreclosure by any pledgee under a Class B Permitted Loan Financing (or any other financing or agreement of Indebtedness) of any Class B Units.
For the avoidance of doubt, the Disposition of any direct or indirect equity interests of Investor Fund or of all or substantially all of the assets of Investor Fund, in each case, shall not constitute a “Change of Control” of any Class B Member.
Change of Control Cash Shortfall has the meaning assigned that term in Section 7.03(d).
Change of Control Closing has the meaning assigned that term in Section 7.03(b).
Change of Control Closing Date has the meaning assigned that term in Section 7.03(b).
Change of Control Notice has the meaning assigned that term in Section 7.03(b).

953303.07-WILSR01A - MSW

Change of Control Purchase Price has the meaning assigned that term in Section 7.03(a).
Claim means any and all judgments, claims, actions, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, arbitrations, inquiries, notices of violation, litigations, citations, summons or subpoenas of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity, and any losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages (whether actual, consequential, or punitive), including interest, penalties, reasonable attorney’s fees, disbursements, and costs of investigations, deficiencies, levies, duties, imposts, remediation and cleanup costs, and natural resources damages.
Class A Member means a Person admitted to the Company as a Member holding Class A Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Amendment and Restatement Date, XPLR Member is the sole Class A Member.
Class A Percentage Interest means, as of any date, the percentage determined by dividing the number of Class A Units then held by a holder of Class A Units by the total number of Class A Units then outstanding.
Class A Permitted Loan Financing means any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class A Unit Split has the meaning assigned to that term in Section 3.01(a).
Class A Units has the meaning assigned that term in Section 4.01.
Class A/Class B Unit Split Effective Time has the meaning assigned to that term in Section 3.01(a).
Class B COC Cash Shortfall has the meaning assigned that term in Section 7.04(e).
Class B COC Closing has the meaning assigned that term in Section 7.04(b).
Class B COC Closing Date has the meaning assigned that term in Section 7.04(b).
Class B COC Notice has the meaning assigned that term in Section 7.04(b).
Class B COC Option has the meaning assigned that term in Section 7.04(a).
Class B COC Purchase Price has the meaning assigned that term in Section 7.04(a).

953303.07-WILSR01A - MSW

Class B Member means a Person admitted to the Company as a Member holding Class B Units from time to time, in its capacity as such and not in its capacity as a holder of any other class or group of Membership Interest. As of the Effective Date and until consummation of the Additional Closing, XPLR Member was admitted as a Class B Member, and, immediately upon the consummation of the Initial Closing under the Purchase Agreement, Initial Investor was admitted as a Class B Member.
Class B Member Approval means (a) for so long as the Initial Investor owns any Class B Units, the prior written approval of the Initial Investor, on behalf of Investor, and (b) if Investor no longer owns any Class B Units, the prior written approval of the Class B Member Representative, acting on behalf of Class B Members holding a majority of the outstanding Class B Units (excluding Class B Units owned by XPLR Member and its Affiliates).
Class B Member Representative means, as of the Effective Date, the Initial Investor, and thereafter, as of any date of determination, the Class B Member Representative shall be such of Investor’s Permitted Assignees designated as successor Class B Member Representative in accordance with Section 13.08; provided, however, that a Person may be permitted to serve as Class B Member Representative only if, and for so long as, such Person owns Class B Units or is the managing member or general partner that Controls a Class B Member.
Class B Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units then held by a holder of Class B Units by the total number of Class B Units then outstanding.
Class B Permitted Loan Financing means (a) prior to the Flip Date, any credit facility, solely (i) to the extent the lenders permitted thereunder are banks, trust companies, or other financial institutions regulated as commercial banks; provided, however, that, in the event of an Event of Default (as that term is defined in the Credit Agreement or other agreement applicable to such Class B Permitted Loan Financing), the lenders under the Credit Agreement (or other Class B Permitted Loan Financing) shall be permitted to assign such loans without any restrictions under this Agreement; and (ii) entered into in order to finance the acquisition of Class B Units (including for avoidance of doubt, the Credit Agreement), or any refinancing thereof; and (b) on or after the Flip Date, any debt financing, including debt securities or loans pursuant to indentures, debt facilities or commercial paper facilities, the issuance of notes, revolving credit loans, term loans, letters of credit, or similar instruments, as such debt financing in this clause (b) may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced, or refunded in whole or in part from time to time.
Class B Purchase Price Return Offset has the meaning assigned that term in Section 5.08(a).
Class B Reallocation Cap has the meaning assigned that term in Section 5.01(d).
Class B Reallocation Portion has the meaning assigned that term in Section 5.01(d).
Class B Unit Split has the meaning assigned to that term in Section 3.01(a).

953303.07-WILSR01A - MSW

Class B Units has the meaning assigned that term in Section 4.01.
COC Member has the meaning assigned that term in Section 7.04(a).
Code means the Internal Revenue Code of 1986, as amended.
Commission means the United States Securities and Exchange Commission.
Company has the meaning assigned that term in the preamble.
Company Level Taxes has the meaning assigned that term in Section 8.03(e).
Company LLC Agreement has the meaning assigned that term in the recitals.
Confidential Information means information and data (including all copies thereof), whether oral, written, or electronic, that constitutes proprietary or confidential information about the Company, the Members, or their respective Affiliates, including the terms of this Agreement, the Pine Brooke Company LLC Agreement, and the Organizational Documents of Golden Plains Company and any other Tax Equity Entity and any Non-Controlled Entities, financial statements, Tax reports, valuations, analyses of potential or actual investments, reports or other materials, and other documents and information concerning the affairs of the Company and the Members. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that:
(a)    is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement;
(b)    is made available to a Member or its Affiliate from a source that, to such Member’s or its Affiliate’s knowledge, is not prohibited from disclosing such information to such Member or its Affiliates by a legal, contractual, or fiduciary obligation;
(c)    as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of this Agreement and not subject to a separate confidentiality restriction or other legal, contractual, or fiduciary obligation; provided that, for the avoidance of doubt, all information disclosed to any Member or its Affiliates (or any of their respective Agents) prior to the Effective Date that constitutes “Confidential Information” as defined in, and pursuant to the terms of, the Confidentiality Agreement shall, from and after the Effective Date, constitute Confidential Information for all purposes of this Agreement, and this Agreement shall be deemed to replace the Confidentiality Agreement in its entirety from and after the Initial Closing; or
(d)    has been independently acquired or developed by or on behalf of a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement.
Confidentiality Agreement means that certain Confidentiality Agreement, dated as of October 24, 2019, by and among NEER, XPLR, and Kohlberg Kravis Roberts & Co. L.P., as

953303.07-WILSR01A - MSW

amended by that certain letter agreement among the parties thereto, dated as of June 11, 2020, as the same may be further amended, supplemented or modified.
Contractual Obligations has the meaning assigned that term in Section 6.03.
Contributed Assets means those assets identified in Section II of Schedule 2 hereto as “Contributed Assets.”
Contribution Agreement means the Contribution Agreement entered into by and between NextEra Energy Operating Partners, LP, XPLR Member, and the Company, providing for the contribution of the Contributed Assets on the Effective Date and within three (3) Business Days immediately preceding the Initial Closing Date.
Control, Controls, or Controlled means the possession, directly or indirectly, through one or more intermediaries, of the following:
(a)    (i) in the case of a corporation, fifty percent (50%) or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, general partnership or joint venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, fifty percent (50%) or more of the beneficial interest therein; (iv) in the case of a limited partnership (A) the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions), (B) where the general partner of such limited partnership is a corporation, ownership of fifty percent (50%) or more of the outstanding voting securities of such corporate general partner, (C) where the general partner of such limited partnership is a partnership, limited liability company or other entity (other than a corporation or limited partnership), the right to fifty percent (50%) or more of the distributions (including liquidating distributions) from such general partner entity, and (D) where the general partner of such limited partnership is a limited partnership, Control of the general partner of such general partner in the manner described under subclause (B) or (C) of this clause (iv), in each case, notwithstanding that such Person with respect to which Control is being determined does not possess, directly or indirectly through one or more Subsidiaries, the right to receive at least fifty percent (50%) of the distributions from such limited partnership, or (v) in the case of any other entity, fifty percent (50%) or more of the economic or beneficial interest therein; or
(b)    in the case of any entity, the power or authority, through ownership of voting securities, by contract, or otherwise, to exercise predominant control over the management of such entity.
Controlled Subsidiary any Subsidiary of the Company that is Controlled by the Company. For the avoidance of doubt, as of the Effective Date, neither Pine Brooke Holdings nor any of its Subsidiaries was a Controlled Subsidiary.
Covered Audit Adjustment has the meaning assigned that term in Section 8.03(d).
Covered Person has the meaning assigned that term in Section 6.08(a).

953303.07-WILSR01A - MSW

Credit Agreement has the meaning assigned that term in the Purchase Agreement.
Credit Agreement MAE has the meaning assigned the term “Material Adverse Effect” in the Credit Agreement.
Credit Agreement Payment in Full means, with respect to the Credit Agreement, Payment in Full, as defined in the Credit Agreement in effect on the Effective Date in respect of such Class B Permitted Loan Financing.
Decision Standard has the meaning assigned that term in Section 6.03.
Deferred Contributions means quarterly capital contributions made by Tax Equity Investors that are related solely to production Tax credits under Section 45 of the Code that are generated by a Subsidiary of the Company.
Deficit Class B Purchase Price Offset has the meaning assigned that term in Section 5.08(b).
Delaware Certificate has the meaning assigned that term in the recitals.
Delaware Courts has the meaning assigned that term in Section 11.03.
Desert Center Blythe means NextEra Desert Center Blythe, LLC, a Delaware limited liability company.
Dispose, Disposing, or Disposition means, with respect to any asset (including a Membership Interest or any portion thereof or any derivative or similar arrangement whereby a portion or all of the economic interests in, or risk of loss or opportunity for gain with respect to, such Membership Interest is transferred or shifted to another Person), a sale, assignment, lease, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary, or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession, or otherwise; (b) in the case of an asset owned by an entity, (i) a merger, division, or consolidation of such entity (other than a merger in which such entity is the survivor thereof) or (ii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up, or termination of such entity (unless, in the case of dissolution, such entity’s business is continued without the commencement of liquidation or winding-up); and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance itself.
Disposing Member means any Member that proposes to consummate a Disposition, including any proposed Disposition subject to Section 7.01(c), of all or any portion of its Membership Interest (whether or not the proposed Disposition is to another Member).
Disposition Notice has the meaning assigned that term in Section 7.01(a).
Dispute has the meaning assigned that term in Section 11.01.

953303.07-WILSR01A - MSW

Disputing Member has the meaning assigned that term in Section 11.01.
Dissolution Event has the meaning assigned that term in Section 12.01.
Distribution Adjustment Date means (a) any Distribution Date that occurs during the First Distribution Adjustment Period on which the 10% Condition is not satisfied, (b) any Distribution Date that occurs during the Second Distribution Adjustment Period on which the 40% Condition is not satisfied, (c) any Distribution Date that occurs during the First FDE Distribution Adjustment Period if the First FDE Condition is not satisfied as of December 18, 2031, (d) any Distribution Date that occurs during the Second FDE Distribution Adjustment Period if the Second FDE Condition is not satisfied as of December 18, 2032, (e) any Distribution Date that occurs during the Third FDE Distribution Adjustment Period if the Third FDE Condition is not satisfied as of December 18, 2033, or (f) the Flip Date (it being understood that in order to determine whether any Distribution Date is a Distribution Adjustment Date, the determination of the aggregate number of Class B Units that XPLR Member shall have purchased (pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option) shall be measured separately for each Distribution Date).
Distribution Adjustment Period means, with respect to any Fiscal Year that includes a Distribution Adjustment Date, any period during such Fiscal Year throughout which the percentage of distributions of Available Cash to which the Class A Units are entitled as a class under Section 5.01(a) does not change.
Distribution Date has the meaning assigned that term in Section 5.01.
Economic Risk of Loss has the meaning assigned that term in Treasury Regulation Section 1.752-2(a).
Effective Date means December 18, 2020, the effective date of the Third Amended and Restated LLC Agreement.
Effective Date Capital Contribution has the meaning assigned that term in Section 4.03(a).
Election Out has the meaning assigned that term in Section 8.03(c).
Emergency means (a) a sudden, unexpected event that requires prompt action by the Company to avoid, prevent, or mitigate (i) imminent harm to Persons or property, including injury, illness, or death of any individual or damage to the properties or assets of the Company or its Controlled Subsidiaries or any Non-Controlled Entities, any other Person, natural resources (including wildlife), or the environment; (ii) any damage or disrepair to any property or assets of the Company or its Controlled Subsidiaries or any Non-Controlled Entities (including repairs or replacements thereof); or (iii) any material violation of applicable Law; or (b) an action required to prevent an imminent material default by the Company or any of its Subsidiaries or any Non-Controlled Entities, or to cure a material default, on any Material Project Agreement or Material Contract to which the Company or any of its Subsidiaries or any Non-Controlled Entities is a party (other than a default under an Affiliate Transaction, but only to the extent relating to obligations other than the payment of money).

953303.07-WILSR01A - MSW

Emergency Loan has the meaning assigned that term in Section 4.05(a).
Encumber, Encumbering, or Encumbrance means the creation of a security interest, lien, pledge, mortgage, or other encumbrance, whether such encumbrance be voluntary, involuntary, or by operation of Law.
Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Excluded Party means (a) the Persons listed on Schedule 1 hereto, and (b) any Sanctioned Person.
FCPA means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
FDE Demand Notice has the meaning assigned that term in Section 9.07(b).
FERC means the Federal Energy Regulatory Commission or any successor Governmental Authority.
First Distribution Adjustment Period means the period commencing on June 18, 2026, and continuing through December 17, 2027.
First FDE Condition has the meaning assigned that term in Section 5.01(e)(ii).
First FDE Distribution Adjustment Period means the period commencing on December 18, 2031, and continuing through December 17, 2032.
Fiscal Year means any twelve (12) month period commencing on January 1 and ending on December 31.
Flip Date means December 18, 2030; provided, however, that, if (i) XPLR Member shall have elected (in its sole and absolute discretion) to make the Flip Date Election pursuant to the initial paragraph of Section 5.01(e) and (ii) on or prior to December 18, 2030, each of the Initial Flip Conditions shall have been satisfied, then the Flip Date shall, automatically and without further action by any Person, be extended to and shall thereafter mean December 18, 2031; provided, further, that if, on or prior to December 18, 2031, the First FDE Condition shall have been satisfied, then the Flip Date shall, automatically and without further action by any Person, be extended to and shall thereafter mean December 18, 2032; provided, further, that if, on or prior to December 18, 2032, the Second FDE Condition shall have been satisfied, then the Flip Date shall, automatically and without further action by any Person, be extended to and shall thereafter mean December 18, 2033; provided, further, that if, on or prior to December 18, 2033, the Third FDE Condition shall have been satisfied, then the Flip Date shall, automatically and without further action by any Person, be extended to and shall thereafter mean December 18, 2034.
Flip Date Election has the meaning assigned that term in Section 5.01(e).

953303.07-WILSR01A - MSW

Flip Date Fiscal Year means the Fiscal Year in which the Flip Date occurs.
Fully Diluted Basis means, as of any date, the aggregate number of XPLR Common Units that would be outstanding, as of such date, if all outstanding Non-Voting XPLR Common Units, Series A Preferred Units (as that term is defined in the XPLR Limited Partnership Agreement), options, warrants, and convertible securities were exercised for or converted into XPLR Common Units, regardless of whether such Non-Voting XPLR Common Units, Series A Preferred Units, options, warrants, and convertible securities are then convertible or exercisable by their terms or otherwise.
Fund means a private equity, infrastructure, or other investment fund entity.
GAAP means generally accepted accounting principles in the United States of America, consistently applied; provided that, for any financial statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
General Partner means XPLR Infrastructure Partners GP, Inc., a Delaware corporation, and its successors and permitted assigns that are admitted to XPLR as the general partner thereof, in their capacity as general partner of XPLR.
Golden Plains Company means Golden Plains, LLC, a Delaware limited liability company.
Golden Plains Holdings means Golden Plains Class A Holdings, LLC, a Delaware limited liability company.
Golden Plains Tax Credit Insurance Proceeds means, collectively, all proceeds distributed to Golden Plains Holdings from any insurance policy obtained by the Company or one of its Subsidiaries with respect to a breach of any representations or warranties in the Equity Capital Contribution Agreement, dated as of December 11, 2020, by and among Golden Plains Holdings and Golden Plains Company, on the one hand, and BAL Investment & Advisory, Inc., on the other hand, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
Golden Plains Tax Equity Proceeds means the aggregate amount of capital contributions actually made by Tax Equity Investors to the Golden Plains Company pursuant to any membership interest purchase agreement or other definitive agreement to be entered into with respect to the acquisition of Tax Equity Interests in the Golden Plains Company on the applicable closing date thereof. For the avoidance of doubt, the Golden Plains Tax Equity Proceeds shall include the Actual Wilmot Tax Equity Proceeds (as that term is defined in the Asset Purchase Agreement), but shall not include Deferred Contributions made by Tax Equity Investors.
Governmental Authority (or Governmental) means a federal, state, local or foreign governmental or quasi-governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village, or other municipality; a district, ward, or other subdivision of any of the foregoing; any executive, legislative, or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council, or other administrative body of any of the foregoing; any court

953303.07-WILSR01A - MSW

or other judicial body, or any arbitration body or tribunal; and any officer, official, or other representative of any of the foregoing.
Governmental Authorization means any authorization, approval, order, license, certificate, determination, registration, permit, or consent required of or granted by, or any notice required to be delivered to or filed with, any Governmental Authority, including the FERC, and the expiration of any waiting period required under the HSR Act.
Guaranteed Tax Credit Dispute means any audit, administrative, or judicial process relating to tax credits under Section 45 or Section 48 of the Code allocated by a Tax Equity Entity to any Tax Equity Investor for which (a) the Tax Equity Entity’s recourse against the Company following an adverse determination related to such tax credits is supported by a payment guarantee by an Affiliate of XPLR Member or (b) an Affiliate of XPLR Member agrees in writing to provide an indemnity to the Company with respect to any adverse determination of such audit, administrative, or judicial process, in the amount of any excess of (i) the net present value (using a discount rate of six and seventy-six hundredths percent (6.76%)) of any adjustment to Deferred Contributions or reduction in the pro forma amount of available cash flow projected to be distributed to the Company under the limited liability company agreement of Golden Plains Company in the absence of such adverse determination over (ii) the amount of any settlement payment with respect to such audit, administrative, or judicial process that is approved by Class B Member Approval.
HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
including means including, without limitation.
Indebtedness means any amount payable by a Person as debtor, borrower, issuer, guarantor, or otherwise pursuant to (a) an agreement or instrument involving or evidencing money borrowed, or the advance of credit, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person or its Subsidiaries and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing (in each case, only to the extent undrawn or, in the case of any drawing, not cash collateralized or reimbursed within two (2) Business Days of the date drawn), (b) indebtedness of a third party described in clauses (a), (c), or (d) of this definition that is (i) guaranteed by such Person or its Subsidiaries or (ii) secured by any Encumbrance on assets owned or acquired by, such Person or its Subsidiaries, whether or not the indebtedness secured thereby has been assumed such Person or its Subsidiaries; provided that, in the case of any Indebtedness described in this clause (ii), the amount of such Indebtedness shall be deemed to be the lesser of the outstanding principal amount of such Indebtedness or the fair market of the assets of such Person or its Subsidiaries securing such Indebtedness, (c) purchase-money indebtedness and capital lease obligations classified as such in accordance with GAAP (other than as a result of the adoption or implementation of Accounting Standards Codification No. 842 or any successor provision or amendment or other modification thereto), (d) obligations evidenced by bonds, debentures, notes or other instruments of debt securities, or by warrants or other rights to acquire any debt instruments or debt securities.

953303.07-WILSR01A - MSW

Initial Acquired Assets means those assets specified in Section I.A of Schedule 2 hereto.
Initial Aggregate Class B Purchase Price has the meaning assigned that term in the Purchase Agreement, subject to such adjustments to the amount of the Initial Aggregate Class B Purchase Price prior to the Initial Closing as are set forth in the Purchase Agreement.
Initial Aggregate Class B Purchased Units has the meaning assigned that term in the Purchase Agreement.
Initial Capital Contribution has the meaning assigned that term in Section 4.03(b).
Initial Closing has the meaning assigned that term in the Purchase Agreement.
Initial Closing Date has the meaning assigned that term in the Purchase Agreement.
Initial Closing Distribution Amount means the excess (if any) of the Initial Aggregate Class B Purchase Price over the Wilmot Closing Purchase Price; provided, however, that, if a Wilmot Holdback Event shall have occurred, then the Initial Closing Distribution Amount shall be equal to the Initial Aggregate Class B Purchase Price.
Initial Closing Portfolio Project Model has the meaning assigned that term in the Purchase Agreement.
Initial Flip Conditions means, collectively, (i) the acquisition by XPLR Member (or its nominees), on or prior to December 18, 2026, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, of an aggregate number of Class B Units that is at least ten percent (10%) of the total number of outstanding Class B Units as of immediately following the Additional Closing (after giving effect to the Class B Unit Split); (ii) the acquisition by XPLR Member (or its nominees), on or prior to December 18, 2027, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, of an aggregate number of Class B Units that is at least forty percent (40%) of the total number of outstanding Class B Units as of immediately following the Additional Closing (after giving effect to the Class B Unit Split); and (iii) the acquisition by XPLR Member (or its nominees), on or prior to December 18, 2030, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, of the greater of (A) an aggregate number of Class B Units that is at least sixty-five percent (65%) of the total number of outstanding Class B Units as of immediately following the Additional Closing (after giving effect to the Class B Unit Split) or (B) an aggregate number of Class B Units providing for payment to Class B Members of an aggregate amount of Call Option Purchase Price, Change of Control Purchase Price, and/or Class B COC Purchase Price that is sufficient to satisfy a Credit Agreement Payment in Full.
Initial Investor has the meaning assigned that term in the recitals.
Internal Rate of Return means the annual effective pre-tax discounted rate per Class B Unit computed by taking into account (a) all Cash Flows in respect of such Class B Unit

953303.07-WILSR01A - MSW

and (b) for purposes of Section 7.02, Section 7.03, and Section 7.04, the Call Option Purchase Price, Change of Control Purchase Price, or Class B COC Purchase Price, as applicable, to be received in respect of such Class B Unit, and, in each case, calculated using the “XIRR” function on Microsoft Office Excel 2007 (or the same function in any subsequent version of Microsoft Office Excel).
Investor means, as of the Initial Closing, the Initial Investor, for so long as it owns Class B Units, and, after the Initial Closing, shall collectively include, as of any date, any of the Initial Investor’s Affiliates that hold Class B Units as of such date.
Investor Fund means KKR Diversified Core Infrastructure Fund L.P., a Delaware limited partnership.
IRR Report means the financial model attached as Exhibit B to this Agreement as agreed and accepted by the Members and updated in accordance with Section 9.02 to reflect actual results of the Company.
Issuance Price has the meaning assigned that term in Section 7.02(e).
Law means any federal, state, local, or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, or regulation.
LIBOR has the meaning assigned that term in the Credit Agreement (as that term is defined in the Purchase Agreement).
Liquidity Event has the meaning assigned to the term in Section 7.09(a).
Major Decisions has the meaning assigned that term in Section 6.03.
Managing Member means XPLR Member or any other Person hereafter appointed as a successor Managing Member of the Company as provided in Section 6.01, each in its capacity as such.
Material Contract has the meaning set forth in the Asset Purchase Agreement and in the Contribution Agreement.
Material Project Agreement means any Power Purchase Agreement, engineering procurement and construction contract, development and construction management agreement, equipment supply agreement (including any turbine or module supply agreement), operation and maintenance agreement, administrative services agreement, energy management services agreement, shared or common facilities agreement, interconnection agreement, or build-out agreement to which the Company or any of its Subsidiaries is a party, or any credit support thereunder.
Maximum Amount means, as of any date of determination, the principal amount of the loans borrowed under the Credit Agreement on the Effective Date and the Additional Closing Date, plus additional amounts owed thereunder as of such date pursuant to the terms of the Credit Agreement as in effect on May 16, 2021, minus any repayments of principal of under the Credit

953303.07-WILSR01A - MSW

Agreement through such date; provided, however, that the Maximum Amount on any date of determination shall not exceed seven hundred fifty-five million dollars ($755,000,000.00).
Member means any Person, including XPLR Member and the Initial Investor, executing the Third Amended and Restated LLC Agreement as of the Effective Date as a member or hereafter admitted to the Company as a New Member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.
Member Nonrecourse Debt has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).
Member Nonrecourse Debt Minimum Gain has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).
Member Nonrecourse Deductions has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).
Membership Interest means, with respect to any Member, (a) such Member’s status as a Member; (b) that Member’s right, as a holder of Class A Units or Class B Units, to a portion of the income, gain, loss, deduction, and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including such Member’s rights to vote, consent, and approve matters, as set forth in this Agreement; and (d) all obligations, duties, and liabilities imposed on such Member (under the Act, this Agreement, or otherwise) in its capacity as a Member.
Minimum Gain has the meaning assigned that term in Treasury Regulation Section 1.704 2(d).
National Securities Exchange means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).
NEER means NextEra Energy Resources, LLC, a Delaware limited liability company.
Net Profits and Net Loss means, for each Fiscal Year or other period, including any Distribution Adjustment Period and any Post-Flip Date Distribution Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(a)    any income of the Company that is exempt from federal income Tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation

953303.07-WILSR01A - MSW

Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;
(c)    income, gain, or loss resulting from any Disposition of, distribution to a Member of, or depreciation, amortization, or other cost recovery deductions with respect to, Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted Tax basis of such property differs from its Book Value;
(d) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;
(e) to the extent an adjustment to the adjusted Tax basis of any asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(f) notwithstanding any other provision of this definition of “Net Profits” and “Net Loss,” any item that is specially allocated pursuant to Section 5.04(b) shall not be taken into account in computing Net Profits or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.04(b) shall be determined by applying rules analogous to those set forth in this definition of “Net Profits” and “Net Loss.”
Network Upgrades has the meaning assigned that term in the interconnection agreement relating to the Wilmot Solar Project.
New Member means a Person, other than Investor or XPLR Member, admitted after the Amendment and Restatement Date pursuant to the terms and conditions herein.
Nitrogen Buyout Condition means the acquisition, on or before June 11, 2025 (the “Nitrogen Buyout End Date”), for consideration consisting entirely of cash, of all of the outstanding Nitrogen Class B Units held by the Nitrogen Class B Member(s), whether pursuant to one or more exercises of the Nitrogen Call Option, Nitrogen Change of Control Option, or Nitrogen Class B COC Option, or otherwise on terms mutually agreed upon by XPLR Renewables II and the Nitrogen Class B Members; provided, however, that the Nitrogen Buyout End Date shall be automatically extended if and to the extent the satisfaction of the Nitrogen Buyout Condition, pursuant to one or more exercises of the Nitrogen Call Option, Nitrogen Change of Control Option, Nitrogen Class B COC Option, or other transaction, is delayed or prevented as a result of any delay in obtaining any Required Governmental Authorization (as defined in the Nitrogen LLCA); provided, further, that (i) the Nitrogen Buyout End Date shall not extend beyond the date that is ten (10) Business Days following the date on which such Required

953303.07-WILSR01A - MSW

Governmental Authorization is obtained and (ii) in the event of an issuance of a final and nonappealable order, decree, or ruling by the applicable Governmental Authority withholding such Required Governmental Authorization, then the Nitrogen Buyout Condition shall be deemed not satisfied.
Nitrogen Call Option means the “Call Option” as defined in the Nitrogen LLCA, as exercised pursuant to and in accordance with the Nitrogen LLCA.
Nitrogen Change of Control Option means the “NEP Change of Control Option” as defined in the Nitrogen LLCA, as exercised pursuant to and in accordance with the Nitrogen LLCA.
Nitrogen Class B COC Option means the “Class B COC Option” as defined in the Nitrogen LLCA, as exercised pursuant to and in accordance with the Nitrogen LLCA.
Nitrogen Class B Members means, collectively, the Class B Members (as defined in the Nitrogen LLCA) of XPLR Renewables II, other than XPLR Class B Parties (as defined in the Nitrogen LLCA).
Nitrogen Class B Units has the meaning ascribed to the term “Class B Units” in the Nitrogen LLCA.
Nitrogen LLCA means the Amended and Restated Limited Liability Company Agreement of XPLR Renewables II, LLC, dated as of June 11, 2019, as amended, amended and restated, or otherwise modified from time to time in accordance with the terms thereof.
Non-Controlled Entity means any corporation, limited liability company, or other entity (a) in which the Company owns, directly or indirectly, an equity interest and (b) that is not Controlled by the Company. For the avoidance of doubt, as of the Effective Date, Pine Brooke Holdings and each of its Subsidiaries was a Non-Controlled Entity.
Non-Controlled Entities Liquidation Proceeds means any distributions received by the Company in respect of the Company’s direct or indirect interest in any Non-Controlled Entity attributable to any dissolution, liquidation, or winding up of such Non-Controlled Entity or any of its Subsidiaries.
Nonrecourse Deductions has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).
Non-Voting XPLR Common Units means “Non-Voting Common Units” of XPLR, as that term is used and defined in the XPLR Limited Partnership Agreement, which have the same economic rights as the XPLR Common Units but no voting rights on any matter whatsoever and shall not be listed on any National Securities Exchange.
Northern Colorado I Power Purchase Agreement means that certain Renewable Energy Purchase Agreement by and between Public Service Company of Colorado and Northern Colorado Wind Energy, LLC, dated as of December 22, 2008, as amended on February 26, 2010, and June 17, 2019, and as may be further amended from time to time.

953303.07-WILSR01A - MSW

Northern Colorado I Wind Project means the approximately 151.8 megawatt wind power electric generating facility located in Logan County, Colorado, including any ongoing development and construction with respect thereto.
Notice of Initial Closing has the meaning assigned that term in the Purchase Agreement.
Offer Notice has the meaning assigned that term in Section 7.01(c)(ii).
OpCo General Partner means XPLR Infrastructure Operating Partners GP, LLC, a Delaware limited liability company formerly known as NextEra Energy Operating Partners GP, LLC, and its successors and permitted assigns that are admitted to the Operating Partnership as the general partner thereof, in their capacity as general partner of the Operating Partnership.
OpCo General Partner Interest means the general partner interest of the Operating Partnership held by the OpCo General Partner.
Operating Partnership means XPLR Infrastructure Operating Partners, LP, a Delaware limited partnership formerly known as NextEra Energy Operating Partners, LP.
Option A has the meaning assigned that term in Section 8.03(e).
Option B has the meaning assigned that term in Section 8.03(e).
Organizational Documents means, as applicable, an entity’s agreement of limited partnership, certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws, or other similar organizational documents.
Other Class B Party means, as of any date, any holder of Class B Units on such date other than the XPLR Class B Parties.
Other Class B Party Percentage Interest means, as of any date, the percentage determined by dividing the number of Class B Units held by any individual Other Class B Party on such date by the total number of Class B Units held by all XPLR Class B Parties and all Other Class B Parties as of such date.
Parent means, with respect to any Member, a Person that Controls such Member.
Partnership Representative has the meaning assigned that term in Section 8.03(a).
Permitted Assignee means any assignee of all or any portion of a Member’s Class A Units or Class B Units, the Disposition of which was made in accordance with Section 7.01.
Permitted Lien has the meaning set forth in the Purchase Agreement.
Person has the meaning assigned that term in Section 18-101(12) of the Act and also includes a Governmental Authority and any other entity (including any foreign trust or

953303.07-WILSR01A - MSW

foreign business organization), and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so provides.
Pine Brooke Company means Pine Brooke, LLC, a Delaware limited liability company and Subsidiary of Pine Brooke Holdings.
Pine Brooke Company Class B Membership Interests means the Class B Membership Interests (as defined in the Pine Brooke Company LLC Agreement) of Pine Brooke Company.
Pine Brooke Company LLC Agreement means the Amended and Restated Limited Liability Company Agreement of Pine Brooke Company, dated as of September 24, 2020, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
Pine Brooke Holdings means Pine Brooke Class A Holdings, LLC, a Delaware limited liability company.
Pine Brooke Holdings Class C Units means the Class C Units (as defined in the Pine Brooke Holdings LLC Agreement) of Pine Brooke Holdings.
Pine Brooke Holdings Liquidation Proceeds means any distribution received by the Company on or in respect of the Company’s direct or indirect interest in Pine Brooke Holdings attributable to any dissolution, liquidation, or winding up of Pine Brooke Holdings or any of its Subsidiaries.
Pine Brooke Holdings LLC Agreement means the Second Amended and Restated Limited Liability Company Agreement of Pine Brooke Holdings, dated as of December 18, 2020, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
Pine Brooke MAE has the meaning assigned that term in the Credit Agreement.
Post-Effective Date Excess Insurance Proceeds means (a) the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring on or after the Effective Date that are received by the Company or any of its Controlled Subsidiaries over the costs and expenses incurred by the Company and its Controlled Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds and (b) any distribution received by the Company on or in respect of the Company’s direct or indirect interest in Pine Brooke Holdings or any other Non-Controlled Entity attributable to the excess of any proceeds from insurance received by Pine Brooke Holdings or any of its Subsidiaries (or such other Non-Controlled Entity) over the costs and expenses incurred by Pine Brooke Holdings and its Subsidiaries (or such other Non-Controlled Entity) to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds; provided that all distributions of Post-Effective Date Excess Insurance Proceeds in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of the amount distributed by such Tax Equity Entity pursuant to the

953303.07-WILSR01A - MSW

Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
Post-Flip Aggregate Other Class B Parties Percentage means, with respect to any period, the percentage of Available Cash distributable, in the aggregate, to all of the Other Class B Parties pursuant to Section 5.01(d).
Post-Flip Date Distribution Period means, with respect to (i) any portion of the Flip Date Fiscal Year commencing on the Flip Date and (ii) any Fiscal Year following the Flip Date Fiscal Year, in each case, in which the Post-Flip Aggregate Other Class B Parties Percentage changes during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)), any period during such Fiscal Year (or during such portion of the Fiscal Year, in the case of clause (i)) throughout which the Post-Flip Aggregate Other Class B Parties Percentage does not change.
Power Purchase Agreement means any purchase and sale agreement with respect to the offtake of electricity, capacity, and ancillary services and any contract for differences, in each case, to which any Subsidiary of the Company is a party.
Power Purchaser Buyout Event means, with respect to the Northern Colorado I Wind Project, the exercise by the applicable purchaser (or any successor thereof under the Northern Colorado I Power Purchase Agreement) of its option to purchase the Northern Colorado I Wind Project under Section 20.17 of the Northern Colorado I Power Purchase Agreement.
Pre-Effective Date Excess Insurance Proceeds means the excess of any proceeds from insurance arising out of or relating to events, casualties, or other circumstances that constitute insured losses occurring before the Effective Date that are received by the Company or any of its Controlled Subsidiaries over the costs and expenses incurred by the Company and its Controlled Subsidiaries to remedy, repair, or mitigate the damage or other insured loss that gave rise to the receipt of such insurance proceeds.
Projected Available Cash has the meaning assigned that term in Section 4.05(b).
Proportionate Class B Allocation means, with respect to the Class B Units held by any Member or Assignee as of any date, such number of Class B Units then held by such Member or Assignee consisting, as nearly as possible, of (a) 68.4869% of such Class B Units whose Acquisition Date is the Initial Closing Date and (b) 31.5131% of such Class B Units whose Acquisition Date is the Additional Closing Date.
Purchase Agreement has the meaning assigned that term in the recitals.
Purchase Agreement Date means November 2, 2020.
Qualifying Financing means a financing on commercially reasonable terms (including with respect to the aggregate amount of fees and costs of such financing and any breakage costs or termination fees); provided that, with respect to Investor or its Affiliates, any such financing shall be deemed to be on commercially reasonable terms if (a) the interest rate for such financing does not exceed LIBOR plus three and one half percent (3.5%), (b) such financing

953303.07-WILSR01A - MSW

has a loan-to-value ratio of at least forty percent (40%) (based on the Issuance Price of the XPLR Common Units to be delivered to Investor in connection with the exercise of any Call Option, XPLR Change of Control Option or Class B COC Option); (c) the terms of such financing (when taken together with the aggregate amount of fees and costs of such additional financing and any breakage, termination fees, or other payments that would be due or payable under existing debt facilities in connection with such additional financings) are otherwise substantially similar in all material respects to similar financing arrangements entered into by third-party investors, during the eighteen (18)-month period immediately prior to the date on which such Qualifying Financing is obtained, in connection with the purchase by an Affiliate of XPLR (in exchange for equity securities of XPLR) of such third party investor’s membership interest in an entity jointly owned by XPLR or its Affiliates, on the one hand, and such third-party investor (or its Affiliates), on the other hand, that is similar in nature to the transactions contemplated by this Agreement with respect to the Call Option, XPLR Change of Control Option, and Class B COC Option; and (d) the sources of such financing are nationally reputable financial institutions regulated as commercial banks whose ordinary business consists of providing financing of a nature similar to the financings described in the foregoing clause (c); provided, further, that in no event shall (i) such Qualifying Financing be secured by any Encumbrance on any Class B Units or (ii) the scheduled maturity date for a tranche under such financing be shorter than the second anniversary of the funding date for such tranche.
Quarter means, unless the context requires otherwise, a fiscal quarter of the Company.
Registration Rights Agreement means that certain Registration Rights Agreement, dated as of the December 18, 2020, by and among XPLR, Initial Investor, and the other Class B Members party thereto.
Regulatory Allocations has the meaning assigned that term in Section 5.04(b)(vii).
Related Party means any Person (a) who is considered for federal income Tax purposes to be purchasing electricity generated by a Subsidiary of the Company and who is related to the Company or a Member within the meaning of Section 45(e)(4) of the Code or any successor provision, but excluding any Person that so purchases electricity generated by such Subsidiary to the extent such Person resells the electricity to another Person who is not related to the Company or a Member within the meaning of Section 45(e)(4) of the Code and (b) who is related for purposes of the application of the loss disallowance rules of Section 267(a) or Section 707(b)(1) of the Code to sales of electricity generated by a Subsidiary of the Company; provided, however, that, for the avoidance of doubt, (i) a Related Party shall not include any Person (or Person related to such Person) whose sole purchases of electricity generated by any Subsidiary of the Company are retail purchases from a Person other than the Company or a Member or a Person related to the Company or a Member and (ii) if a Person who otherwise would be considered a Related Party sells electricity generated by a Subsidiary of the Company to a different Related Party, the seller Person shall not be considered a Related Party to the extent that the purchaser Related Party resells such electricity to another party not related to the Company or a Member. This definition is intended to comply with Section 4 of Notice 2008-60, I.R.B. 2008-30 (June 25, 2008) and shall be interpreted consistently with that notice.

953303.07-WILSR01A - MSW

Representative means, with respect to any Person, and excluding the use of the term in the definition of “Class B Member Representative” and “Partnership Representative,” such Person’s advisors, consultants, accountants, attorneys, financing sources, potential financing sources, or other representatives.
Required Governmental Authorizations means those Governmental Authorizations required under Law to be obtained in connection with the exercise of the Call Option, the XPLR Change of Control Option, or the Class B COC Option, each in accordance with the terms hereof.
Sale Proceeds means (a) the net proceeds received by the Company, after payment of all of the related costs and expenses of the Company and its Subsidiaries, as the result of (i) a sale of the Company pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (A) all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) or (B) all of the outstanding equity securities of the Company, whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (ii) a Disposition of any material assets of the Company or its Subsidiaries (including pursuant to any Power Purchaser Buyout Event), excluding, in each case, in connection with any Liquidity Event and (b) any distributions received by the Company in respect of the Company’s direct or indirect interest in Pine Brooke Holdings (or any other Non-Controlled Entity) attributable to the net proceeds received by Pine Brooke Holdings (or such other Non-Controlled Entity), after payment of all of the related costs and expenses of Pine Brooke Holdings and its Subsidiaries (or such other Non-Controlled Entity and its Subsidiaries), as the result of (i) a sale of Pine Brooke Holdings (or such other Non-Controlled Entity) pursuant to which any Person (or group of Persons) acquires, directly or indirectly, (A) all or substantially all of the assets of Pine Brooke Holdings and its Subsidiaries (or such other Non-Controlled Entity and its Subsidiaries) (in each case, determined on a consolidated basis) or (B) all of the outstanding equity securities of Pine Brooke Holdings (or such other Non-Controlled Entity), whether by merger, consolidation, recapitalization, reorganization, purchase of securities, or otherwise, or (ii) a Disposition of any assets of Pine Brooke Holdings (or such other Non-Controlled Entity) or their respective Subsidiaries that, in each case, are material to the Company; provided that all distributions of Sale Proceeds in respect of any Tax Equity Entity to holders of Class A Units and Class B Units shall be net of the amount distributed by such Tax Equity Entity pursuant to the Organizational Documents of such Tax Equity Entity to the holders of Tax Equity Interests therein.
Sanctioned Country means a country or territory that is the subject of comprehensive Sanctions (which, as of the Effective Date, means Cuba, Iran, North Korea, Syria, and the Crimea region).
Sanctioned Person means, at any time, any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) ordinarily resident in or organized under the Laws of a Sanctioned Country; or (c) fifty percent (50%) or more (in the aggregate) of which is owned, directly or indirectly, by any of the foregoing.
Sanctions means, collectively, the sanctions administered or enforced by the United States government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, or the European Union.

953303.07-WILSR01A - MSW

Second Amendment Effective Date means January 27, 2025, the date on which Amendment No. 2 was entered into and became effective.
Second Distribution Adjustment Period means the period commencing on December 18, 2027, and continuing through December 17, 2030.
Second FDE Condition has the meaning assigned that term in Section 5.01(e)(iii).
Second FDE Distribution Adjustment Period means the period commencing on December 18, 2032, and continuing through December 17, 2033.
Securities Act means the Securities Act of 1933, as amended.
Sole Discretion Standard has the meaning assigned that term in Section 6.03.
State Tax Credit Payments means, collectively, all payments received by the Company in respect of state Tax credits that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise, including refundable Oklahoma zero-emission facilities production Tax credits.
Subcontractor Delay Liquidated Damages means, collectively, all payments received by the Company or any of its Subsidiaries in respect of the Wilmot Solar Project and designated as compensation for any delay liquidated damages relating to the construction, development, or testing of such Wilmot Solar Project.
Subject Assets has the meaning assigned that term in Section 5.04(b)(ix).
Subject Deductions has the meaning assigned that term in Section 5.04(b)(ix).
Subsidiary means, as to any Person, (a) any corporation, limited liability company, or other entity (i) in which such Person owns, directly or indirectly, an equity interest and (ii) which is Controlled by such Person or (b) any corporation, limited liability company, or other entity in which such Person owns, directly or indirectly, an equity interest entitled to receive fifty percent (50%) or more of the distributions therefrom (including liquidating distributions). For the avoidance of doubt, as of the Effective Date, neither Pine Brooke Holdings nor any of its Subsidiaries is a Subsidiary of the Company.
Tag-Along Notice has the meaning assigned that term in Section 7.01(d).
Tag-Along Sale has the meaning assigned that term in Section 7.01(d).
Tax means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.
Tax Equity Entities means Pine Brooke Company and Golden Plains Company (in each case, for so long as it has outstanding Tax Equity Interests) and any other Non-Controlled

953303.07-WILSR01A - MSW

Entity or Subsidiary of the Company that has outstanding Tax Equity Interests (for so long as such Tax Equity Interests remain outstanding).
Tax Equity Interests means the Pine Brooke Company Class B Membership Interests and any other equity interests in any Subsidiary of the Company (including Golden Plains Company) or Non-Controlled Entity that (a) are issued to Persons not Affiliated with XPLR or the Managing Member, (b) do not represent a Controlling interest in such Subsidiary or Non-Controlled Entity, and (c) entitle the holder thereof to production Tax credits under the Code and other benefits.
Tax Equity Investors means BAL Investment & Advisory, Inc., a Delaware corporation, and any other holders of Tax Equity Interests.
Tax Equity Repurchase Loan has the meaning assigned that term in Section 4.05(b).
Term has the meaning assigned that term in Section 2.06.
Third Amended and Restated LLC Agreement has the meaning assigned that term in the recitals.
Third FDE Condition has the meaning assigned that term in Section 5.01(e)(iv).
Third FDE Distribution Adjustment Period means the period commencing on December 18, 2033, and continuing through December 17, 2034.
Trading Day means a day on which the principal National Securities Exchange on which the XPLR Common Units are listed or admitted to trading is open for the transaction of business or, if such XPLR Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York, New York generally are open.
Transfer Agent means such bank, trust company, or other Person as may be appointed pursuant to the XPLR Limited Partnership Agreement to act as registrar and transfer agent for any class of partnership interests of XPLR.
Treasury Regulations means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary, or final Treasury Regulations.
Triggering Event means the occurrence of any of the following:
(a)(i) on or after December 18, 2030, XPLR Member (or its nominees) shall not have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, all of the outstanding Class B Units and (ii) (A) in the event that (1) either (y) XPLR Member has not elected (in its sole and absolute discretion) to make the Flip

953303.07-WILSR01A - MSW

Date Election pursuant to initial paragraph of Section 5.01(e) or (z) XPLR Member has made the Flip Date Election, but any of the Initial Flip Conditions have not been timely satisfied and (2) XPLR Member and its Affiliates do not hold, on or after December 18, 2030, an aggregate number of Class A Units and Class B Units that are entitled to receive, collectively, at least sixty percent (60%) of the aggregate amount of distributions of Available Cash on any Distribution Date pursuant to Section 5.01; or (B) in the event that (1) XPLR Member has elected (in its sole and absolute discretion) to make the Flip Date Election pursuant to the initial paragraph of Section 5.01(e) and (2) each of the Initial Flip Conditions has been timely satisfied, any of the following shall occur: (1) the First FDE Condition shall not have been timely satisfied prior to December 18, 2031; (2) the Second FDE Condition shall not have been timely satisfied prior to December 18, 2032; (3) the Third FDE Condition shall not have been timely satisfied prior to December 18, 2033; or (4) XPLR Member (or its nominees) shall not have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, all of the outstanding Class B Units on or prior to December 18, 2034; provided, however, that any Triggering Event that has occurred as a result of the failure to timely satisfy the First FDE Condition, the Second FDE Condition, or the Third FDE Condition, as applicable, may be cured, and shall be deemed not to have occurred, if, at any time prior to the sixtieth (60th) day following the date by which such condition was required to be satisfied (as specified in clauses (1) through (3) above, as applicable), XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, a number of the outstanding Class B Units that would otherwise be sufficient to satisfy the First FDE Condition, the Second FDE Condition, or the Third FDE Condition, as applicable; provided, further, that there shall be no Triggering Event to the extent any failure to consummate one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option that would otherwise result in a Triggering Event is the result of any delay in obtaining all Required Governmental Authorizations; provided, further, that the immediately foregoing proviso shall cease to apply with respect to any failure to consummate an exercise of the Call Option, XPLR Change of Control Option, or Class B COC Option if (y) the consummation of such exercise of the Call Option, XPLR Change of Control Option, or Class B COC Option, as applicable, does not occur by the date that is ten (10) Business Days following the date on which such Required Governmental Authorization is obtained or (z) a final and nonappealable order, decree or ruling is issued by the applicable Governmental Authority withholding such Required Governmental Authorization;
(b) XPLR Member (or its nominee) fails to satisfy XPLR Member’s obligations pursuant to Section 7.03 upon a Class B Member’s exercise of the XPLR Change of Control Option; or
(c) XPLR Member otherwise materially breaches its obligations under this Agreement and fails to cure such breach within thirty (30) days following XPLR Member’s receipt of written notice of such breach.
Unreturned Contribution means, as of any date, with respect to any holder of Class A Units or Class B Units on such date, (a) the aggregate amount of all Capital Contributions made (or deemed to be made) by such holder in respect of all such Class A Units or Class B Units on or prior to such date (including Capital Contributions from such holder’s predecessor in interest with respect to any such Class A Units or Class B Units), less (b) the aggregate amount of all

953303.07-WILSR01A - MSW

distributions made by the Company to such holder in respect of all such Class A Units and Class B Units on or prior to such date (including distributions to such holder’s predecessor in interest with respect to such Class A Units or Class B Units); provided, however, that, in the event of any adjustment, pursuant to the Purchase Agreement, to the Initial Aggregate Class B Purchase Price or the Additional Aggregate Class B Purchase Price following the Initial Closing or the Additional Closing, respectively, then the Unreturned Contribution of each holder of Class B Units on the date of payment with respect to such adjustment shall be reduced or increased, as applicable, by the amount of adjustment to such Class B Member’s Capital Account pursuant to Section 4.03 in connection therewith. For the avoidance of doubt, the Unreturned Contribution of XPLR Member shall be reduced, following consummation of (i) the Initial Closing, upon payment by the Company to XPLR Member of the Initial Closing Distribution Amount, by an amount equal to the Initial Closing Distribution Amount; and (ii) the Additional Closing, if any, upon payment by the Company to XPLR Member of the Additional Closing Distribution, by an amount equal to the Additional Aggregate Class B Purchase Price, if any; provided, however, that XPLR Member’s Unreturned Contribution shall not be reduced by XPLR Member’s receipt of any payment pursuant to Section 5.07, including any Golden Plains Tax Equity Proceeds.
Unreturned Contribution Percentage means, as of any date, with respect to any holder of Class A Units or Class B Units on such date, a fraction, the numerator of which is the Unreturned Contribution of such holder as of such date and the denominator of which is the aggregate Unreturned Contributions of all holders of Class A Units and Class B Units as of such date.
VWAP per XPLR Common Unit on any Trading Day means the per XPLR Common Unit volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XIFR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one XPLR Common Unit on such Trading Day as reported on the New York Stock Exchange’s website or the website of the National Securities Exchange upon which the XPLR Common Units are listed); provided, however, that if the VWAP cannot be calculated for the XPLR Common Units on a particular date on any of the foregoing bases, then with the prior written consent of the Class B Member Representative, the VWAP of the XPLR Common Units on such date shall be the fair market value as determined in good faith by the board of directors of XPLR in a commercially reasonable manner.
Wilmot Acquisition means the Company’s purchase of the Wilmot Interest from NextEra Energy Partners Acquisitions, LLC, pursuant to the Wilmot Purchase Agreement.
Wilmot Closing Purchase Price has the meaning assigned that term in the Wilmot Purchase Agreement.
Wilmot Holdback Event has the meaning assigned that term in the Asset Purchase Agreement.
Wilmot Interest means all of the issued and outstanding limited liability company interests of Wilmot Energy Center, LLC, a Delaware limited liability company.

953303.07-WILSR01A - MSW

Wilmot Purchase Agreement means the Purchase and Sale Agreement (Wilmot), dated as of November 2, 2020, by and between NextEra Energy Partners Acquisitions, LLC and the Company.
Wilmot Return has the meaning assigned that term in the Asset Purchase Agreement.
Wilmot Solar Project means the approximately 100 megawatt parabolic trough solar facility and approximately 30 megawatt energy storage facility located in Pima County, Arizona, including any ongoing development and construction with respect thereto.
Withdraw, Withdrawing, or Withdrawal means the withdrawal, resignation, or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interests (which are governed by Article 7), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.
Withdrawn Member means a Member that is deemed to have Withdrawn pursuant to Section 10.03.
XPLR has the meaning assigned that term in the preamble.
XPLR Change of Control Option has the meaning assigned that term in Section 7.03(a) and constitutes the “NEP Change of Control Option,” as that term was used in the Third Amended and Restated LLC Agreement and as that term is used or referenced in the XPLR Limited Partnership Agreement, the Purchase Agreement, the Registration Rights Agreement, and any other agreement as the context requires.
XPLR Class B Parties means, as of any date, such of XPLR Member and its Affiliates and Permitted Assignees as hold Class B Units on such date (and each, individually, a “XPLR Class B Party”).
XPLR Common Unit means an interest of a limited partner in XPLR having the rights and obligations specified with respect to “Common Units,” as that term is used and defined in the XPLR Limited Partnership Agreement.
XPLR General Partner Interest means the general partner interest of XPLR held by the General Partner.
XPLR Limited Partnership Agreement means the Sith Amended and Restated Agreement of Limited Partnership of XPLR, dated as of January 23, 2025, by and among XPLR Infrastructure Partners GP, Inc., a Delaware corporation, as the General Partner, and NextEra Energy Equity Partners, LP, a Delaware limited partnership, together with the other partners that are parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time in accordance with the terms thereof.
XPLR Member has the meaning assigned that term in the preamble.

953303.07-WILSR01A - MSW

XPLR Renewables II means XPLR Renewables II, LLC, a Delaware limited liability company formerly known as NEP Renewables II, LLC, or its successors or permitted assigns.
1.02    Interpretation. Unless the context requires otherwise: (a) the gender of each word used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; (e) references to money refer to legal currency of the United States of America; (f) the definitions given for terms in this Article 1 and elsewhere in this Agreement shall apply to both the singular and plural forms of the terms defined; (g) the conjunction “or” shall be understood in its inclusive sense (and/or); and (h) the words “hereby,” “herein,” “hereunder,” “hereof,” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph, or clause in which such word appears.
ARTICLE 2
ORGANIZATION
2.01    Formation. The Company was formed by XPLR Member as a Delaware limited liability company, effective as of September 10, 2010.
2.02    Name. The name of the Company is Genesis Solar Holdings, LLC, and all Company business shall be conducted in that name or such other names that comply with Law as the Managing Member may select.
2.03    Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company in the United States shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or at such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.
2.04    Purposes. The purposes of the Company are to acquire, accept, own, hold, sell, lease, transfer, finance, refinance, exchange, manage, and operate, directly or indirectly through Subsidiaries, the Assets and any other assets acquired by the Company, directly or indirectly, after the Effective Date in accordance with the terms of this Agreement (including, for the avoidance of doubt, the Company’s interest in Pine Brooke Holdings and its Subsidiaries and any other Non-Controlled Entity), together with the liabilities and obligations related thereto, and to engage in

953303.07-WILSR01A - MSW

any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that are ancillary, related, or incidental to, or necessary or appropriate for the accomplishment of, the foregoing purposes.
2.05    No State Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided herein with respect to U.S. federal (and applicable state and local) income Tax treatment, the Company shall not be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.
2.06    Term. The period of existence of the Company (the “Term”) commenced on September 10, 2010, and shall end at such time as the Company is dissolved and wound up in accordance with this Agreement and the Act and a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.
2.07    Title to Property. All assets, property, and rights of the Company shall be owned or leased by the Company as an entity and, except with respect to assets, property, or rights of the Company leased or licensed to the Company by a Member (subject to the terms hereof), no Member shall have any ownership interest in such assets, property, or rights in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all assets, property, and rights of the Company in the name of the Company and not in the name of any Member.
2.08    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Company shall execute and deliver any or all certificates or other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company conducts business.
ARTICLE 3
MEMBERS
3.01    Schedule of Members.
(a)    The name and address of each Member, the amount of each Member’s Capital Contributions, and the number and class of Membership Interest held by each Member are set forth on the schedule of Members attached hereto as Exhibit A. As of the Effective Date, XPLR Member was the sole Member of the Company, and XPLR Member’s Effective Date Capital Contribution and the number of Class A Units and Class B Units held by XPLR Member are set forth in Section I of Exhibit A hereto. Upon consummation of the Initial Closing, the respective Initial Capital Contributions and the number of Class A Units and Class B Units held by the Members are set forth in Section II of Exhibit A hereto. The Members acknowledge and

953303.07-WILSR01A - MSW

agree that, effective on May 16, 2021, immediately upon the execution and delivery of Amendment No. 1 (the “Class A/Class B Unit Split Effective Time”), (i) each issued and outstanding Class A Unit was automatically split and divided into twenty (20) Class A Units, without any action by the Company, the Managing Member, or any other Person (the “Class A Unit Split”); and (ii) each issued and outstanding Class B Unit (including all of the Initial Aggregate Class B Purchased Units and all of the Additional Aggregate Class B Purchased Units) was automatically split and divided into twenty (20) Class B Units, without any action by the Company, the Managing Member, any Class B Member, or any other Person (the “Class B Unit Split”). The capitalization of the Company after giving effect to the Class A Unit Split and the Class B Unit Split and upon consummation of the Additional Closing is set forth in Section III of Exhibit A hereto. The capitalization of the Company after giving effect to the Class A Unit Split and the Class B Unit Split and the Additional Closing is set forth in Section IV of Exhibit A hereto.
(b)    The Managing Member shall cause the schedule of Members set forth on Exhibit A to be amended, and the books and records of the Company to be updated, to reflect the admission of any new Member, the withdrawal or substitution of any Member, the Company’s issuance of additional Membership Interests, the Disposition of Membership Interests, additional Capital Contributions made by any Member, or the receipt by the Company of notice of any change of address of a Member, each in accordance with, and after compliance with, the terms of this Agreement. No amendment or revision to the schedule of Members shall be deemed an amendment to this Agreement or require the consent of any Member. Any reference in this Agreement to the schedule of Members shall be deemed to be a reference to the schedule of Members as amended and in effect from time to time.
3.02    Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times:
(a)    such Member is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the Law of the jurisdiction of its incorporation, organization, or formation; if required by applicable Law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, stockholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;
(b)    such Member has duly executed and delivered this Agreement, the Registration Rights Agreement, and the other documents that this Agreement contemplates that such Member will execute, and they each constitute the valid and binding obligation of such Member, enforceable against such Member in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

953303.07-WILSR01A - MSW

(c)    such Member’s authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with, or result in a breach, default, or violation of, or result in a default or the creation of an Encumbrance, or give rise to any right of termination, cancellation, or acceleration of any of the terms, conditions or provisions of (A) the Organizational Documents of such Member, (B) any Material Contract to which such Member is a party or by which it or its assets are bound, or (C) any Law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.
3.03    Voting Rights of Members. Other than with respect to the Managing Member, in its capacity as such, and except as provided in Section 3.06, Section 4.04(b), Section 6.01, Section 6.03, Section 6.04, Section 7.01(a), Section 7.09, Section 8.03, Section 12.01(a), and Section 13.04, no vote, consent, or approval by the Members will be required for any matter or matters relating to the Company or its Subsidiaries or their respective businesses or affairs or otherwise arising under this Agreement or the Act. If at any time there is more than one Class A Member, then any action requiring the Class A Members to act as a class will require the approval of a majority of the outstanding Class A Units, and, if at any time there is more than one Class B Member, then any action requiring the Class B Members to act as a class will require Class B Member Approval. XPLR Member and its Affiliates shall have no right to vote any Class B Units held by them on any matter.
3.04    No Management Rights. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, other than the Managing Member will have any right, power, or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company, or to bind the Company in any manner whatsoever. No Member other than the Managing Member will hold out or represent to any third party that any such Member has any such power or right or that any such Member is anything other than a member in the Company.
3.05    Limitation on Liability of Members.
(a)    To the fullest extent permitted under the Act and any other applicable Law, no Covered Person will have any personal liability whatsoever solely by reason of being a Covered Person, whether to the Company, its creditors, or any other Person, for the debts, obligations, expenses, or liabilities of the Company, whether arising in contract, tort, or otherwise, which will be solely the debts, obligations, expenses, or liabilities of the Company. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations, expenses, or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member’s having any personal liability for the obligations of the Company. In no event will any Member, including any Class A Member in its capacity as the Managing Member or any of its, the Company’s, or any of their respective Subsidiaries’ officers, directors, members, managers, stockholders, partners, principals, Affiliates, agents, or employees be liable under this Agreement to the Company or any other Member for any (i) punitive damages or (ii) consequential damages, including any loss of future revenue or income, loss of business reputation or business opportunity, damages based on any type of multiple, or any damages that are not reasonably foreseeable, except if in any such case such

953303.07-WILSR01A - MSW

damages relate to, arise out of, or in any way relate to any breach of this Agreement and are in the form of diminution in value (it being understood that any change in the market price of the XPLR Common Units shall not in and of itself constitute diminution in value damages) or are payable to a third party in connection with any third-party Claims.
(b)    Except as otherwise expressly provided herein, no Member will be required to make any additional Capital Contribution other than (i) with respect to XPLR Member, its Effective Date Capital Contribution made (or deemed to be made) as of the Effective Date; (ii) with respect to Initial Investor, its Initial Capital Contribution made on the Initial Closing Date; and (iii) with respect Initial Investor and any Additional Class B Purchaser, their respective Capital Contributions made, if there is an Additional Closing, on the Additional Closing Date in an aggregate amount equal to the Additional Aggregate Class B Purchase Price. To the fullest extent permitted by Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.
3.06    Withdrawal of Members. Except as otherwise provided in this Agreement, no Member will be entitled to (a) voluntarily resign or otherwise Withdraw from the Company; (b) withdraw any part of such Member’s Capital Contributions from the Company; (c) demand the return of such Member’s Capital Contributions; or (d) receive property other than cash in return for such Member’s Capital Contribution, in each case, without the prior written consent of all remaining Members, in their sole and absolute discretion.
3.07    Access to Information. Except as otherwise set forth herein, each Member shall be entitled to obtain from the Company, to the extent permitted by Law, any information that such Member may reasonably request concerning the Company and its Controlled Subsidiaries, subject to Section 18-305(c) of the Act and any limitations on such information rights under applicable Law; provided, however, that this Section 3.07 shall not obligate the Company or the Managing Member to create any information or reports that do not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database), except to the extent otherwise provided in Article 9. With respect to any Non-Controlled Entity in which the Company or its Controlled Subsidiaries holds an equity interest, each Member shall be entitled to obtain from the Company such information concerning such Non-Controlled Entity (and any of its Subsidiaries) that the Company or its applicable Controlled Subsidiary shall have received, or be entitled to obtain, from such Non-Controlled Entity, subject, in each case, to any limitations on such information rights under applicable Law and such Non-Controlled Entity’s Organizational Documents. Each Member shall also have the right, upon reasonable advance notice, and at all reasonable times during usual business hours, and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Controlled Subsidiaries, to inspect the properties of the Company and its Controlled Subsidiaries and the books of account and other records and reports of the Company and its Controlled Subsidiaries, subject to Section 18-305(c) of the Act and any limitations on such information rights under applicable Law. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney, or other consultant so designated, if such Person is subject to a customary confidentiality obligation with

953303.07-WILSR01A - MSW

the Company obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than as set forth in Section 3.08 (it being understood that such Member shall be responsible to the Company for any breach of such confidentiality obligation). The Member making the request shall bear the reasonable and documented out-of-pocket costs and expenses incurred in any inspection made on such Member’s behalf. The Members agree to reasonably cooperate, and to cause their respective independent public accountants, engineers, attorneys, and consultants to reasonably cooperate, in connection with any such request. Confidential Information obtained pursuant to this Section 3.07 shall be subject to the provisions of Section 3.08.
3.08    Confidential Information.
(a)    Except as permitted by Section 3.08(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates; and (ii) each Member shall use the Confidential Information only in connection with Company matters (including the Company’s conduct of its business in accordance with Section 2.04) or the internal affairs of such Member.
(b)    Notwithstanding Section 3.08(a), but subject to the other provisions of this Section 3.08, and subject to any limitation imposed by applicable Law, a Member may make the following disclosures and uses of Confidential Information:
(i)    disclosures to another Member in connection with the conduct of the business and affairs of the Company and its Subsidiaries;
(ii)    disclosures and uses that are approved by the Managing Member;
(iii)    disclosures to Governmental Authorities (A) as required by applicable Law or (B) as may be required from time to time to obtain the Required Governmental Authorizations;
(iv)    disclosures (A) required under the Organizational Documents of any Subsidiary of the Company or other agreements in respect of the Tax Equity Entities or (B) in connection with any financing for the Company or any of its Subsidiaries, as approved pursuant to Section 6.03;
(v)    disclosures to an Affiliate of such Member, including the directors, officers, managers, members, partners, employees, agents, and advisors of such Affiliate, to the extent permitted by applicable Law, if such Affiliate or other Person is subject to a confidentiality obligation with the disclosing Member obligating such Affiliate or other Person to keep such Confidential Information confidential or if such Affiliate or other Person has agreed in writing to abide by the terms of this Section 3.08;
(vi)    disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or any of its Subsidiaries to provide services to or for the Company or any of its Subsidiaries or by the Class B Member Representative or its representatives in connection with the Class B Member Representative’s rights under Section 7.09, and if such Person is subject to a customary

953303.07-WILSR01A - MSW

confidentiality obligation with the Company obligating such Person to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08;
(vii)    disclosures to (A) a bona fide potential direct or indirect purchaser of such Member’s Membership Interest (to the extent a Disposition of such Membership Interest is permitted by the terms of this Agreement) or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.09, (B) any financing source or potential financing source to such Member or the Affiliates of such Member in connection with a Class A Permitted Loan Financing, a Class B Permitted Loan Financing, or a Qualifying Financing, as applicable, or (C) any Representatives of any bona fide potential direct or indirect purchaser of such Member’s Membership Interest (to the extent a Disposition of such Membership Interest is permitted by the terms of this Agreement) or in a Liquidity Event pursuant to an exercise of the Class B Member Representative’s rights under Section 7.09 or any representatives of the foregoing, in each case of clause (A) through clause (C), if such potential purchaser or Representative has agreed in a writing addressed to the Company (which shall be enforceable by the Company against such Person) obligating such potential purchaser or Representative to keep such Confidential Information confidential on terms no less favorable in any material respect to the Company than this Section 3.08; provided that no Class B Member shall make any disclosure of any Power Purchase Agreement to any such potential purchaser (or its financing sources or potential financing sources) (y) to the extent restricted by applicable Law or (z) unless and until such potential purchaser has been advanced (in the sole discretion of the Class B Member) beyond the initial stage of any sale process in connection with the potential Disposition of such Class B Member’s Membership Interest or any Liquidity Event; provided, further, that no Class B Member shall make any such disclosure to an Excluded Party without the prior written consent of XPLR Member;
(viii)    disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to (A) the Securities Act and the rules and regulations promulgated thereunder, (B) the Exchange Act and the rules and regulations promulgated thereunder, (C) any state securities Laws, (D) the rules and regulations of any National Securities Exchange, or (E) pursuant to an audit or examination by a Governmental Authority, or any regulator or self-regulatory organization;
(ix)    disclosures to any Fund that owns, directly or indirectly, or otherwise Controls the disclosing Member, or to any Affiliated Fund, or to any existing investor in such Fund or Affiliated Fund, solely if and to the extent such disclosure is made for the purpose of reasonable financial reporting to such Fund or Affiliated Fund or such existing; provided that (A) such Fund or Affiliated Fund, as applicable, is subject to a confidentiality obligation with the Company obligating such Fund or Affiliated Fund to keep such Confidential Information confidential on terms no less favorable to the Company than those terms set forth in this Section 3.08 and (B) such existing investor in such Fund or Affiliated Fund is subject to a customary confidentiality obligation with the disclosing Member (or such Fund or Affiliated Fund) obligating such existing investor to keep such Confidential Information confidential; provided, further, that disclosures to existing investors in any such Fund or Affiliated Fund shall be limited to the Company’s

953303.07-WILSR01A - MSW

consolidated financial statements (or summaries thereof) and summary descriptions of the existing operations and performance of the business of the Company and its Subsidiaries; and
(x)    disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided that, prior to any such disclosure, such Member shall, to the extent legally permissible:
(A)    provide the Company and the Managing Member with prompt written notice (email being sufficient) of such requirements so that the Company or one or more of the Members may seek, at its sole cost and expense, a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.08(b)(x);
(B)    consult with the Company and the Managing Member on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Company, the Managing Member, and the other Members in any attempt one or more of them may make, at its or their sole cost and expense, to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (1) to furnish only that portion of the Confidential Information that, on the advice of such Member’s internal or external counsel, such Member is legally required to disclose, and (2) to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Notwithstanding any other provision of this Agreement, including this Section 3.08, no Member shall be entitled to disclose any Confidential Information that is designated by, or on behalf of, the Company as “Sensitive” to (i) any current or potential debt or equity financing source of such Member or its Affiliates or any of their respective representatives; or (ii) any potential direct or indirect purchaser of such Member’s Membership Interest, or any of its Representatives, that, in each case, is controlled by, or over whom control may be exercised by, any foreign Person or Governmental Authority or that is ordinarily resident in, or organized under, the Laws of any Sanctioned Country.
(d)    Each Member shall take such precautionary measures as may be reasonably required to ensure (and such Member shall be responsible for) compliance with this Section 3.08 by any of its Affiliates, and its and their directors, officers, managers, members, partners, employees, advisors, and agents, and any other Persons to which it may disclose Confidential Information in accordance with this Section 3.08.

953303.07-WILSR01A - MSW

(e)    Promptly after a Member no longer holds any of its Membership Interest, such Person shall, at the Company’s option, either destroy (and provide a written confirmation (email being sufficient) of destruction to the Company with respect to) or return to the Company all Confidential Information in its possession. Notwithstanding the immediately preceding sentence, but subject to the other provisions of this Section 3.08, such Person may retain for a stated period, but not disclose to any other Person, Confidential Information for the limited purposes of (i) preparing such Member’s Tax returns and defending audits, investigations, and proceedings relating thereto or (ii) complying with applicable Law or bona fide internal document retention policies; provided that such Person must keep such retained Confidential Information confidential in accordance with this Section 3.08 for so long as such information is retained or until the second (2nd) anniversary of the end of the Term, whichever is earlier. The Members understand and agree that a Withdrawn Member’s computer systems may automatically back up Confidential Information, and, to the extent that such computer back-up procedures create copies of the Confidential Information, the Withdrawn Member may retain such copies in its archival or back-up computer storage for the period it normally archives backed-up computer records; provided that such copies are kept confidential for so long as such information is retained. All Confidential Information retained pursuant to this Section 3.08 shall not be accessed by the Withdrawn Member during such period of retention other than as permitted under this Section 3.08.
(f)    The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.08, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 3.08 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to Section 11.03 and Section 11.04.
(g)    The obligations of the Members under this Section 3.08 (including the obligations of any Withdrawn Member) shall terminate on the second (2nd) anniversary of the end of the Term.
ARTICLE 4
MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS; LOANS
4.01    Classes of Membership Interests. As of the Effective Date and pursuant to this Agreement, the Membership Interests in the Company consist of Class A Units (the “Class A Units”) and Class B Units (the “Class B Units”). As of the Effective Date, after giving effect to the transactions set forth in Section 4.03(a) and in the Purchase Agreement, the Class A Units and the Class B Units were held by XPLR Member in the amounts set forth in Section I of Exhibit A hereto. As of the Initial Closing Date, after giving effect to the transactions set forth in Section 4.03(b) and in the Purchase Agreement, the Class A Units and the Class B Units were held by XPLR Member and Initial Investor in the respective amounts set forth in Section II of Exhibit A hereto. The capitalization of the Company after giving effect to the Class A Unit Split and the Class B Unit Split and upon consummation of the Additional Closing is set forth in Section III of Exhibit A hereto. The capitalization of the Company after giving effect to the Class A Unit Split

953303.07-WILSR01A - MSW

and the Class B Unit Split and the Additional Closing is set forth in Section IV of Exhibit A hereto. On and after the Effective Date, the Membership Interests represented by Class A Units and Class B Units have the respective allocations, distributions, rights, powers, and preferences set forth in this Agreement.
4.02    Additional Membership Interests(a)    . Subject to Section 6.03, additional Membership Interests of any class or series may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as New Members, on such terms and conditions as the Managing Member may determine at the time of admission; provided that the Managing Member shall take all actions reasonably required to facilitate the admission, as New Members, of any Additional Class B Purchasers (other than the Initial Investor) who acquire any of the Additional Aggregate Class B Purchased Units at the Additional Closing in accordance with the Purchase Agreement. The terms of admission or issuance must specify the amount of the initial Capital Contribution made to the Company and may provide for the creation of different classes or groups of Members having different rights, powers, and duties, subject to Section 6.03. Any such admission is effective only after the New Member has executed and delivered to the Managing Member an instrument containing the notice address of the New Member, the New Member’s ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations, warranties, and covenants in Section 3.02 and Section 8.04 are true and correct with respect to it. The provisions of this Section 4.02 shall not be construed to replace the restrictions set forth in Section 7.01.
4.03    Capital Contributions.
(a)    On or prior to the Effective Date, pursuant to the Purchase Agreement, (i) NextEra Energy Partners Acquisitions, LLC shall have acquired the Initial Acquired Assets pursuant to the Asset Purchase Agreement and shall have contributed, or shall be deemed to have contributed, such Initial Acquired Assets to XPLR Member, and XPLR Member shall have contributed to the Company all such Initial Acquired Assets; and (ii) XPLR Member shall have contributed, or shall be deemed to have contributed, all of the Contributed Assets to the Company, with such Contributed Assets, together with the Initial Acquired Assets having an aggregate value equal to $1,766,226,491.61 (with respect to XPLR Member, collectively, its “Effective Date Capital Contribution”). As of the Effective Date, and prior to the Initial Closing, (i) all of the issued and outstanding limited liability company interests of the Company, all of which were held by XPLR Member immediately prior to the Effective Date, were cancelled; (ii) the Company issued to XPLR Member such number of Class A Units and such number of Class B Units as are set forth opposite the name of XPLR Member in Section I of Exhibit A hereto; and (iii) XPLR Member was designated the initial Class A Member and the initial Class B Member. There shall be no adjustment after the Effective Date in respect of the Estimated Working Capital (as that term is defined and used in the Contribution Agreement) or any APA Post-Closing Adjustment Payment, nor shall there be any payments by or to the Company or XPLR Member in respect thereof, nor any adjustment in respect thereof to XPLR Member’s Capital Account in the Company; provided that, in the event that the Company receives any payment in connection with any APA Post-Closing Adjustment Payment, the Company shall hold such amount for and on behalf of XPLR Member and shall promptly pay over the entirety of such amount to XPLR Member.

953303.07-WILSR01A - MSW

(b)    At the Initial Closing, pursuant to the Purchase Agreement, the Company issued and sold to Initial Investor such number of Class B Units as was set forth in the Notice of Initial Closing in exchange for payment by Initial Investor to the Company of an amount in cash equal to the Initial Aggregate Class B Purchase Price. Upon payment of the Initial Aggregate Class B Purchase Price to the Company and consummation of the Initial Closing under the Purchase Agreement, effective as of the Initial Closing Date, (i) Initial Investor accepted and held the Initial Aggregate Class B Purchased Units, the number of which is set forth opposite the name of Initial Investor in Section II of Exhibit A hereto, and was admitted to the Company as a Class B Member; (ii) XPLR Member continued to hold the number of Class A Units set forth opposite the name of XPLR Member in Section II of Exhibit A hereto; and (iii) the Capital Account of Initial Investor shall be equal to the Initial Aggregate Class B Purchase Price. Promptly following the Initial Closing, (A) the Company used a portion of the Initial Aggregate Class B Purchase Price to consummate the Wilmot Acquisition (provided that a Wilmot Holdback Event shall not have occurred), (B) the Company distributed to XPLR Member an amount in cash equal to the Initial Closing Distribution Amount, and (C) the Capital Account of XPLR Member shall be equal to (1) its Effective Date Capital Contribution less (2) the Initial Closing Distribution Amount, if any. Section II of the schedule of Members attached hereto as Exhibit A reflects the Capital Contributions of XPLR Member and Initial Investor as of immediately following the Initial Closing Date, in the amounts set forth opposite their respective names on Section II of Exhibit A hereto (with respect to each Member, its “Initial Capital Contribution”), as may be amended hereafter in accordance with the terms of this Agreement.
(c)    On the Additional Closing Date, pursuant to the Purchase Agreement, (i) immediately prior to the Additional Closing, XPLR Member contributed the Additional Aggregate Class B Purchased Units to the Company, and, thereafter, (ii) at the Additional Closing, in exchange for the Additional Aggregate Class B Purchase Price, Initial Investor (and, if applicable, any Additional Class B Purchasers) purchased, and the Company sold, the Additional Aggregate Class B Purchased Units in exchange for payment by Initial Investor (or such Additional Class B Purchasers) to the Company of an aggregate amount in cash equal to the Additional Aggregate Class B Purchase Price, and (iii) promptly following the Additional Closing the Company distributed to XPLR Member an amount in cash equal to the Additional Aggregate Class B Purchase Price (distribution of such amount, the “Additional Closing Distribution”). Effective as of such Additional Closing Date, pursuant to the Purchase Agreement, and upon payment of the Additional Aggregate Class B Purchase Price to the Company and consummation of the Additional Closing under the Purchase Agreement and distribution by the Company to XPLR Member of the Additional Closing Distribution, (A) the contribution of the Additional Aggregate Class B Purchased Units to the Company by XPLR Member and the Disposition of such Additional Aggregate Class B Purchased Units by the Company to Initial Investor (and, if applicable, such Additional Class B Purchasers) shall be deemed to have complied with, and to have satisfied the conditions to Dispositions set forth in, Article 7 hereof; (B) Initial Investor (and, if applicable, such Additional Class B Purchasers) shall accept and hold the number of Class B Units to be set forth opposite the name of Initial Investor (or, if applicable, such Additional Class B Purchasers) set forth in Section III of Exhibit A hereto as of the Additional Closing Date, which number shall, in the aggregate, equal the Additional Aggregate Class B Purchased Units; (C) XPLR Member shall cease to be a Class B Member and shall continue to hold the number of Class A Units set forth opposite the name of XPLR Member in Section III of Exhibit A hereto;

953303.07-WILSR01A - MSW

(D) the Capital Account of XPLR Member shall be reduced by the amount of the Additional Aggregate Class B Purchase Price; and (E) the Capital Account of Initial Investor (and, if applicable, any Additional Class B Purchasers) shall be increased by the portion of the Additional Aggregate Class B Purchase Price paid by Initial Investor (or such Additional Class B Purchasers). Section III of the schedule of Members attached hereto as Exhibit A reflects the foregoing and sets forth the Capital Contributions made (or deemed to be made) by XPLR Member and Initial Investor (and, if applicable, any Additional Class B Purchasers) as of the Additional Closing Date in accordance with foregoing provisions.
(d)    No Member’s Capital Account shall be affected by the consummation of the Wilmot Acquisition or any Wilmot Return, and there shall be no adjustment after the Initial Closing Date in respect of any Post-Closing Wilmot Adjustment Payment or Wilmot Return Payment (as each such term is defined in the Asset Purchase Agreement), nor shall there be any payments by or to the Company or XPLR Member in respect thereof; provided that, in the event that the Company receives any payment in connection with any Post-Closing Wilmot Adjustment Payment or Wilmot Return Payment, the Company shall hold such amount for and on behalf of XPLR Member and shall promptly pay over the entirety of such amounts to XPLR Member.
(e)    If the amount of the Initial Aggregate Class B Purchase Price is adjusted following the Initial Closing or the amount of the Additional Aggregate Class B Purchase Price is adjusted following the Additional Closing, in each case, as a result of any Transaction Term Adjustments (as defined in the Purchase Agreement) pursuant to Section 2.16 of the Purchase Agreement, then, in connection therewith, upon (i) the applicable Class B Purchase Price Return Offset from distributions payable to XPLR Member pursuant to Section 5.08(a) in respect of any Excess Purchase Price Amount (as such term is defined in the Purchase Agreement) or (ii) the applicable Deficit Class B Purchase Price Offset from distributions payable to holders of Class B Units pursuant to Section 5.08(b) in respect of the Deficit Purchase Price Amount (as such term is defined in the Purchase Agreement), (A) in the case of each such Class B Purchase Price Return Offset, the amount of each Class B Member’s Capital Account shall be adjusted downward (in an amount equal to such Class B Member’s Percentage Interest of the aggregate amount of such Class B Purchase Price Return Offset) or (B) in the case of each such Deficit Class B Purchase Price Offset, the amount of each Class B Member’s Capital Account shall be adjusted upward (in an amount equal to such Class B Member’s Percentage Interest of the aggregate amount of such Deficit Class B Purchase Price Offset), as applicable.
4.04    Capital Calls; Optional Capital Contributions.
(a)    The Managing Member may from time to time make one or more capital calls by written notice (each such written notice, a “Capital Call”), which Capital Call shall contain the following information: (i) the purpose for which the requested Capital Contribution will be used, including whether the Capital Contribution is to remedy an Emergency; (ii) the total amount of Capital Contributions requested from all Members; (iii) the amount of Capital Contribution requested from the Member to whom the notice is addressed, which shall equal an amount equal to the total amount of the Capital Call multiplied by such Member’s Unreturned Contribution Percentage as of the date of such Capital Call; and (iv) the date on which payments of the Capital Contributions pursuant to such Capital Call are due (which date shall not be less than twelve (12) Business Days following the date on which the Capital Call is given) and the

953303.07-WILSR01A - MSW

method of payment (provided that such date and method shall be the same for each of the Members), and, subject to Section 4.04(b), the Members will have the option (but not the obligation) to make such additional Capital Contributions to the Company in accordance with the terms specified in such Capital Call. Notwithstanding the foregoing, but subject to Section 12.02(a)(iv), no Member shall be required to make any additional Capital Contribution to the Company pursuant to this Agreement (other than XPLR Member’s Effective Date Capital Contribution, Initial Investor’s Initial Capital Contribution, and the additional Capital Contributions made by Initial Investor and any Additional Class B Purchasers, if applicable, pursuant to Section 4.03(b)) to the Company pursuant to this Agreement, even if such Capital Call is requested to fund an Emergency.
(b)    With respect to any Capital Call, if any Member elects not to make a Capital Contribution pursuant to such Capital Call, then (i) notwithstanding anything in this Agreement to the contrary, without the consent of the Member(s) electing not to make such Capital Contribution, no Member may make any Capital Contribution pursuant to such Capital Call, other than a Capital Call requested to remedy an Emergency (and in such case, only to the extent permitted by Section 6.03); and (ii) solely to the extent that the purpose of the Capital Call is to remedy an Emergency, the other Members will have the option (but not the obligation) of making a loan (and in such case, only to the extent permitted by Section 6.03) upon the terms and subject to the conditions set forth in Section 4.05(a) for all or any portion of the amount of capital requested by the Managing Member in such Capital Call that is not funded by a Capital Contribution made pursuant to clause (i).
(c)    In the event that the Members elect to make (or permit) a Capital Contribution pursuant to a Capital Call, then (i) all such Capital Contributions shall be made in cash, unless otherwise approved by the Managing Member and Class B Member Approval pursuant to Section 6.03, and (ii) all amounts received by the Company pursuant to this Section 4.04 shall be credited to the Capital Accounts of the respective Members making such Capital Contribution as of the date such Capital Contribution is received by the Company.
4.05    Loans.
(a)    In the event of an Emergency (whether or not the Managing Member makes a Capital Call with respect to such Emergency pursuant to Section 4.04(a)), subject to Section 6.03, each Member shall have the option (but not the obligation), without the consent of any other Member (to the extent not required under Section 6.03, but with prior written notice to each other Member), to make (and, upon the exercise by a Member of such right by prior written notice to the Subsidiary of the Company or Non-Controlled Entity having such Emergency and to the Managing Member and other Members, and upon the agreement of terms set forth below, such Subsidiary of the Company or Non-Controlled Entity shall, and the Managing Member, on behalf of the Company, shall cause such Subsidiary or Non-Controlled Entity to, accept) an unsecured loan to the Subsidiary or Non-Controlled Entity having such Emergency for an amount equal to its Unreturned Contribution Percentage of the full amount necessary to remedy such Emergency up to an aggregate principal amount outstanding as of any one time of fifty million dollars ($50,000,000.00) (any such loan, an “Emergency Loan”), which Emergency Loan (i) shall accrue interest at an interest rate equal to LIBOR plus two and three-quarters percent (2.75%) per annum, (ii) shall have a term of not less than twenty (20) years, (iii) such Subsidiary or Non-Controlled

953303.07-WILSR01A - MSW

Entity shall be entitled to repay in full at any time without penalty, (iv) shall require monthly payment of interest and amortization of principal, but only if and to the extent of available cash at such Subsidiary or Non-Controlled Entity, before payment of any distributions of available cash at such Subsidiary or Non-Controlled Entity to the Company, (v) must require that any actions or proceedings to enforce the terms of such loan shall require Class B Member Approval, and (vi) shall otherwise be made on reasonable terms and conditions determined by the Managing Member. In the event a Member fails to fund its full Unreturned Contribution Percentage of the amount necessary to remedy such Emergency, then the other Members shall have the right to fund the difference and make a loan to such Subsidiary or Non-Controlled Entity (on the same terms as set forth above) up to the full amount necessary to remedy such Emergency. The Company shall cause such Subsidiary, and shall use reasonable best efforts to cause any such Non-Controlled Entity, to use the proceeds from any such loan solely to remedy such Emergency. If any Member disputes the reasonableness of the terms of a loan made by another Member (including the Managing Member) pursuant to this Section 4.05(a), such Dispute shall be resolved in accordance with the dispute resolution mechanism set forth in Article 11.
(b)    At any time following the Flip Date, the Managing Member and its Affiliates shall have the option (but not the obligation), without the consent of any other Member, to make (and, upon the exercise by the Managing Member or its Affiliates of such right by written notice to the other Members, the applicable Subsidiary of the Company or Non-Controlled Entity shall accept, and the Company shall cause such Subsidiary, or shall use reasonable best efforts to cause such Non-Controlled Entity, to accept) one or more unsecured loans to one or more of the Company’s Subsidiaries or Non-Controlled Entities in an aggregate principal amount outstanding at any one time not exceeding fifty million dollars ($50,000,000.00) (plus the amount of any related documented and reasonable out-of-pocket costs, fees, or expenses of the Company or the applicable Subsidiary or Non-Controlled Entity) to redeem, repurchase, or otherwise acquire the Tax Equity Interests of any Tax Equity Entity (each such loan, a “Tax Equity Repurchase Loan”); provided that (i) the principal amount of such Tax Equity Repurchase Loans shall not exceed the amount paid to the applicable Tax Equity Investors in connection with the redemption, repurchase, or other acquisition of such Tax Equity Interests (plus the amount of any related documented and reasonable out-of-pocket costs, fees, or expenses of the Company or the applicable Subsidiary or Non-Controlled Entity); (ii) payment on such Tax Equity Repurchase Loans (A) must be subordinated, upon liquidation of the Company, to liquidating distributions to holders of Class B Units until such liquidating distributions to Class B Members shall be in an amount equal to the then-outstanding principal amount and all accrued interest (if any) payable under the Credit Agreement (if any) and all other amounts owing under the Credit Agreement (if any), and (B) shall not, as of the date of the making of such Tax Equity Repurchase Loan, on a pro forma basis, reduce the amount of Available Cash projected to be available for distribution to the Members (“Projected Available Cash”) in any calendar month, as compared to the amount of Projected Available Cash during such month if such redemption, repurchase, or buyout of such Tax Equity Interests had not occurred; and (iii) the terms and conditions of such Tax Equity Repurchase Loans must (A) in the aggregate, be no less favorable to the Company or the applicable Subsidiary or Non-Controlled Entity than those terms generally available from unaffiliated, third-party lenders, and (B) require that any actions or proceedings to enforce the terms of such Tax Equity Repurchase Loans shall require Class B Member Approval, which shall be subject to the Sole Discretion Standard. Upon receipt of such a Tax Equity Repurchase Loan, without the consent of

953303.07-WILSR01A - MSW

any other Member, such Tax Equity Entity (or the applicable Subsidiary or Non-Controlled Entity) shall redeem, repurchase, or otherwise acquire such Tax Equity Interests on such terms as are no less favorable to the Company or its applicable Subsidiary or Non-Controlled Entity than those applicable under the redemption, repurchase, or buyout rights contained in the applicable Tax Equity Entity’s Organizational Documents, including the Pine Brooke Company LLC Agreement or such other terms as may be reasonably approved by the Managing Member (but subject to the limitations contained in the proviso in the immediately preceding sentence).
(c)    No Member shall have the right to make loans to the Company or its Subsidiaries or Non-Controlled Entities other than pursuant to Section 4.05(a) and Section 4.05(b), without the prior written consent of the Managing Member and Class B Member Approval (which consent may be withheld by such holders in their sole discretion).
(d)    No Member (or any of its Affiliates) making a loan to the Company or any of its Subsidiaries or Non-Controlled Entities pursuant to this Section 4.05 shall, in its capacity as a lender to the Company or any such Subsidiary or Non-Controlled Entity, (i) institute or consent to the institution of, or otherwise seek or cause, the Bankruptcy of the Company or (ii) accelerate or exercise similar remedial actions with respect to such loan.
4.06    No Other Capital Contribution or Loan Obligations. No Member shall be required or permitted to make any Capital Contribution or loan to the Company except pursuant to this Article 4 or as provided in Section 12.02(a)(iv).
4.07    Return of Contributions. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

953303.07-WILSR01A - MSW

4.08    Capital Accounts.
(a)    Each Member’s Capital Account shall be increased by (i) the amount of money contributed (or deemed to be contributed) by that Member to the Company, (ii) the fair market value of property contributed (or deemed to be contributed) by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to that Member of Net Profit (or items thereof) and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 5.04(b), and shall be decreased by (x) the amount of cash distributed to that Member by the Company, (y) the Book Value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (z) allocations to that Member of Net Losses (or items thereof) or other items in the nature of deductions or losses that are specially allocated to such Member pursuant to Section 5.04(b). A Member who has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).
(b)    This Section 4.08 is intended to comply with the capital account maintenance provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and will be applied and interpreted in accordance with such Treasury Regulations.
ARTICLE 5
DISTRIBUTIONS AND ALLOCATIONS
5.01    Monthly Cash Distributions. Except as provided in this Article 5, and subject to Section 7.07(b), on or after the fifteenth (15th) day of each month, the Managing Member shall determine the amount of Available Cash available for distribution, and all such Available Cash shall, to the extent legally permitted, including pursuant to Section 18-607 of the Act, be distributed to the holders of Class A Units and the holders of Class B Units, as applicable, in immediately available funds on or prior to the last Business Day of such month (the date of payment of any such distribution, a “Distribution Date”) as set forth below.
(a)    For any Distribution Date occurring from and after the Effective Date, but prior to June 18, 2026, Available Cash shall be distributed (i) seventy-five percent (75%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) twenty-five percent (25%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests.
(b)    For any Distribution Date occurring during the First Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date

953303.07-WILSR01A - MSW

that occurs during the First Distribution Adjustment Period, XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of ten percent (10%) or more of the number of Class B Units outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date (after giving effect to the Class B Unit Split or any other split of the Class B Units occurring following the Class A/Class B Unit Split Effective Time)) (the “10% Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the First Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(c)    For any Distribution Date occurring during the Second Distribution Adjustment Period, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that if, on or prior to any given Distribution Date that occurs during the Second Distribution Adjustment Period, XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of forty percent (40%) or more of the number of Class B Units outstanding on the Additional Closing Date (or, if no Additional Closing Date has occurred, the Initial Closing Date (after giving effect to the Class B Unit Split or any other split of the Class B Units occurring following the Class A/Class B Unit Split Effective Time)) (the “40% Condition”), then distributions of Available Cash shall be distributed on such Distribution Date (and on each succeeding Distribution Date within the Second Distribution Adjustment Period) in the same proportions as set forth in Section 5.01(a).
(d)    For any Distribution Date occurring from and after the Flip Date, Available Cash shall be distributed (i) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (ii) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, if XPLR Member (or its nominees) shall have purchased, on or prior to any such Distribution Date, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate number of Class B Units that is at least twenty percent (20%) of the outstanding Class B Units as of the Additional Closing Date (after giving effect to the Class B Unit Split), then, in addition to the amounts distributable to the Other Class B Parties pursuant to this Section 5.01(d), eighty-five percent (85%) of the aggregate amount of Available Cash that would otherwise be distributed on such Distribution Date to all XPLR Class B Parties in respect of their Class B Units pursuant to this Section 5.01(d) (except to the extent otherwise provided in Section 7.01(c)(vi)) (such amount, the “Class B Reallocation Portion”) shall instead be distributed to the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentage Interests, up to a maximum amount equal to thirty-five percent (35%) of the aggregate amount of Available Cash distributed to all holders of Class B Units on such Distribution Date pursuant to this Section 5.01(d) (such maximum amount, the “Class B Reallocation Cap”); provided, further, that, notwithstanding the foregoing proviso, if XPLR Member has elected (in its sole and absolute discretion) to make the Flip Date Election pursuant to the initial paragraph of Section 5.01(e), and each of the Initial Flip Conditions has been timely satisfied, then distributions from and after December 18, 2030, shall be made in accordance with Section 5.01(e).

953303.07-WILSR01A - MSW

(e)    If the Nitrogen Buyout Condition shall have been timely satisfied, then, at any time during the period commencing on December 18, 2029, and ending on (but including) June 17, 2030, XPLR Member shall have the right, but not the obligation, to elect (as determined by XPLR Member in its sole and absolute discretion), by delivering written notice to the Class B Member Representative, to extend the Flip Date (the “Flip Date Election”), subject to satisfaction of each of the Initial Flip Conditions and the provisions set forth herein. If the Nitrogen Buyout Condition has been timely satisfied, XPLR Member elects (in its sole and absolute discretion) to make the Flip Date Election, and each of the Initial Flip Conditions has been timely satisfied, then:
(i)    For any Distribution Date occurring during the period commencing on December 18, 2030, and continuing through December 17, 2031, Available Cash shall be distributed on such Distribution Date in the same proportions as set forth in Section 5.01(a).
(ii)    For any Distribution Date occurring during the First FDE Distribution Adjustment Period, Available Cash shall be distributed (A) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (B) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided that, in addition to the amounts distributable to the Other Class B Parties pursuant to this Section 5.01(e)(ii), the Class B Reallocation Portion that would otherwise be distributed on such Distribution Date to all XPLR Class B Parties in respect of their Class B Units pursuant to this Section 5.01(e)(ii) (except to the extent otherwise provided in Section 7.01(c)(vi)) shall instead be distributed to the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentage Interests without reference to any Class B Reallocation Cap; provided, however, that if, prior to December 18, 2031, XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of seventy-three and three quarters percent (73.75%) or more of the number of Class B Units outstanding on the Additional Closing Date (after giving effect to the Class B Unit Split) (the “First FDE Condition”), then distributions of Available Cash shall be distributed on each Distribution Date within the First FDE Distribution Adjustment Period in the same proportions as set forth in Section 5.01(a).
(iii)    For any Distribution Date occurring during the Second FDE Distribution Adjustment Period, Available Cash shall be distributed (A) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (B) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided that, in addition to the amounts distributable to the Other Class B Parties pursuant to this Section 5.01(e)(iii), the Class B Reallocation Portion that would otherwise be distributed on such Distribution Date to all XPLR Class B Parties in respect of their Class B Units pursuant to this Section 5.01(e)(iii) (except to the extent otherwise provided in Section 7.01(c)(vi)) shall instead be distributed to the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentage Interests without reference to any Class B Reallocation Cap; provided, however, that, if, prior to December 18, 2032, XPLR Member (or its nominees) shall have purchased, pursuant to

953303.07-WILSR01A - MSW

one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of eighty-two and one half percent (82.50%) or more of the number of Class B Units outstanding on the Additional Closing Date (after giving effect to the Class B Unit Split) (the “Second FDE Condition”), then distributions of Available Cash shall be distributed on each Distribution Date within the Second FDE Distribution Adjustment Period in the same proportions as set forth in Section 5.01(a).
(iv)    For any Distribution Date occurring during the Third FDE Distribution Adjustment Period, Available Cash shall be distributed (A) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (B) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided that, in addition to the amounts distributable to the Other Class B Parties pursuant to this Section 5.01(e)(iv), the Class B Reallocation Portion that would otherwise be distributed on such Distribution Date to all XPLR Class B Parties in respect of their Class B Units pursuant to this Section 5.01(e)(iv) (except to the extent otherwise provided in Section 7.01(c)(vi)) shall instead be distributed to the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentage Interests without reference to any Class B Reallocation Cap; provided, however, that, if, prior to December 18, 2033, XPLR Member (or its nominees) shall have purchased, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option, an aggregate of ninety-one and one quarter percent (91.25%) or more of the number of Class B Units outstanding on the Additional Closing Date (after giving effect to the Class B Unit Split) (the “Third FDE Condition”), then distributions of Available Cash shall be distributed on each Distribution Date within the Third FDE Distribution Adjustment Period in the same proportions as set forth in Section 5.01(a).
(v)    For any Distribution Date occurring from and after December 18, 2034, Available Cash shall be distributed (A) one percent (1%) to the holders of Class A Units, pro rata in accordance with their respective Class A Percentage Interests and (B) ninety-nine percent (99%) to the holders of Class B Units, pro rata in accordance with their respective Class B Percentage Interests; provided that, in addition to the amounts distributable to the Other Class B Parties pursuant to this Section 5.01(e)(v), the Class B Reallocation Portion that would otherwise be distributed on such Distribution Date to all XPLR Class B Parties in respect of their Class B Units pursuant to this Section 5.01(e)(v) (except to the extent otherwise provided in Section 7.01(c)(vi)) shall instead be distributed to the Other Class B Parties, pro rata in accordance with their respective Other Class B Party Percentage Interests without reference to any Class B Reallocation Cap.
(f)    The aggregate number of Class B Units acquired by XPLR Member (or its nominees) pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option shall be measured separately on each Distribution Date. From and after (i) the Effective Date, for so long as XPLR Member (or any of its nominees) holds any of the Class B Units that XPLR Member acquired on the Effective Date and (ii) any Call Option Closing Date, Change of Control Closing Date, or Class B COC Closing Date, for so long as XPLR Member (or any of its nominees) holds any Class B Units it acquired on such Call Option Closing Date, Change of Control Closing Date, or Class B COC Closing Date, as applicable, XPLR

953303.07-WILSR01A - MSW

Member (or such nominee) shall, in each case, be entitled to receive its proportionate share of all distributions made to holders of Class B Units pursuant to this Article 5 in accordance with its Class B Percentage Interest then in effect, subject to the provisions of Section 5.01(d).
5.02    Distributions of Amounts Other than Available Cash.
(a)    The Managing Member shall determine the amount of any Build-Out Payments, Post-Effective Date Excess Insurance Proceeds, Sale Proceeds, Bankruptcy Recoveries, and Pine Brooke Holdings Liquidation Proceeds and Non-Controlled Entity Liquidation Proceeds received by the Company from time to time and, to the extent legally permitted, including pursuant to Section 18-607 of the Act, shall distribute any such amounts in immediately available funds, within fifteen (15) days following the end of the month in which any such amounts are received by the Company, to the holders of Class A Units and Class B Units, (i) if prior to a Distribution Adjustment Date, pro rata in accordance with their respective Unreturned Contribution Percentages as of the date of such distribution until each Member’s Unreturned Contribution equals $0, and, thereafter, in accordance with the allocation of distributions of Available Cash provided under Section 5.01 and (ii) if on or after a Distribution Adjustment Date, in accordance with the allocation of distributions of Available Cash provided under Section 5.01, as applicable.
(b)    The Initial Closing Distribution Amount and the Additional Closing Distribution (if any) shall be distributed to XPLR Member in immediately available funds, promptly following the Initial Closing and the Additional Closing (if any), respectively, in accordance with Section 4.03(b) and Section 4.03(c).
5.03    Distributions on Dissolution and Winding-Up. Upon a Dissolution Event, all available proceeds distributable to the Members as determined under Section 12.02 shall be distributed in the following order: (a) first, to each Member pro rata in accordance with the positive balance, if any, of such Member’s Capital Account (determined without regard to the allocations made pursuant to Section 12.02(b)), until each Member has received such positive balance, (b) second, to each Member based upon its respective Unreturned Contribution Percentage until the amount distributed to such Member, together with any amounts distributed pursuant to clause (a) of this Section 5.03, equals the aggregate Unreturned Contribution of such Member; (c) third, to the Class B Members (including, for the avoidance of doubt, XPLR Class B Parties), pro rata in accordance with their respective Class B Percentage Interests, until such Class B Members have received distributions that results in an Internal Rate of Return to such Class B Members, together with any amounts distributed pursuant to clause (a) and clause (b) of this Section 5.03, measured from the applicable Acquisition Date to the date of dissolution, of six and seventy-six hundredths percent (6.76%); provided that, if XPLR Member has elected (in its sole and absolute discretion) to make the Flip Date Election pursuant to the initial paragraph of Section 5.01(e) and each of the Initial Flip Conditions has been timely satisfied, then such Internal Rate of Return shall be equal to the sum of (i) six and seventy-six hundredths percent (6.76%), measured from the applicable Acquisition Date through December 18, 2030 (or, if XPLR Member shall have delivered the FDE Demand Notice to the Class B Member Representative pursuant to Section 9.07(b), the date on which the FDE Demand Notice was delivered), plus (ii) nine and three quarters percent (9.75%), measured from December 19, 2030 (or, if XPLR Member shall have delivered the FDE Demand Notice to the Class B Member Representative pursuant to

953303.07-WILSR01A - MSW

Section 9.07(b), the date on which the FDE Demand Notice was delivered), to the date of dissolution; and (d) fourth, any and all remaining proceeds after payment of the amounts specified in clauses (a), (b), and (c) of this Section 5.03, to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests. Notwithstanding anything in the preceding sentence to the contrary, any amounts otherwise distributable to the Class B Members pursuant to clause (b) or clause (c) of this Section 5.03 shall instead be distributed to the Class A Members, pro rata in accordance with their proportionate interest in the outstanding Class A Units, to the extent necessary to ensure that the aggregate amount distributable to the Class B Members pursuant to such clauses does not cause the total proceeds distributable to such Class B Members (as determined under Section 12.02) pursuant to this Section 5.03 to exceed ninety-nine percent (99%) of such proceeds.
5.04    Allocations.
(a)    For purposes of maintaining the Capital Accounts pursuant to Section 4.08, except as provided in Section 5.04(b) or Section 12.02(b), for each Fiscal Year or other applicable period, including any Distribution Adjustment Period or any Post-Flip Date Distribution Period, the Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction, shall be allocated among the Members as follows:
(i)    for the period from the Effective Date up to the first Distribution Adjustment Date and, if applicable, for any subsequent period during which Available Cash is required, pursuant to Section 5.01(b), Section 5.01(c), or Section 5.01(e), to be distributed in the same proportions as set forth in Section 5.01(a) (any such period, a “75% Period”), seventy-five percent (75%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and twenty-five percent (25%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; and
(ii)    for all periods beginning after a Distribution Adjustment Date, except any 75% Period, one percent (1%) in the aggregate to the Class A Members, pro rata in accordance with their respective Class A Percentage Interests, and ninety-nine percent (99%) in the aggregate to the Class B Members, pro rata in accordance with their respective Class B Percentage Interests; provided, however, that, for any such period beginning on or after the Flip Date, the aggregate amount of Net Profits and Net Loss of the Company, including each item of income, gain, loss, credit, and deduction allocable in respect of the Class B Members pursuant to this Section 5.04(a)(ii) for such period, shall instead be allocated among the Class B Members in accordance with the respective amounts distributed to such Class B Members pursuant to Section 5.01(d) or Section 5.01(e), as applicable.
(iii)    Notwithstanding the foregoing clauses (i) and (ii), in connection with a Liquidity Event, the Net Profits or Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss and deduction) resulting from such Liquidity Event shall be allocated among the Members in accordance with the respective amounts distributed to such Members pursuant to Section 7.09(d) and Section 5.01.

953303.07-WILSR01A - MSW

The Managing Member may adopt any reasonable measures, conventions, and assumptions to give effect to the allocations required by this Section 5.04 for any Distribution Adjustment Period or any Post-Flip Date Distribution Period.
(b)    Notwithstanding anything to the contrary in Section 5.04(a):
(i)    Nonrecourse Deductions shall be allocated to the Members in the same proportions as the allocations of Net Profits and Net Loss were made for the Fiscal Year or other applicable period pursuant to Section 5.04(a).
(ii)    Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.04(b)(ii) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
(iii)    Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an allocation period (or if there was a net decrease in Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iii)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.04(b)(iii) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(iv)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(iii) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for an allocation period (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior allocation period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.04(b)(iv)), items of income and gain shall be allocated to each Member in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.04(b)(iv) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(v)    Notwithstanding any provision hereof to the contrary except Section 5.04(b)(i) and Section 5.04(b)(ii), no losses or other items of expense shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit Capital Account balance (or increase any existing deficit Capital Account balance) at the end of the allocation period in excess of the amount such Member is required to restore

953303.07-WILSR01A - MSW

pursuant to Section 12.02(a)(iv). All losses and other items expense in excess of the limitation set forth in this Section 5.04(b)(v) shall be allocated to the Members who do not have a deficit Capital Account balances in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) in proportion to their relative positive Capital Accounts but only to the extent that such losses and other items of expense do not cause any such Member to have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv).
(vi)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in a Capital Account deficit for such Member in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv), items of income and gain will be specially allocated to such Member in any amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Capital Account deficit of the Member as quickly as possible; provided, however, that an allocation pursuant to this Section 5.04(b)(vi) shall be made only if and to the extent that such Member would have a deficit Capital Account balance in excess of the amount such Member is required to restore pursuant to Section 12.02(a)(iv) after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.04(b)(vi) were not in this Agreement. The items of income or gain to be allocated will be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This subsection (vi) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be applied and interpreted in accordance with such Treasury Regulations.
(vii)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required to be taken into account in determining the Capital Accounts of the Members under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated among the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).
(viii)    Notwithstanding anything contained herein to the contrary, any and all state Tax credits of the Company that may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity or otherwise shall be allocated to, and solely for the account of, XPLR Member.
(ix)    The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(viii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate items of income, gain, loss, and deduction to the Members so as to prevent the Regulatory Allocations from distorting the manner in which cash is distributed among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other items of income,

953303.07-WILSR01A - MSW

gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner, and in exercising this discretion, the Managing Member shall take into account future Regulatory Allocations under Section 5.04(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made thereunder.
(x)    Any items of depreciation or amortization deduction resulting from an increase to the adjusted tax basis of any Company asset pursuant to Code Section 734(b), caused by a distribution to a Member taxable under Code Section 731(a), including increases to the adjusted tax basis of assets owned by subsidiary partnerships that collaterally arise as a result of the tiered partnership principles of Rev. Rul. 92-15 or similar guidance (such asset, a “Subject Asset,” and such deductions, “Subject Deductions”), shall be allocated among the Members in accordance with Schedule 5.04; provided that, for all periods beginning after a Distribution Adjustment Date (except any 75% Period), in no event shall any allocation to XPLR Member (or its Affiliates or Permitted Assignees) pursuant to this paragraph (x) exceed the amount of Subject Deductions that would otherwise be allocable to XPLR Member (or its Affiliates or Permitted Assignees) under Section 5.04(a)(ii). Any gain resulting from a sale or other disposition of a Subject Asset shall, to the extent attributable to the Subject Deductions, be allocated in a manner commensurate with the allocation of the Subject Deductions among the applicable Class A Units and Class B Units pursuant to the preceding sentence.
(c)    To the maximum extent possible, except as otherwise provided in this Section 5.04(c), all items of Company income, gain, loss, and deduction for federal income Tax purposes shall be allocated among the Members for such purposes in the same manner in which the corresponding items computed for Capital Account purposes are allocated pursuant to Section 5.04(a) and Section 5.04(b). Income, gain, loss, and deduction with respect to property contributed to the Company by a Member or revalued pursuant to clause (b) of the definition of “Book Value” shall be allocated among the Members in a manner that seeks to eliminate, by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), the variation between the adjusted Tax basis of such property and its Book Value as required by Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(4)(i).
5.05    Varying Interests. All items of income, gain, loss, deduction, or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, in the event a Member Disposes of a Membership Interest during a Fiscal Year, the Net Profits or Net Loss of the Company, and each item of income, gain, loss, credit, and deduction, allocated to such Member and its Assignee for such Fiscal Year or other applicable period will be made between such Member and its Assignee in accordance with Section 706 of the Code using any convention permitted by Section 706 of the Code and selected by the Managing Member.

953303.07-WILSR01A - MSW

5.06    Amounts Withheld. The Company is authorized to withhold from payments and distributions to the Members and to pay over to any federal, state, or local Governmental Authority any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law and shall allocate such amounts to the Members with respect to which such amounts were withheld. All amounts withheld pursuant to the Code or any provisions of any other applicable Law with respect to any payment, distribution, or allocation to the Company or the Members shall, to the extent properly remitted to the appropriate Governmental Authority, be treated for all purposes under this Agreement as amounts paid or distributed pursuant to this Article 5 to the Members with respect to which such amount was withheld. To the extent operation of the foregoing provisions of this Section 5.06 would create a negative balance in a Member’s Capital Account (or increase the amount by which such Capital Account balance is negative), such Member shall indemnify the other Members and the Company for such withholding.
5.07    Other Payments.
(a)    Pre-Effective Date Excess Insurance Proceeds received by the Company or any of its Controlled Subsidiaries shall be paid by the Company or its applicable Controlled Subsidiary to XPLR Member promptly following the Company’s or such Controlled Subsidiary’s receipt thereof (and no payment of such Pre-Effective Date Excess Insurance Proceeds shall constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(b)    If any Post-Closing Wilmot Adjustment Payment or Wilmot Return Payment (as each such term is defined in the Asset Purchase Agreement) is received by the Company, the amount thereof shall be paid by the Company to XPLR Member in accordance with Section 4.03(d) promptly following the Company’s receipt thereof (and the payment of such amount shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(c)    Any and all State Tax Credit Payments (if any) shall be paid in immediately available funds to XPLR Member promptly following receipt thereof (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(d)    All Golden Plains Tax Equity Proceeds (if any) shall be paid in immediately available funds to XPLR Member promptly following receipt thereof by the Company (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(e)    All Golden Plains Tax Credit Insurance Proceeds (if any) shall be paid in immediately available funds to XPLR Member promptly following receipt thereof by the Company or any of its Subsidiaries (and the payment of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
(f)    Notwithstanding anything to the contrary in this Agreement, any amounts in respect of Subcontractor Delay Liquidated Damages and Network Upgrades received by the Company or any of its Subsidiaries shall be paid by the Company or such Subsidiary to XPLR Member promptly following the Company’s or such Subsidiary’s receipt thereof (and the payment

953303.07-WILSR01A - MSW

of such amounts shall not constitute a distribution pursuant to Section 5.01, Section 5.02, or Section 5.03).
5.08    Purchase Price Offset.
(a)    If it is determined pursuant to Section 2.16(e) of the Purchase Agreement that there is an Excess Purchase Price Amount, then all distributions payable pursuant to Section 5.01, Section 5.02, or Section 5.03 to XPLR Member shall be subject to offset by the Company (the “Class B Purchase Price Return Offset”) by an amount equal to the Excess Purchase Price Amount. The Excess Purchase Price Amount shall be withheld from payment of all such distributions to XPLR Member and shall be promptly paid by the Company to the Class B Members on the date of such distribution payment in satisfaction of the payment of such Excess Purchase Price Amount before any distributions on Class A Units are paid to the holders of Class A Units until the aggregate amount withheld from distributions to XPLR Member pursuant to this Section 5.08(a) equals the Excess Purchase Price Amount. XPLR Member hereby consents to such Class B Purchase Price Return Offset and hereby waives any right to receive any Excess Purchase Price Amount or payment of any distributions subject to such Class B Purchase Price Return Offset. The amounts withheld and paid in accordance with this Section 5.08(a) shall be treated as having been distributed to the Class A Members for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08.
(b)    If it is determined pursuant to Section 2.16(e) of the Purchase Agreement that there is a Deficit Purchase Price Amount, then all distributions payable pursuant to Section 5.01, Section 5.02, or Section 5.03 to the Class B Members shall be subject to offset by the Company (the “Deficit Class B Purchase Price Offset”) by an amount equal to the Deficit Purchase Price Amount. The Deficit Purchase Price Amount shall be withheld from payment of all such distributions to the Class B Members and shall be promptly paid by the Company to XPLR Member on the date of such distribution payment in satisfaction of the payment of such Deficit Purchase Price Amount before any distributions on Class B Units are paid to the holders of Class B Units until the aggregate amount withheld from distributions to Class B Members pursuant to this Section 5.08(b) equals the Deficit Purchase Price Amount; provided that, notwithstanding anything to the contrary in this Section 5.08(b), prior to the Credit Agreement Payment in Full, the Deficit Purchase Price Amount shall be paid under priority “Fifth” of Section 2.20(b) of the Credit Agreement, prior to giving effect to any withdrawals and transfers to an Excluded Account (as defined in the Credit Agreement) other than in an amount equal to the “Permitted Tax Distribution Amount” or the “Other Bankruptcy Amount” as specified in the proviso of Section 2.20(b) of the Credit Agreement. The Class B Members hereby consent to such Deficit Class B Purchase Price Offset and hereby waive, subject to the proviso in the immediately preceding sentence, any right to receive any Deficit Purchase Price Amount or payment of any distributions subject to such Deficit Class B Purchase Price Offset. The amounts withheld and paid in accordance with this Section 5.08(b) shall be treated as having been distributed to the Class B Members for all purposes of this Agreement, including the calculation of Capital Accounts under Section 4.08.
ARTICLE 6
MANAGEMENT

953303.07-WILSR01A - MSW

6.01    Management by Managing Member.
(a)    The business and affairs of the Company shall be managed by the Managing Member, and XPLR Member is hereby appointed by the Members as the Managing Member of the Company. The Class A Member(s) shall have the sole right to designate a successor Managing Member from time to time; provided that, in the event that there is more than one Class A Member, any such successor Managing Member shall be selected by the holders of a majority of the outstanding Class A Units; provided, further, that any Person appointed to serve as successor Managing Member must be an Affiliate of XPLR.
(b)    Except to the extent provided in Section 6.03, Section 6.04, Section 7.09, or as otherwise expressly provided herein, the Managing Member shall have full and exclusive power and authority on behalf of the Company to conduct, direct, and exercise control over all activities of the Company, to manage and administer the business and affairs of the Company, and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, without the need for approval by or any other consent from any other Member. Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member to such Member in writing, no Member will have any authority to bind the Company or to transact any business for the Company. The Managing Member may delegate to one or more Persons all or any part of its power and authority as Managing Member hereunder, including, subject to Section 6.03(q) and Section 6.04, pursuant to any management services agreement the Company or its Subsidiaries may enter into with any Affiliate of the Company, except for such power and authority with respect to Major Decisions or other matters expressly requiring a vote by or consent of the Members pursuant to this Agreement, which will be expressly retained by the Members.
6.02    Standard of Care.
(a)    Except for those duties expressly set forth in this Agreement, to the fullest extent permitted by Section 18-1101(c) of the Act, no Member (including the Managing Member) shall have any duties or liabilities, including fiduciary duties, to the Company or any other Member, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities, including fiduciary duties, of the Managing Member or any other Member otherwise existing at law or in equity, are agreed by the Members to modify, restrict, or eliminate to such extent, such duties and liabilities of the Managing Member and such other Members. Notwithstanding the foregoing, nothing herein shall eliminate or limit (i) the express contractual provisions set forth herein or (ii) the implied contractual covenant of good faith and fair dealing.
(b)    Each Member acknowledges its express intent, and agrees with each other Member for the mutual benefit of all the Members, that, except as expressly set forth in this Agreement:
(i)    to the fullest extent permitted by applicable Law, no Member (including the Managing Member), in its capacity as Member (or the Managing Member, as applicable), nor any of such Member’s or any of its Affiliates’ respective directors,

953303.07-WILSR01A - MSW

officers, stockholders, managers, members, partners, Affiliates, employees, or agents shall have any fiduciary duty to the Company, any other Member, or any other Person in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement; provided, however, that nothing herein shall eliminate the implied contractual covenant of good faith and fair dealing; and
(ii)    the provisions of this Section 6.02 will apply for the benefit of each Member (including the Managing Member), and, subject to Section 6.02(d), no standard of care, duty, or other legal restriction or theory of liability shall limit or modify the right of any Member to vote in the manner determined by such Member in its sole and absolute discretion, with or without cause, subject to such conditions as it shall deem appropriate, and without taking into account the interests of, and without incurring liability to, the Company, any other Member, or any officer or employee of the Company.
(c)    To the maximum extent permitted by applicable Law, but except as expressly set forth in this Agreement, each Member hereby releases and forever discharges each other Member (including the Managing Member) and its Affiliates from all liabilities that such other Member or its Affiliates might owe, under the Act or otherwise, to the Company, the releasing Member, or its Affiliates on the ground that any decision of such other Member (including the Managing Member) to grant or withhold any vote, consent, or approval constituted the breach or violation of any standard of care, any fiduciary duty, or any other legal restriction or theory of liability applicable to such other Member or its Affiliates; provided, however, that nothing herein shall eliminate any Member’s liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.02 shall limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of the Company, any Member, or any other Person may have against any Member for a breach of contract claim relating to any binding agreement, including this Agreement.
(d)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, whenever the Managing Member makes a determination or takes or declines to take (or causes or permits a Subsidiary of the Company to take or decline to take) any other action, in its capacity as such as opposed to in its individual capacity, then, unless another express standard is provided for in this Agreement, the Managing Member shall make such determination or take or decline to take (or cause or permit a Subsidiary of the Company to take or decline to take) such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Managing Member in making such determination or taking or declining to take (or causing or permitting a Subsidiary of the Company to take or decline to take) such other action (i) reasonably believes that the determination or other action or inaction is in the best interests of the Company and its Subsidiaries and (ii) does not take or decline to take (or cause or permit a Subsidiary of the Company to take or decline to take) such action with intent to benefit any other business now owned or hereafter acquired by the Managing Member or any of its Affiliates to the detriment of the Company and its Subsidiaries.

953303.07-WILSR01A - MSW

(e)    Without limiting the foregoing, the Managing Member shall, and shall carry out its obligations hereunder, in accordance with all Laws and requirements of this Agreement.
6.03    Major Decisions. Except for any action taken (i) to comply with any Material Project Agreement, any Material Contract, or the Organizational Documents of any Tax Equity Entities (in each case, to the extent that the Company or its Subsidiary that is a party thereto does not have a discretionary right thereunder with respect to such action) (collectively, the “Contractual Obligations”) and (ii) in connection with the Wilmot Return (if any), the Company and its Controlled Subsidiaries shall not, and the Managing Member shall cause the Company and its Controlled Subsidiaries not to, take any action (including by the exercise or non-exercise of the Company’s direct or indirect approval rights in any other entity in which the Company directly or indirectly owns an interest) specified in this Section 6.03 (collectively, the “Major Decisions”) without having first obtained Class B Member Approval (which consent shall in each case, except as may be expressly provided below in this Section 6.03, be given or withheld in accordance with the applicable Decision Standard described below):
(a)    amend or waive any provisions of the Delaware Certificate, this Agreement, or the Organizational Documents of any Controlled Subsidiary in a manner that adversely affects the Class B Members’ interest in the Company or indirect interest in any Controlled Subsidiary;
(b)    alter or change the rights, preferences, or privileges of the Class B Units or, if and to the extent adversely affecting the Class B Members’ rights in the Class B Units, the Class A Units;
(c)    increase or decrease the authorized or issued number of Class A Units or Class B Units;
(d)    incur Indebtedness other than (i) Emergency Loans pursuant to Section 4.05(a), in an aggregate principal amount outstanding at any one time of not more than $50 million; (ii) Tax Equity Repurchase Loans pursuant to Section 4.05(b), in an aggregate principal amount outstanding at any one time not exceeding $50 million; and (iii) Indebtedness (other than pursuant to clauses (i) and (ii)) in an aggregate principal amount outstanding at any one time not exceeding $3 million; provided that the incurrence of any Indebtedness (other than pursuant to clauses (i) through (iii) and Contractual Obligations) in an aggregate principal amount outstanding at any time exceeding $15 million shall be subject to the Sole Discretion Standard; provided, further, that, after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(d) for the incurrence of any Indebtedness (other than pursuant to Contractual Obligations);
(e)    (i) pay or declare any dividend or distribution on any equity interest of the Company or any of its Controlled Subsidiaries, except (A) as expressly contemplated by this Agreement or by the Organizational Documents of such Controlled Subsidiaries and (B) dividends and distributions declared and paid by the Company’s Subsidiaries to the Company or to another Subsidiary of the Company; or (ii) redeem or repurchase any equity interests of the Company or any of its Controlled Subsidiaries, other than the redemption, repurchase, or other acquisition of the Tax Equity Interests of Golden Plains Company, or any other Tax Equity Entity pursuant to the applicable Organizational Documents;

953303.07-WILSR01A - MSW

(f)    authorize or issue any new or additional Class A Units, Class B Units, or other equity interests of the Company or any of its Controlled Subsidiaries (excluding (i) the issuance of any Tax Equity Interests contemplated by the Initial Closing Portfolio Project Model; (ii) the Company’s issuance of Class A Units and Class B Units to XPLR Member pursuant to Section 4.03(a); and (iii) the Initial Investor’s purchase of the Initial Aggregate Class B Purchased Units and Additional Aggregate Class B Purchased Units from the Company in accordance with Section 4.03(b) and Section 4.03(c), respectively);
(g)    convert the Company or any of its Subsidiaries to an entity other than a limited liability company or other limited liability entity, dissolve, or liquidate the Company or any of its Controlled Subsidiaries (including any actions under Article 12 hereof) or take any voluntary action to cause the Company or any of its Controlled Subsidiaries to become Bankrupt;
(h)    purchase, rent, license, exchange, or otherwise acquire (each, an “Acquisition”) any assets, other than (i) with respect to any Acquisition in the ordinary course of business of spare parts or similar assets used in connection with the operations of the Company’s Subsidiaries; (ii) the redemption, repurchase, or other acquisition of Tax Equity Interests of Pine Brooke Company, Golden Plains Company, or any other Tax Equity Entity to the extent permitted by Section 4.05(b); and (iii) any Acquisition in any transaction or series of related transactions (other than those referred to in clauses (i) and (ii)) of assets for consideration not exceeding (A) $2 million in any single transaction or series of related transactions or (B) $10 million in the aggregate across all such Acquisitions; provided that any Acquisition of assets for consideration exceeding (1) $5 million in any single transaction or series of related transactions or (2) $15 million in the aggregate across all such Acquisitions shall be subject to the Sole Discretion Standard;
(i)    Dispose of or Encumber, in any transaction or series of related transactions, any assets of the Company or any of its Controlled Subsidiaries that, individually or in the aggregate, are material to the Company and its Subsidiaries, other than any Disposition or Encumbrance (i) to a Controlled Subsidiary; (ii) required under applicable Law; (iii) in the ordinary course of business of spare parts or similar assets used to conduct the operations of the Company’s Subsidiaries; (iv) pursuant to a Power Purchaser Buyout Event (provided that Class B Member Approval shall be required for any determination of fair market value of the Northern Colorado I Wind Project pursuant to the Northern Colorado I Power Purchase Agreement to the extent such fair market value is not otherwise determined by an independent appraiser in accordance with the Northern Colorado I Power Purchase Agreement); (v) in connection with Permitted Liens; or (vi) of assets in any transaction or series of related transactions for consideration not exceeding (A) $2 million in any single transaction or series of related transactions or (B) $10 million in the aggregate across all such Dispositions or Encumbrances; provided that any such Disposition or Encumbrance of assets for consideration exceeding (1) $5 million in any single transaction or series of related transactions or (2) $15 million in the aggregate across all such Dispositions or Encumbrances shall be subject to the Sole Discretion Standard; provided, further, that, (A) any Disposition of the equity interests of Pine Brooke Holdings held by the Company or its Subsidiaries shall require Class B Member Approval and (B) after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(i) for any Disposal or Encumbrance of assets other than pursuant to Contractual Obligations;

953303.07-WILSR01A - MSW

(j)    merge or consolidate with, or acquire all or substantially all of the assets of, another Person (other than a Subsidiary of the Company); provided that any such merger, consolidation, or acquisition in which the Company (or a Subsidiary of the Company) is required to pay or receives merger consideration having an aggregate fair market value exceeding $15 million shall be subject to the Sole Discretion Standard;
(k)    change any of its distribution policies, enter into any contract that prohibits or restricts distributions, or requires the establishment of any cash reserves in excess of the cash reserves permitted in the definition of Available Cash under this Agreement;
(l)    enter into a new line of business other than (i) with respect to the Company, that contemplated by Section 2.04, or (ii) with respect to any Controlled Subsidiary, that contemplated by the comparable provisions of the Organizational Documents of such Controlled Subsidiary;
(m)    enter into, modify, or terminate any joint venture or partnership or otherwise acquire the equity interests of, any Person, other than (i) a wholly owned Subsidiary of the Company; (ii) amendments to the limited liability company agreement of Desert Center Blythe to the extent that either (A) such amendment would not adversely affect the Class B Members’ interest in the Company or indirect interest in Desert Center Blythe or (B) described on Schedule 6.03(m) hereto; and (iii) the repurchase, redemption, or other acquisition of the Tax Equity Interests of Pine Brooke Company, Golden Plains Company, or any other Tax Equity Entity to the extent permitted by Section 4.05(b); provided that any such joint venture or partnership or other acquisition of equity interests that, by its terms, requires the contribution or payment by the Company (or a Controlled Subsidiary of the Company) of an amount exceeding $15 million shall be subject to the Sole Discretion Standard;
(n)    make or amend any Tax election or allocation with respect to the Company or its Controlled Subsidiaries in a way that would materially and adversely affect the Class B Units (including changing the Company’s Tax treatment as a partnership for U.S. federal Tax purposes);
(o)    other than with respect to any Power Purchase Agreements (which are addressed in clause (p) below), and other than such amendments, modifications, or terminations of the Material Contracts described on Schedule 6.03(o) hereto, (i) enter into, amend, modify, or terminate any Material Contract; (ii) suspend, accelerate, defer, or otherwise modify the timing of, any material payments under any Material Contract; or (iii) amend, assign, waive, or relinquish any material rights (or security posted) under any Material Contract, in each case of clause (i) through clause (iii), other than in the ordinary course of business, and except for any action contemplated by clause (i) through clause (iii) that (A) (1) would not reduce the amount of Projected Available Cash during any calendar month, as compared to the amount of Projected Available Cash during such month if such action had not been taken; (2) would not otherwise be materially adverse to the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement; (3) would not be reasonably expected to materially interfere with or adversely affect the performance by the Company or its Controlled Subsidiaries under any other then-existing Material Contract (including any Power Purchase Agreement); and (4) would not amend or modify the terms relating to credit support, including guarantees, or indemnification

953303.07-WILSR01A - MSW

rights in any manner that is material and adverse to the Company or its Subsidiaries; or (B) extends the then-remaining term of such Material Contract but does not otherwise materially amend the provisions thereof; provided that any action contemplated by clauses (i) through (iii) that would reduce the amount of Projected Available Cash during any calendar month shall be subject to the Sole Discretion Standard;
(p)    (i) enter into, amend, modify, suspend, or terminate any Power Purchase Agreement; or (ii) assign, release, waive, or relinquish any material rights or obligations of (or, unless replacement security is being provided satisfying the requirements of the applicable Power Purchase Agreement, any security posted by) any party to any Power Purchase Agreement, in each case of clause (i) and clause (ii), that would reasonably be expected to (A) result in a reduction of net revenues from sales of energy by the applicable Controlled Subsidiary pursuant to any Power Purchase Agreement then in effect for any measurement period thereunder (or otherwise reduce the amount of Projected Available Cash during any calendar month, as compared to the amount of Projected Available Cash during the applicable month if such action had not been taken); (B) reduce the then-remaining term of any Power Purchase Agreement then in effect; (C) materially interfere with or adversely affect the performance by the Company or its Controlled Subsidiaries under any other then-existing Material Contract (including any Power Purchase Agreement); (D) result in an amendment or modification of the terms relating to liquidated damages, or credit support (including guarantees) (other than an increase or improvement thereof), or termination rights, indemnification rights and limits, fees, or pricing methodology (other than an improvement thereof); or (E) be materially adverse to the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement; provided that, after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(p) for any action or matter described in the foregoing clause (i) and clause (ii);
(q)    enter into, amend, modify, extend, renew, fail to renew, or terminate any Affiliate Transaction, or waive any material rights under any Affiliate Transaction; provided, however, that Class B Member Approval shall not be required for (i) Capital Calls pursuant to Section 4.04; (ii) loans pursuant to Section 4.05(a) and Section 4.05(b) in the aggregate principal amount permitted thereby (plus the reasonable and documented out-of-pocket costs, fees, or expenses permitted therein); (iii) hedging arrangements in the ordinary course of business; (iv) any Affiliate Transaction in the ordinary course of business, on terms no less favorable to the Company or its applicable Controlled Subsidiary than generally available in an arm’s-length transaction and that are expected to result in payments less than (A) $1 million for any single transaction or series of related transactions or (B) $5 million in the aggregate across all such Affiliate Transactions (except that no consent is required for any Affiliate Transaction involving the acquisition, Disposition, or Encumbrance, in the ordinary course, of spare parts or similar assets used to conduct the operations of the Company’s Subsidiaries); (v) any Affiliate Transaction on terms no less favorable than generally available in an arm’s-length transaction and that (A) would not reduce the amount of Projected Available Cash during any calendar month, as compared to the amount of Projected Available Cash during such month if such Affiliate Transaction had not been entered into; (B) would not otherwise be materially adverse to the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement; and (C) would not reasonably be expected to materially interfere with or adversely affect the performance by the Company or its Controlled Subsidiaries under any other then-existing Material Contract (including any Power Purchase Agreement); or (vi) any transaction expressly

953303.07-WILSR01A - MSW

contemplated by any of the agreements listed on Schedule 6.03(q) hereto (excluding amendments, waivers, terminations, or renewals of such agreements, unless otherwise permitted under the foregoing clauses (i) through (v)); provided, further, that, (1) any Affiliate Transaction that is expected to reduce the amount of Projected Available Cash during any calendar month shall be subject to the Sole Discretion Standard; and (2) after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(q) for any action or matter other than as described in the immediately foregoing clause (vi);
(r)    other than with respect to any matters set forth on Schedule 6.03(r) hereto, commence, settle, terminate, or fail to pursue any material litigation, proceeding, governmental or regulatory action, or other Claim reasonably expected to involve the payment by the Company or its Controlled Subsidiaries of more than $1 million individually or $5 million in the aggregate; provided that any action contemplated by this Section 6.03(r) that is reasonably expected to involve the payment by the Company or its Controlled Subsidiaries of more than $3 million individually or more than $15 million in the aggregate shall be subject to the Sole Discretion Standard; provided, further, that any material litigation, proceeding, governmental or regulatory action that is a Guaranteed Tax Credit Dispute shall remain subject to control by XPLR Member and shall not require Class B Member Approval;
(s)    accelerate, delay, defer, or otherwise modify any material payments, payables, receivables, other than in the ordinary course of business consistent with past practice and the policies of the Company and its Controlled Subsidiaries then in effect or amend the policies of the Company and its Controlled Subsidiaries relating to any of the foregoing;
(t)    (i) adopt or materially amend any hedging plan or (ii) enter into, materially modify, or terminate any hedging arrangements, in each case, outside the ordinary course of business or in amounts exceeding any agreed hedging policy of the Company or its Controlled Subsidiaries; provided that, after the occurrence of a Triggering Event, Class B Member Approval shall be required under this Section 6.03(t) for any action described in the foregoing clauses (i) and (ii);
(u)    after the occurrence of a Triggering Event, (i) adoption or modification of any operating or capital budget, or the taking of any actions inconsistent with any such budget; (ii) incurring, committing to, modifying, or terminating any expenditure or series of related expenditures not included in, or to the extent exceeding the amount included in, the applicable operating or capital budget then in effect and approved pursuant to Section 6.03(u)(i), outside the ordinary course of business in excess of $1 million; and (iii) making any Capital Call, other than in respect of an Emergency; or
(v)    agree to take any of the foregoing actions.
Class B Member Approval shall be subject to the following standards (each, a “Decision Standard”) (1) with respect to Major Decisions set forth in clauses (a) through (c), (f), (g), (l), (p), and (u) of this Section 6.03 (and clause (v) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (1)), Class B Member Approval may be granted or withheld in the sole discretion of the applicable Members (the “Sole Discretion Standard”); (2) with respect to Major Decisions set forth in clauses (e), (k), (n), (s) and (t) of this Section 6.03 (and clause (v) of this

953303.07-WILSR01A - MSW

Section 6.03, solely as it relates to the foregoing clauses in this clause (2)), Class B Member Approval shall not be unreasonably withheld, conditioned, or delayed; and (3) with respect to Major Decisions set forth in clauses (d), (h), (i), (j), (m), (o), (q), and (r) of this Section 6.03 (and clause (v) of this Section 6.03, solely as it relates to the foregoing clauses in this clause (3)), Class B Member Approval shall not be unreasonably withheld, conditioned, or delayed, except to the extent otherwise set forth in each of the foregoing clauses.
Until the earlier to occur of the Credit Agreement Payment in Full and the date on which the security interests under the Loan Documents (as defined in the Credit Agreement) are released in accordance with the provisions thereof, with respect to any matter (y) that requires Class C Member Approval (as that term is defined in the Pine Brooke Holdings LLC Agreement), but solely to the extent required pursuant to the provisions of the Pine Brooke Holdings LLC Agreement listed below (in each case, subject to the qualifications, exceptions, and limitations set forth therein), and (z) the Company is entitled to vote Pine Brooke Holdings Class C Units on such matter, then, before the Company may exercise any such vote, the Managing Member shall be required to obtain Class B Member Approval (which consent shall not be unreasonably withheld, conditioned, or delayed):
(aa)    Section 6.03(b)(ii) of the Pine Brooke Holdings LLC Agreement (to the extent such action, matter, event, or transaction would reasonably be expected to result in a Pine Brooke MAE);
(bb)    Section 6.03(d) of the Pine Brooke Holdings LLC Agreement (but solely to the extent that such action or event would have a Pine Brooke MAE);
(cc)    Section 6.03(g) of the Pine Brooke Holdings LLC Agreement (to the extent such action, matter, event, or transaction would reasonably be expected to result in a Credit Agreement MAE);
(dd)    Section 6.03(i) of the Pine Brooke Holdings LLC Agreement (but solely in respect of any Disposition (and not any Encumbrance));
(ee)    Section 6.03(k) of the Pine Brooke Holdings LLC Agreement (to the extent such action, matter, event, or transaction would reasonably be expected to have a Pine Brooke MAE);
(ff)    Section 6.03(l) of the Pine Brooke Holdings LLC Agreement;
(gg)    Section 6.03(m) of the Pine Brooke Holdings LLC Agreement (to the extent such action would reasonably be expected to result in a Credit Agreement MAE);
(hh)    Section 6.03(o) of the Pine Brooke Holdings LLC Agreement (to the extent such action would reasonably be expected to result in a Credit Agreement MAE); and
(ii)    Section 6.03(p) of the Pine Brooke Holdings LLC Agreement (to the extent such action would reasonably be expected to result in a Credit Agreement MAE).

953303.07-WILSR01A - MSW

6.04    Affiliate Transactions. Notwithstanding anything to the contrary in this Agreement, except as otherwise permitted under Section 6.03, the taking of any action, or failure to take any action, by the Company or any of its Controlled Subsidiaries in the Company’s or such Controlled Subsidiary’s capacity as a party to an Affiliate Transaction in connection with (a) a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) by the Company or any of its Controlled Subsidiaries against a counterparty to such Affiliate Transaction or by a counterparty to such Affiliate Transaction against the Company or any of its Controlled Subsidiaries (including a waiver of any such breach or default, notice of breach or default, or notice of termination for breach or default in accordance with the terms of such Affiliate Transaction), to the extent (i) the monetary damages (to the extent any monetary damages are reasonably determinable and would be a sufficient remedy for such breach default, indemnity, or other Claim) arising from such actual or alleged breach default, indemnity, or other Claim would reasonably be expected to exceed $750,000 individually or $3.75 million in the aggregate across all such breaches, defaults, indemnities, or other Claims or (ii) such actual or alleged breach, default, indemnity, or other Claim (to the extent any monetary damages are not reasonably determinable and would not be a sufficient remedy for such breach default, indemnity, or other Claim) would reasonably be expected to be materially adverse to (A) the Company and its Subsidiaries or (B) the Class B Members’ rights in respect of the Class B Units or other rights pursuant to this Agreement, or (b) the enforcement or exercise of, failure to enforce or exercise, any of the Company’s or any of its Controlled Subsidiaries’ material rights or remedies in respect to a material election, notice, or consent or a breach, default, indemnity, or other Claim (or alleged breach, default, indemnity, or other Claim) described in the foregoing clause (a) shall be conducted by or under the direction of the Class B Member Representative, in consultation with the Managing Member, but only after the applicable counterparty to such Affiliate Transaction and the Managing Member cooperate in good faith to resolve any disputes between them arising out of or in connection with any matter specified in clause (a) or clause (b) above, and, in the absence of any such resolution, neither the Company nor any of its Controlled Subsidiaries shall, and the Managing Member shall not cause the Company or any of its Controlled Subsidiaries to, take or fail to take any actions in respect of any matter specified in clause (a) or clause (b) above without the consent of the Class B Member Representative. The advisors, consultants, and other representatives retained by the Company or any of its Controlled Subsidiaries in connection with any matter subject to this Section 6.04 shall be selected by the Class B Member Representative, in its reasonable discretion, and the reasonable, documented out-of-pocket fees, costs, and expenses of any such advisors, consultants, or other representatives so selected by the Class B Member Representative shall be borne by the Company.
6.05    Officers. The Managing Member may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (including president, vice president, secretary, and treasurer) to any such person, and any such assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such title. Each such officer shall hold office until his successor shall have been duly appointed or until his death, resignation, or removal. Any such officer may be removed by the Managing Member at any time for any reason, with or without cause, in its sole discretion. Any new or replacement officer shall be duly appointed in writing by the Managing Member. All officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions of the officers of

953303.07-WILSR01A - MSW

the Company to the same extent as the Managing Member would be responsible if such actions and inactions were taken by the Managing Member. Each person listed below is hereby appointed to the office set forth opposite such person’s name, to serve until such person’s successor shall have been duly appointed or until such person’s earlier death, resignation, or removal:

Name	Title
Alan Liu	President
Christopher H. Zajic	Vice President and Treasurer
Matthew Roskot	Vice President
Robert Gordon	Vice President
Mitchell S. Ross	Vice President
Jason B. Pear	Secretary
David Flechner	Assistant Secretary
6.06    Business Opportunities.
(a)    Each Member, including the Managing Member, and each Affiliate of a Member may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member, or any Affiliate of another Member the right to participate therein. Subject to Section 6.03(r), the Company may transact business with any Member or Affiliate thereof, and no Affiliate of a Member shall be restricted in its right to conduct, individually or jointly with others, for its own account any business activities. No Member or its Affiliates shall have any duty or obligation, express or implied, fiduciary or otherwise, to account to, or to share the results or profits of such business activities with, the Company, any other Member, or any Affiliate of any other Member, by reason of such business activities. The provisions of this Section 6.06 constitute an agreement to modify or eliminate, as applicable, fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.
(b)    In furtherance of the foregoing, but subject to Section 6.03, each Member:
(i)    renounces in advance each and every interest or expectancy it or any of its Affiliates might be considered to have under the Act, at common law or in equity, by reason of its membership in the Company in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any other Member or its Affiliates now or in the future engages, that is presented to the Company, to any other Member, to any of their respective Affiliates, or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of the Company or of any other Member or any of their respective Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any other Member or any of its Affiliates might be considered to owe to the waiving Member, at common law or in equity, by reason of the

953303.07-WILSR01A - MSW

waiving Member’s membership in the Company, to offer to the Company or the waiving Member or any of its Affiliates any such business opportunity, or in any such opportunity to participate in any such business opportunity.
(c)    The Company:
(i)    renounces in advance each and every interest or expectancy it might be considered to have under the Act, at common law, or in any business opportunity, or in any opportunity to participate in any business opportunity, in any business or industry in which any Member or any of its Affiliates now or in the future engages, which is presented to such Member or any of its Affiliates or to any present or future partner, member, director, officer, manager, supervisor, employee, agent, or representative of such Member or any of its Affiliates; and
(ii)    waives and consents to the elimination of any fiduciary or other duty, including any duty of loyalty, that any Member or any of its Affiliates might be considered to owe to the Company, at common law or in equity, by reason of such Member’s membership in the Company, to offer to the Company any such business opportunity, or in any such opportunity to participate in any such business opportunity.
6.07    Insurance Coverage. The Managing Member shall cause the Company to procure and maintain property and casualty insurance, including general liability, auto liability, workers’ compensation, employer’s liability, umbrella liability, and other types of insurance as the Managing Member may deem necessary or appropriate in its reasonable discretion and as is consistent with any requirements under the Material Project Agreements and applicable industry standards for the industry in which the Company and its Subsidiaries operate and as otherwise maintained by, or required to by maintained by, the Company and its Subsidiaries for any project owned or operated by the Company or its Subsidiaries.
6.08    Exculpation and Indemnification.
(a)    To the fullest extent permitted by Law, each Member (including the Managing Member), each present and former officer of the Company, and each present and former Affiliate of a Member, and each of their respective present and former officers, directors, stockholders, partners, members, managers, employees, Affiliates, representatives, and agents, and their respective successors, heirs, and legal and personal representatives (each, a “Covered Person”) shall have no liability to the Company, any Member, or any other Person and is hereby exculpated from any liability arising out of or relating to the Company, its business, assets, properties, Subsidiaries, Non-Controlled Entities, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that the foregoing shall not eliminate any Covered Person from liability resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing. Notwithstanding the foregoing, nothing in this Section 6.08 shall be deemed to impose fiduciary duties on any Member (including the Managing Member) or otherwise modify or limit the standard of care set forth in Section 6.02.

953303.07-WILSR01A - MSW

(b)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all Claims in which such Covered Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or relating to the Company, its business, assets, properties, Subsidiaries, Non-Controlled Entities, or liabilities or any act or omission performed or omitted by such Covered Person in relation thereto; provided, however, that no Covered Person shall be entitled to indemnification under this Section 6.08(b) with respect to any Claim to the extent (i) resulting from fraud, gross negligence, or the willful misconduct of such Covered Person, a breach of the express provisions of this Agreement, or a bad faith breach of the implied contractual covenant of good faith and fair dealing or (ii) initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Managing Member in connection with Claims brought against such Covered Person by Persons that are not the Company (or any of its Subsidiaries) or Affiliates of the Company or any of its Subsidiaries. Expenses incurred by a Covered Person in defending any Claim shall be paid by or on behalf of the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.08(b).
(c)    The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered hereby shall be the primary source of indemnification and advancement for such Covered Person in connection therewith, and any obligation on the part of any other indemnitor under any other agreement to indemnity or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that such Covered Person may collect as indemnification or advancement from the Company. Subject to the foregoing, the Company shall be subrogated to the rights of such Covered Person against, and shall be entitled to seek contribution from, any third party, including any insurance company, that is not an Affiliate of any Member (or any insurance policy covering such Member or its Affiliates) to recover the amount of such indemnification (or such portion thereof as to which the Company shall be entitled to contribution) after the Covered Person shall have been fully and completely indemnified (whether pursuant to this Agreement or otherwise) in respect of the Claim which gave rise to such indemnification. Any such Covered Person shall fully cooperate with the Company, at the Company’s expense, in its efforts to enforce against any such third party the rights to which it is so subrogated.
(d)    The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable Law, its obligation to indemnify Covered Persons under this Agreement shall apply to any amounts expended by any other indemnitor under any other agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Claims to the extent such amounts extended by such other indemnitor are on account of any unpaid indemnity amounts hereunder.
(e)    The right of any Covered Person to the indemnification provided herein is cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of Law or equity, and extend to such Covered Person’s successors, assigns, and legal representatives.

953303.07-WILSR01A - MSW

(f)    If this Section 6.08 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or properly constituted arbitration panel, then the Company shall nonetheless, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Person entitled to be indemnified pursuant to this Section 6.08 as to liabilities to the full extent permitted by any applicable portion of this Section 6.08 that shall not have been invalidated.
ARTICLE 7
DISPOSITIONS AND RESTRICTIONS ON DISPOSITIONS
7.01    General Restrictions on Dispositions.
(a)    Except as otherwise provided in Section 4.03 or in this Article 7, and other than Dispositions by a Member to one or more of its Affiliates, (i) prior to the Flip Date, XPLR Member and its Affiliates holding Class A Units or Class B Units may not Dispose of all or any portion of their Class A Units or Class B Units without Class B Member Approval, unless, in each case, prior to or concurrently with (and conditioned upon) such Disposition, as applicable, as of such time, XPLR Member (or its nominee) purchases, pursuant to one or more exercises of the Call Option, XPLR Change of Control Option, or Class B COC Option in accordance with Section 7.02, Section 7.03, or Section 7.04, as applicable, all of the Class B Units then outstanding and not held by XPLR Member or any of its Affiliates; and (ii) no Class B Member (other than XPLR Member and its Affiliates holding Class B Units, which holders are subject to the restriction in the foregoing clause (i)) may Dispose of all or any portion of its Class B Units prior to the sixth (6th) anniversary of the Effective Date without the prior written consent of XPLR Member; provided, however, that (1) each Class A Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class A Units and Class B Units in connection with a Class A Permitted Loan Financing, and each Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class A Permitted Loan Financing on pledged Class A Units shall not be deemed to violate this Section 7.01(a)); and (2) each Class B Member shall be permitted to pledge all or a portion of its Membership Interest in, and distributions with respect to, its Class B Units solely in connection with a Class B Permitted Loan Financing, and XPLR Member agrees to provide reasonable cooperation in connection therewith (it being agreed by the Members that any foreclosure under such Class B Permitted Loan Financing on pledged Class B Units shall not be deemed to violate this Section 7.01(a); provided that any Disposition by any lender or other pledgee of pledged Class B Units in connection with or following any such foreclosure shall (A) remain subject to Section 7.01(b) and (B) require the prior written consent of XPLR Member if the proposed Assignee is an Excluded Party). Subject to Section 7.01(b), at any time on or after the sixth (6th) anniversary of the Effective Date, each of the Class B Members (other than XPLR Member and its Affiliates holding Class B Units) may freely Dispose of all or any portion of its Class B Units to any Person, other than an Excluded Party, without the consent of XPLR Member, but only to the extent that, on or prior to the date of such Class B Member’s delivery of a Disposition Notice (as defined below) with respect to such Disposition of Class B Units, such Class B Member has not received a then pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units held by such Class B Member (including a Call Option Notice or Class B COC Notice for which the Call Option Closing or Class B COC Closing has been delayed as a result of a Call Option Cash Shortfall or Class B COC Cash Shortfall pursuant to

953303.07-WILSR01A - MSW

Section 7.02(h) or Section 7.04(e), as applicable) (in which event, such Class B Member shall be permitted to Dispose of only such number of its Class B Units as is not subject to such Call Option Notice or Class B COC Notice, as applicable), subject to the rights of XPLR Member with respect to such Class B Units, as set forth in Section 7.01(c). Notwithstanding any other provision of this Article 7, any Disposition of Class B Units by any Class B Member or Assignee (other than XPLR Member and its Affiliates holding Class B Units) may be effected only if such Class B Member or Assignee Disposes of Class B Units constituting a Proportionate Class B Allocation of such Class B Member’s or Assignee’s Class B Units, in accordance with the other requirements of this Section 7.01. Each Member agrees that it shall provide the Managing Member and the other Members with prior written notice of any proposed Disposition or Encumbrances of its Membership Interests (a “Disposition Notice”). Any attempted Disposition or Encumbrance of a Membership Interest other than in strict accordance with this Article 7 shall be, and is hereby declared, null and void ab initio.
(b)    An Assignee may be admitted to the Company as a Member, with the Membership Interest so Disposed of to such Assignee, only if such Disposition is effected in accordance with Section 7.01(a) and, if applicable, Section 7.02 or Section 7.03. In addition to the requirements set forth in Section 7.01(a), any Disposition and admission of an Assignee as a Member shall also be subject to each of the following requirements, and such Disposition (and admission, if applicable) shall not be effective unless and until such requirements are complied with or satisfied; provided that the Managing Member, in its sole and absolute discretion, may waive any of the following requirements (it being understood and agreed that the Disposition of Class B Units to Initial Investor by XPLR Member in accordance with and pursuant to the Purchase Agreement and Section 4.03(b) satisfies all requirements set forth in this Agreement to effect such Disposition and admit Initial Investor as a Member):
(i)    Disposition Documents. The following documents must be delivered to the Managing Member and must be satisfactory, in form and substance, to the Managing Member (provided that, in the case of a Disposition pursuant to a foreclosure under a Class A Permitted Loan Financing or a Class B Permitted Loan Financing, the documents under clause (B) below shall be required to be executed and delivered by only the Assignee (and not the Disposing Member) and all expenses required to be paid under clause (ii) below may be paid solely by the applicable Assignee):
(A)    Disposition Instrument. A fully executed copy of the instrument pursuant to which the Disposition is effected.
(B)    Ratification of and Joinder to this Agreement. An instrument, executed by the Disposing Member and its Assignee, containing the following information and agreements, to the extent they are not contained in the instrument described in Section 7.01(b)(i)(A): (aa) the notice address of the Assignee and, if applicable, each Parent of the Assignee; (bb) the Unreturned Contribution Percentages, after giving effect to the Disposition, of each of the Disposing Member and its Assignee (which together must total the Unreturned Contribution Percentage of the Disposing Member before the Disposition); (cc) the Assignee’s ratification of this Agreement and agreement to be bound by this Agreement, and

953303.07-WILSR01A - MSW

Assignee’s confirmation that the representations, warranties, and covenants in Section 3.02 and Section 8.04 are true and correct with respect to it; and (dd) representations and warranties by the Disposing Member and its Assignee that the Disposition and admission of Assignee are being made in accordance with all applicable Laws and, to the extent applicable, the terms of any Class A Permitted Loan Financing or Class B Permitted Loan Financing and do not result in any violation thereof or default thereunder.
(ii)    Payment of Expenses. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth (10th) day after the receipt by that Person of the Company’s invoice for the amount due. The Company will provide such invoice as soon as practicable after the amount due is determined or made known to the Company, but in no event later than ninety (90) days thereafter.
(iii)    No Release. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any of its liabilities to the Company or the other Members arising from events or circumstances occurring prior to the Disposition.
(iv)    No Violation of Laws. No Disposition of a Membership Interest shall be permitted unless such Disposition is being made (A) pursuant to a valid exemption from registration under the Securities Act and any applicable state securities Law and in accordance with such securities Laws and (B) in accordance with all other applicable Laws.
(v)    PTP. No Disposition shall be permitted if such Disposition would result in the Company’s being treated as a publicly traded partnership subject to Tax as an association for U.S. federal income Tax purposes.
(c)    If, at any time on or after the sixth (6th) anniversary of the Effective Date, any Class B Member wishes to Dispose of any or all of its Class B Units other than to an Affiliate or in connection with a Liquidity Event and XPLR Member has not, at such time, delivered a then-pending Call Option Notice or Class B COC Notice with respect to all of the Class B Units then held by such Class B Member, then XPLR Member shall have a right of first offer with respect thereto in accordance with the following provisions:
(i)    The Disposing Member shall provide the Managing Member and XPLR Member with a Disposition Notice specifying the number of Class B Units that the Disposing Member intends to Dispose of (which shall not include any Class B Units subject to a pending Call Option Notice).
(ii)    XPLR Member shall have a period of up to thirty (30) days following receipt of such Disposition Notice to offer in writing (an “Offer Notice”) to purchase all of the Class B Units specified in the Disposition Notice, which Offer Notice shall include the proposed aggregate purchase price (which may be payable in cash and XPLR Common Units, Non-Voting XPLR Common Units, or other marketable securities,

953303.07-WILSR01A - MSW

as set forth in such Offer Notice) and the date on which such purchase is proposed to be consummated.
(iii)    If XPLR Member fails to submit an Offer Notice within such period of thirty (30) days or such Class B Member rejects XPLR Member’s offer contained in the Offer Notice, then, for a period of one hundred eighty (180) days thereafter, the Disposing Member shall be permitted to sell to any Person other than an Excluded Party all of the Class B Units specified in the Disposition Notice on terms that are, in the aggregate, no less favorable to such Class B Member than that offered by XPLR Member pursuant to Section 7.01(c)(ii) hereof (including taking into account amount and form of consideration (including any liquidity discounts) and such other factors as such Class B Member may reasonably determine in good faith), subject to compliance with Section 7.01(b).
(iv)    Each Class B Member hereby agrees that, in connection with any Disposition of its Class B Units pursuant to this Section 7.01(c), such Class B Member shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(c) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of such Class B Member, to repay, all of such Class B Member’s then outstanding Indebtedness required to be repaid under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(c) are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(v)    XPLR Member may, in its sole discretion, assign to XPLR or any Affiliate of XPLR its right to offer to purchase the Class B Units of any Class B Member pursuant to this Section 7.01(c).
(vi)    No Class B Unit acquired by XPLR Member (or its assignee) pursuant to this Section 7.01(c) shall be subject to the limitation on amounts distributable to XPLR Class B Parties pursuant to Section 5.01(d) or Section 5.01(e), and each such Class B Unit shall be eligible to receive distributions pursuant to Section 5.01(d) and Section 5.01(e), without regard to such limitation; provided that, for the avoidance of doubt, any Class B Units acquired by XPLR Member (or its assignee) pursuant to this Agreement (other than this Section 7.01(c)) shall remain subject to the limitation on amounts distributable to XPLR Class B Parties pursuant to Section 5.01(d) or Section 5.01(e), as applicable.
(d)    If, at any time on or after the Flip Date, XPLR Member or any of its Affiliates proposes to Dispose of all or any portion of the Class B Units then held by XPLR Member and its Affiliates (any such Disposition, a “Tag-Along Sale”), then XPLR Member shall, at least ten (10) Business Days prior to the consummation of any such proposed Disposition, furnish a written notice (the “Tag-Along Notice”) to Investor, which Tag-Along Notice shall specify (w) the number of Class B Units proposed to be sold in the Tag-Along Sale, (x) the aggregate purchase price proposed to be paid in the Tag-Along Sale and the form of consideration

953303.07-WILSR01A - MSW

in which the purchase price will be paid, (y) the identity of the proposed purchaser, and (z) any other material terms offered by such purchaser. Investor shall have seven (7) Business Days following receipt of the Tag-Along Notice to deliver written notice to XPLR Member indicating whether Investor wishes to include in the proposed Tag-Along Sale all of the Class B Units then held by Investor and its Affiliates, subject to Section 7.01(d)(iii).
(i)    If Investor exercises its rights under this Section 7.01(d), Investor shall agree to make the same representations, warranties, covenants, indemnities, and agreements in connection with a Tag-Along Sale as XPLR Member and its Affiliates; provided that (A) Investor shall not be required to make any representations or warranties about the business of the Company or its Subsidiaries or Non-Controlled Entities; (B) Investor shall not be liable for the inaccuracy of any representation or warranty or the breach of any covenant made with respect to XPLR Member or any of its Affiliates and their ownership of Class B Units; and (C) any liability relating to representations, warranties, or covenants (and related indemnities) and other indemnification obligations entered into in connection with the Tag-Along Sale shall be shared by Investor and XPLR Member pro rata based on their respective gross proceeds to be received in respect of Class B Units Disposed of in the Tag-Along Sale (except with respect to representations and warranties or covenants or indemnities as to any specific holder of Class B Units, for which only such holder shall be responsible) and in any event shall not exceed the total proceeds actually received by Investor as consideration for its Class B Units in such Tag-Along Sale. Each of Investor and XPLR Member will be responsible for its pro rata share of the third party, out-of-pocket costs incurred in connection with the proposed Tag-Along Sale (based on the gross proceeds received by it in respect of Class B Units Disposed of in the Tag-Along Sale).
(ii)    If Investor exercises its rights under this Section 7.01(d), (A) then the closing of the Disposition of Investor’s Class B Units shall take place concurrently with the closing of the Disposition of XPLR Member’s Class B Units (subject to receipt of any Governmental Authorizations required to be obtained by or with respect to Investor or any of its Affiliates); and (B) Investor shall use reasonable best efforts to secure any Governmental Authorization required to be obtained by or with respect to Investor or any of its Affiliates and shall provide any information that may be needed from Investor in connection therewith, to comply as soon as reasonably practicable with all applicable Laws, and to take all such other actions and to execute such additional documents as are necessary or appropriate in order to consummate the sale of Investor’s Class B Units in conjunction with the Tag-Along Sale, free and clear of all Encumbrances (other than those created by this Agreement and applicable securities Laws); provided that the closing of the Disposition of XPLR Member’s Class B Units in any Tag-Along Sale shall not be delayed because of Investor’s inability to consummate the Disposition of its Class B Units as a result of any failure of Investor, prior to the closing of such Disposition of XPLR Member’s Class B Units, to secure any Governmental Authorization required to be obtained by or with respect to Investor or any of its Affiliates or to cause the release of all Encumbrances (other than those created by this Agreement and applicable securities Laws) on Investor’s Class B Units to be Disposed of in the such Tag-Along Sale or otherwise.

953303.07-WILSR01A - MSW

(iii)    If the proposed purchaser elects to purchase an aggregate number of Class B Units that is less than (A) the number of Class B Units as originally agreed with XPLR Member plus (B) all Class B Units held by Investor and its Affiliates, then the number of Class B Units to be sold by XPLR Member and Investor and its Affiliates shall be reduced pro rata (based upon the relative number of Class B Units each of XPLR Member and its Affiliates, on the one hand, and Investor on the other hand, proposes to sell in such Tag-Along Sale) to such aggregate number. In the event that Investor fails to timely exercise its rights to participate in a Tag-Along Sale pursuant to this Section 7.01(d), XPLR Member and its Affiliates shall have ninety (90) days from the date of the Tag-Along Notice to consummate the transaction on terms no more favorable to XPLR Member than those set forth in the Tag-Along Notice without being required to provide an additional Tag-Along Notice to Investor. Any Class B Units not sold by XPLR Member or its Affiliates within such period of ninety (90) days shall continue to be subject to the requirements of this Section 7.01(d).
(iv)    Investor hereby agrees that, in connection with the consummation of any Tag-Along Sale, Investor shall use all cash and all Cash Equivalents received pursuant to this Section 7.01(d) (net of any deductions or withholdings required under applicable Law) and all other cash on hand and all Cash Equivalents of Investor, to repay all of Investor’s then outstanding Indebtedness required to be repaid under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to this Section 7.01(d) are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(e)    Notwithstanding anything in this Agreement to the contrary, other than Sections 7.02, 7.03, and 7.04, no Member may Dispose of all or any portion of its Membership Interest to the extent (i) the transferee is, during (A) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (B) any applicable depreciation recovery period of any direct or indirect asset of a Tax Equity Entity, a Person who is a Related Party; (ii) the Disposition would, with respect to any Tax Equity Investor, result in any recapture, loss, unavailability, delay, or disallowance of all or a portion of any federal income Tax credits otherwise available pursuant to Section 45 of the Code or Section 48 of the Code (or, in each case, any successor provision) allocated or allowed, or that would otherwise be allocable or allowable, to such Tax Equity Investor; (iii) during the (y) applicable investment Tax credit recapture period or (z) any period in which depreciation deductions under the Modified Accelerated Cost Recovery System (MACRS) may be claimed by a Tax Equity Entity with respect to any of its direct or indirect assets, the Disposition would cause all or a portion of any of the assets held by the Company or any of its Subsidiaries or any Non-Controlled Entity to become “tax-exempt use property” within the meaning of Section 168(h) of the Code during any applicable recovery period; or (iv) the Disposition would result in a change in ownership or reassessment with respect to Genesis Solar, LLC (or its real property) for purposes of §64 of the California Revenue & Taxation Code upon the consummation of the Disposition.

953303.07-WILSR01A - MSW

7.02    Call Option.
(a)    At any time, and from time to time, on or after December 18, 2025, but prior to December 18, 2034, XPLR Member shall have the right, but not the obligation, to acquire, subject to the limitations and requirements of this Section 7.02, all or any portion of the outstanding Class B Units at a purchase price that results in an Internal Rate of Return per Class B Unit purchased pursuant to this Section 7.02, measured from the applicable Acquisition Date of such Class B Unit to the Call Option Closing Date, of six and seventy-six hundredths percent (6.76%) (the “Call Option Purchase Price”), upon the terms and conditions set forth in this Section 7.02 (the “Call Option”); provided, however, that, if XPLR Member has elected (in its sole and absolute discretion) to make the Flip Date Election pursuant to the initial paragraph of Section 5.01(e), then, solely with respect to the delivery of any Call Option Notice that occurs after December 18, 2030, the Call Option Purchase Price shall be equal to the sum of (i) an amount that results in an Internal Rate of Return per Class B Unit purchased at the applicable Call Option Closing pursuant to this Section 7.02 of six and seventy-six hundredths percent (6.76%), measured from the applicable Acquisition Date of such Class B Unit through December 18, 2030 (or, if XPLR Member shall have delivered the FDE Demand Notice to the Class B Member Representative pursuant to Section 9.07(b), the date on which the FDE Demand Notice was delivered), plus (ii) an amount that results in an Internal Rate of Return per Class B Unit purchased at such Call Option Closing pursuant to this Section 7.02 of nine and three quarters percent (9.75%), measured from December 19, 2030 (or, if XPLR Member shall have delivered the FDE Demand Notice to the Class B Member Representative pursuant to Section 9.07(b), the date on which the FDE Demand Notice was delivered), to the Call Option Closing Date. XPLR Member may not assign its right to purchase the outstanding Class B Units pursuant to this Section 7.02 to any Person other than XPLR or a Subsidiary thereof; provided, however, that, in the event of any such assignment, XPLR Member and XPLR shall remain subject to their respective obligations set forth in this Section 7.02 upon any exercise of the Call Option.
(b)    To exercise the Call Option, XPLR Member shall deliver to the Class B Members written notice of such exercise (the “Call Option Notice”) following the end of trading on a Trading Day containing (i) the date (the “Call Option Closing Date”) on which the Call Option is to be consummated (the “Call Option Closing”), (ii) the number of Class B Units to be purchased, (iii) the Call Option Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Call Option Purchase Price, which shall be either cash, Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Call Option Closing Date, the issuance of XPLR Common Units), or a combination of cash and Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Call Option Closing Date, the issuance of XPLR Common Units), subject to the other requirements of this Section 7.02, and the respective proportions thereof to be paid to the Class B Members (or their nominee(s)); provided, however, that XPLR Member may issue a maximum of (A) three (3) Call Option Notices in any calendar year and (B) one (1) Call Option Notice in any calendar quarter. The Call Option Notice shall be delivered to the Class B Members at least seven (7) Business Days and no more than ten (10) Business Days in advance of the Call Option Closing Date and shall be irrevocable. Delivery of the initial Call Option Notice may be made prior to the first date on which XPLR Member is permitted to exercise the Call Option in accordance with the preceding sentence (but for the

953303.07-WILSR01A - MSW

avoidance of doubt, no Call Option Closing shall occur prior to December 18, 2025). No Call Option Notice may be delivered, nor may any Call Option Closing be consummated, within fourteen (14) calendar days before any date on which XPLR publicly announces its earnings for any Quarter or Fiscal Year (or any other expected public announcement of earnings or other “blackout period” under XPLR Member’s trading policies that are applicable to all holders of XPLR Common Units).
(c)    The following restrictions shall apply to each exercise of the Call Option:
(i)    no Call Option may be exercised, and no Call Option Notice may be issued, (A) for a number of Class B Units that is less than five percent (5%) of the Class B Units outstanding on the date of the applicable Call Option Notice; and (B) if, and to the extent that, as a result of such exercise, on the applicable Call Option Closing Date, the holders of Class B Units other than the XPLR Class B Parties would own less than fifteen percent (15%) of the Class B Units then outstanding, unless, in the case of this clause (B), the exercise of such Call Option is for the purchase of all remaining Class B Units not held by the XPLR Class B Parties;
(ii)    the number of Class B Units purchased pursuant to the exercise of one or more Call Options during (A) any calendar quarter shall not exceed twenty-five percent (25%) of the total number of outstanding Class B Units; and (B) any calendar year shall not exceed fifty percent (50%) of the total number of outstanding Class B Units;
(iii)    the Class B Units purchased from each Class B Member pursuant to any exercise of the Call Option shall consist of a Proportionate Class B Allocation of such Class B Member’s Class B Units;
(iv)    if XPLR Member (or its nominee) is required to purchase Blocker Interests in connection with such Call Option in accordance with Section 7.02(n), then the number of Class B Units purchased pursuant to such Call Option shall equal the exact number of Class B Units directly or indirectly owned by any one Blocker as set forth on Schedule 3 or the exact number of Class B Units directly or indirectly owned, in the aggregate, by any two or more Blockers as set forth on Schedule 3 (such that the purchase of Blocker Interests pursuant to such Call Option provides XPLR Member (or its nominee) the indirect ownership through such Blocker(s) of the number of Class B Units set forth in such Call Option Notice);
(v)    the aggregate number of Class B Units purchased in any Call Option shall, cumulatively when taken together with all Class B Units purchased in all prior exercises of the Call Option, be no more than:
(A)    from December 18, 2025, but prior to December 18, 2026, twenty percent (20%) of the total number of outstanding Class B Units;
(B)    from December 18, 2026, but prior to December 18, 2027, forty percent (40%) of the total number of outstanding Class B Units;

953303.07-WILSR01A - MSW

(C)    from December 18, 2027, but prior to December 18, 2028, sixty percent (60%) of the total number of outstanding Class B Units;
(D)    from December 18, 2028, but prior to December 18, 2029, eighty percent (80%) of the total number of outstanding Class B Units; and
(E)    from December 18, 2029, but prior to December 18, 2034, one hundred percent (100%) of the total number of outstanding Class B Units; and
(vi)    From and after the Second Amendment Effective Date, if XPLR Member determines to exercise the Call Option to acquire Class B Units using XPLR Common Units for the payment of all or any portion of the Call Option Purchase Price in connection with such Call Option exercise, then XPLR (or its Affiliates) shall have publicly disclosed, via the issuance of a press release or the filing of a current report on Form 8-K with the Commission, its intention to exercise the Call Option using XPLR Common Units for the payment of all or any portion of the Call Option Purchase Price in connection with such Call Option exercise at least three (3) full Trading Days (on which XPLR Common Units traded on the applicable National Securities Exchange without stop or interruption), but no more than ninety (90) calendar days, prior to the issuance of such Call Option Notice in respect of such Call Option exercise.
(d)    Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.02(b), XPLR Common Units) may be used for payment of the Call Option Purchase Price at any Call Option Closing Date subject to the following limitations and the satisfaction of each of the following conditions as of the applicable Call Option Closing Date:
(i)    the XPLR Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;
(ii)    the Registration Rights Agreement is in effect with respect to the XPLR Common Units into which the Non-Voting XPLR Common Units are convertible, subject to and in accordance with the terms of the XPLR Limited Partnership Agreement;
(iii)    XPLR shall have filed a registration statement with the Commission registering the resale of the XPLR Common Units into which the Non-Voting XPLR Common Units issued at such Call Option Closing are convertible, and such registration shall have been declared effective by the Commission, and no stop order shall have been issued with respect thereto;
(iv)    (A) none of XPLR or its Affiliates has knowledge of previously undisclosed material events or developments that XPLR or such Affiliate would be obligated to disclose publicly, under applicable Law or the rules of the National Securities Exchange on which the XPLR Common Units are listed, if XPLR or such Affiliate were offering and selling XPLR Common Units (or other publicly traded securities), the disclosure of which would reasonably be expected to negatively affect the trading price of XPLR Common Units on the applicable National Securities Exchange; and (B) XPLR (or its Affiliates) shall have publicly disclosed any material events or developments that would

953303.07-WILSR01A - MSW

reasonably be expected to negatively affect the trading price of XPLR Common Units on the applicable National Securities Exchange at least one (1) full Trading Day (on which XPLR Common Units traded on the applicable National Securities Exchange without stop or interruption) prior to the issuance of any Call Option Notice;
(v)    in any exercise of the Call Option, the aggregate number of XPLR Common Units and Non-Voting XPLR Common Units that will be issued to holders of Class B Units at the applicable Call Option Closing, together with all XPLR Common Units and Non-Voting XPLR Common Units issued in all prior exercises of the Call Option, shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding XPLR Common Units on a Fully Diluted Basis (including any XPLR Common Units to be issued at the applicable Call Option Closing); and
(vi)    on such Call Option Closing Date, there shall be no Call Option Cash Shortfall.
(e)    XPLR Member may pay any Call Option Purchase Price, at its option (subject to Section 7.02(d) above), in either cash, Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.02(b), XPLR Common Units), or a combination of cash and Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.02(b), XPLR Common Units).
(f)    Any XPLR Common Units or Non-Voting XPLR Common Units to be issued as payment of (or partial payment of) any Call Option Purchase Price will be issued at a price (the “Issuance Price”) specified in the applicable Call Option Notice, which Issuance Price shall be the lesser of (i) the 10-day VWAP on the date of the Call Option Notice and (ii) the listed price of a XPLR Common Unit as of the end of trading on the date of the Call Option Notice.
(g)    On each Call Option Closing Date, (i) the Class B Members will convey all right, title, and interest in and to the applicable Class B Units, free of all Encumbrances (other than those created by this Agreement or securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee will pay the cash portion of the Call Option Purchase Price to the Class B Members (or their nominee(s)) by wire transfer of immediately available funds; and (iii) XPLR shall satisfy the remaining portion of the Call Option Purchase Price by issuing Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.02(b), XPLR Common Units) to the Class B Members, and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, to such Class B Members (or their nominee(s)). No fractional XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, will be issued. The Members agree that each Call Option Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Call Option Closing Date, then such Call Option Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Call Option Purchase Price set forth in the Call Option Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until the date of the actual Call Option Closing.

953303.07-WILSR01A - MSW

(h)    Each Class B Member hereby agrees that, in connection with each Call Option Closing, such Class B Member (or its Affiliates) shall use reasonable best efforts to obtain Qualifying Financing in an amount sufficient, together with any Call Option Cash Consideration and all other cash on hand and all Cash Equivalents of the Class B Member, to repay, a portion of such Class B Member’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such Call Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such Call Option are Encumbered (other than Indebtedness incurred pursuant to such Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)) in an aggregate amount equal to not less than forty percent (40%) of the applicable Call Option Purchase Price. To the extent that the net proceeds from the Qualifying Financing, together with any Call Option Cash Consideration (net of any deductions or withholdings therefrom pursuant to Section 7.02(n)) and any other cash on hand and Cash Equivalents of the applicable Class B Member, are insufficient to repay in full all Indebtedness of such Class B Member and any other Indebtedness pursuant to which such Class B Units are Encumbered that is required to be repaid as a result of the exercise of such Call Option, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to such Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Call Option Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Call Option Cash Shortfall as promptly as practicable by obtaining Qualifying Financing (or additional Qualifying Financing) in an amount required to remedy the Call Option Cash Shortfall. The Members agree that, until the Credit Agreement Payment in Full, each Call Option Closing shall be subject to there being (y) no Call Option Cash Shortfall and (z) no Event of Default (as defined in the Credit Agreement) that has occurred and is continuing under the Credit Agreement as of such Call Option Closing Date (it being agreed that, upon any such Event of Default, the Class B Member Representative shall promptly deliver to XPLR Member a written notice thereof). If there is a Call Option Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing, to remedy the Call Option Cash Shortfall by the Call Option Closing Date set forth in the applicable Call Option Notice, then the applicable Call Option Closing shall automatically be delayed for a period of at least five (5) Business Days to allow the Class B Members to remedy the Call Option Cash Shortfall or until there is otherwise no longer a Call Option Cash Shortfall associated with the exercise of such Call Option; provided, however, that at the applicable Call Option Closing (if any) following the end of such delay of five (5) Business Days, (i) the Call Option Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Call Option Closing actually occurs, and (ii) the Issuance Price of the XPLR Common Units and Non-Voting XPLR Common Units, if any, to be issued as payment (or partial payment) of the applicable Call Option Purchase Price shall be the price set forth in the original Call Option Notice. If XPLR Member and the applicable Class B Members elect to delay the Call Option Closing for more than ten (10) Business Days in connection with the preceding

953303.07-WILSR01A - MSW

sentence, then XPLR Member and such Class B Members shall cooperate in good faith to remedy the applicable Call Option Cash Shortfall (provided that the foregoing shall not require the Class B Members to take any actions to remedy such Call Option Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.02(h); provided, further, that the foregoing shall not require XPLR or XPLR Member to take any actions to remedy such Call Option Cash Shortfall other than such cooperation with the Class B Members). If XPLR Member and the Class B Members are unable to remedy the applicable Call Option Cash Shortfall within twenty (20) Business Days thereafter, then the applicable Call Option Notice shall be deemed revoked. If the Class B Members are able to obtain Qualifying Financing in an amount sufficient to remedy the Call Option Cash Shortfall prior to any such revocation, then (1) the Class B Member Representative shall promptly deliver written notice thereof to XPLR Member, and (2) the applicable Call Option Closing shall occur as promptly thereafter as practicable.
(i)    Following consummation of the Call Option pursuant to which all of a Class B Member’s Class B Units are acquired by XPLR Member (or its nominee), the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of the Class B Units effective as of the applicable Call Option Closing.
(j)    If, in the exercise of any Call Option, (i) the Class B Member Representative has delivered written notice to XPLR Member pursuant to Section 7.02(n) that it does not wish for XPLR Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of a Blocker and (ii) the number of Class B Units to be purchased is less than all of the outstanding Class B Units and there are multiple holders of such Class B Units, then the Class B Units so purchased will be acquired pro rata from the Class B Members (other than XPLR Member and its Affiliates, if they hold Class B Units) based on the number of such Class B Units held.
(k)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Call Option Closing, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units. The Class B Members and XPLR agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of XPLR Common Units and Non-Voting XPLR Common Units, as the case may be, to such Class B Members (or their nominee(s)). Investor agrees that it shall use reasonable best efforts to (i) cause the Call Option Closing to occur as promptly as practicable (it being agreed that Investor shall not be required to seek any additional capital contributions from its equity holders or Affiliates or any other financing other than Qualifying Financing in accordance with this Section 7.02), (ii) keep XPLR Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing, and (iii) set a Call Option Closing Date mutually agreed upon by XPLR Member.
(l)    Until the Credit Agreement Payment in Full, the Class B Members agree that they shall not incur Indebtedness, under the Credit Agreement or otherwise, in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement pursuant to the terms

953303.07-WILSR01A - MSW

of the Credit Agreement as in effect on the Effective Date or (provided that the aggregate amount of all Indebtedness of the Class B Members under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h), plus $1,000,000.00. The Class B Members further agree that they shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing Indebtedness in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Members under the Credit Agreement or any related loan documents and under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h).
(m)    XPLR Member or its nominee shall be entitled to deduct and withhold from each Call Option Purchase Price the amounts each XPLR Member or its nominee is required to deduct and withhold under any applicable Law, and amounts so withheld and properly remitted to the appropriate Governmental Authority shall be deemed paid for all purposes of this Agreement to the Person with respect to which such amount was withheld; provided that any such amounts shall be specified by XPLR Member in the applicable Call Option Notice; provided, further, that if, on the Call Option Closing Date, the Class B Members deliver to XPLR Member or its nominee withholding certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2) and, in the case of a sale of the Class B Units, IRS Notice 2018-29, that the Class B Member (or if such entity is a disregarded entity, its regarded owner) is not a non-U.S. person, XPLR Member or its nominee shall not withhold any amounts under Section 1445 or Section 1446(f) of the Code unless there is a change in applicable Law prior to the Call Option Closing Date that requires such withholding.
(n)    Notwithstanding anything to the contrary in Section 7.02(a), with respect to any and all Class B Units to be purchased pursuant to a Call Option that are held directly or indirectly by any Blocker, so long as (i) Investor Fund or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) immediately before the applicable Call Option Closing (after giving effect to the transactions contemplated by the Blocker Purchase Agreement), the only assets of the applicable Blocker (other than cash or current tax assets) are Class B Units, which Class B Units shall be held in a Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units, and activities incidental thereto; and (iv) on the applicable Call Option Closing Date, the applicable Blocker has no liabilities other than immaterial liabilities incurred in connection with the foregoing activities in the ordinary course of business, then, unless the Class B Member Representative provides written notice to XPLR Member within five (5) days of receipt of such Call Option Notice that it does not wish for XPLR Member (or its nominee) to purchase all of the issued and outstanding equity interests of such Blocker (collectively, the “Blocker Interests”) pursuant to the exercise of such Call Option, XPLR Member (or its nominee) shall be required to purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, the applicable Class B Units to be purchased pursuant to such Call Option, rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Call Option (except that equitable adjustments shall be made to the Call Option Purchase Price to account for any liabilities of the Blocker permitted by clause (iii) and clause (iv)

953303.07-WILSR01A - MSW

above), in each case, subject to the terms and conditions of the Blocker Purchase Agreement, and Investor and Blocker Parent shall indemnify and hold harmless XPLR Member and its Affiliates in accordance with the terms of such Blocker Purchase Agreement. In connection therewith, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such Blocker), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to XPLR Member or its nominee. Unless the Class B Member Representative exercises the option not to have Blocker Interests purchased as set forth in this Section 7.02(n), references elsewhere in this Section 7.02 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.02 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Call Option Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.03    Change of Control of XPLR.
(a)    If, at any time, there is an announcement of a proposed Change of Control of XPLR (or the entry into any agreement providing therefor), then, commencing on the date of such announcement of a proposed Change of Control of XPLR or such entry into such agreement and ending on the date that is thirty (30) calendar days after the consummation of such Change of Control of XPLR, each Class B Member shall have the right, but not the obligation, to require XPLR Member to acquire all or any portion of the Class B Units held by such Class B Member at a purchase price for each Class B Unit for which such election is made that is the greater of (i) an amount that results in a return to such Class B Member of at least an Internal Rate of Return on each such Class B Unit purchased pursuant to this Section 7.03, measured from the applicable Acquisition Date to the Change of Control Closing Date, of seven and seventy-six hundredths percent (7.76%); provided, however, that, if XPLR Member has elected (in its sole and absolute discretion) to make the Flip Date Election pursuant to the initial paragraph of Section 5.01(e), then, solely with respect to a Change of Control Closing that occurs after December 18, 2030, the Change of Control Purchase Price shall be equal to the sum of (A) an amount that results in a return to such Class B Member of at least an Internal Rate of Return on each such Class B Unit purchased pursuant to this Section 7.03 of seven and seventy-six hundredths percent (7.76%), measured from the applicable Acquisition Date of such Class B Unit through December 18, 2030 (or, if XPLR Member shall have delivered the FDE Demand Notice to the Class B Member Representative pursuant to Section 9.07(b), the date on which the FDE Demand Notice was delivered), plus (B) an amount that results in an Internal Rate of Return per Class B Unit purchased at such Change of Control Closing pursuant to this Section 7.03 of and ten and three quarters percent (10.75%) measured from December 19, 2030 (or, if XPLR Member shall have delivered the FDE Demand Notice to the Class B Member Representative pursuant to Section 9.07(b), the date on which the FDE Demand Notice was delivered), to the Change of Control Closing Date; or (ii) an amount that, together with the aggregate amount of distributions received by such Member in respect of such Class B Units, provides a return of (A) 140% of such Class B Member’s aggregate Capital Contributions in respect of such Class B Units, if the Change of Control occurs on or prior to the sixth (6th) anniversary of the Effective Date, or (B) 160% of such Class B Member’s aggregate Capital Contributions in respect of such Class B Units, if the Change of Control occurs after the sixth (6th) anniversary of the Effective Date, in each case of clause (ii)(A) and clause (ii)(B), measured from the date on which any applicable Capital

953303.07-WILSR01A - MSW

Contribution is made to the Company to the Change of Control Closing Date (such greater amount, the “Change of Control Purchase Price”), upon the terms and conditions set forth in this Section 7.03 (the “XPLR Change of Control Option”). XPLR Member may not assign its obligation to purchase such Class B Units pursuant to this Section 7.03 to any Person other than XPLR or a Subsidiary thereof.
(b)    To exercise its rights pursuant to Section 7.03(a), a Class B Member shall deliver to XPLR Member written notice executed by such Class B Member of such exercise (the “Change of Control Notice”) containing (i) the date on which the acquisition of the Class B Units identified in the Change of Control Notice (the “Change of Control Closing”) is to be consummated (such date, the “Change of Control Closing Date”), and (ii) the number of Class B Units to be purchased and the Change of Control Purchase Price per Class B Unit. XPLR Member may pay the Change of Control Purchase Price, at its option, in either cash, Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Change of Control Closing Date, the issuance of XPLR Common Units), or a combination of cash and Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Change of Control Closing Date, the issuance of XPLR Common Units); provided, however, that XPLR may issue a security that is substantially equivalent to the XPLR Common Units in terms of rights, preferences and privileges, including with respect to economics, governance, transferability and liquidity, if, as a result of the Change of Control of XPLR, XPLR will cease to exist or the XPLR Common Units will cease to be listed on a National Securities Exchange. If some or all of the Change of Control Purchase Price consists of XPLR Common Units or Non-Voting XPLR Common Units, the Issuance Price for each such XPLR Common Unit or Non-Voting XPLR Common Unit will be specified as the 10-day VWAP of the XPLR Common Units on the date of the announcement of the proposed Change of Control of XPLR. The Change of Control Notice shall be delivered to XPLR Member at least seven (7) Business Days and no more than ten (10) Business Days in advance of the Change of Control Closing Date.
(c)    On the Change of Control Closing Date, (i) each Class B Member exercising the XPLR Change of Control Option will convey the Class B Units identified in the applicable Change of Control Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee (or, if the foregoing do not pay, XPLR) will pay the cash portion, if any, of the Change of Control Purchase Price to such Class B Member (or its nominee(s)) by wire transfer of immediately available funds; and (iii) XPLR shall satisfy the remaining portion, if any, of the Change of Control Purchase Price by issuing XPLR Common Units, Non-Voting XPLR Common Units, or a substantially equivalent security, as determined pursuant to Section 7.03(b), to such Class B Member no later than three (3) Business Days after the Change of Control Closing Date, and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, to such Class B Member (or its nominee(s)). No fractional XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, will be issued. The Members agree that the Change of Control Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled

953303.07-WILSR01A - MSW

to be the Change of Control Closing Date, then such Change of Control Closing Date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Change of Control Purchase Price set forth in the Change of Control Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until such date of the actual Change of Control Closing.
(d)    Each Class B Member hereby agrees that, in connection with the Change of Control Closing, such Class B Member (or its Affiliates) shall use any cash portion of the Change of Control Purchase Price and all cash on hand and all Cash Equivalents of such Class B Member to repay all of such Class B Member’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such XPLR Change of Control Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such XPLR Change of Control Option are Encumbered (other than Indebtedness incurred pursuant to a Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). To the extent that the cash portion (if any) of the Change of Control Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of the applicable Class B Member are insufficient to repay in full all Indebtedness of such Class B Member and any other Indebtedness pursuant to which such Class B Units are Encumbered that is required to be repaid as a result of the exercise of such XPLR Change of Control Option, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to such Class B Member constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Change of Control Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Change of Control Cash Shortfall as promptly as practicable by obtaining Qualifying Financing in an amount required to remedy the Change of Control Cash Shortfall. The Members agree that, until the Credit Agreement Payment in Full, each Change of Control Closing shall be subject to there being no Change of Control Cash Shortfall. If there is a Change of Control Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing by such Change of Control Closing Date, then the applicable Change of Control Closing shall automatically be delayed for a period of at least five (5) Business Days to allow the Class B Members to remedy the Change of Control Cash Shortfall or until there is otherwise no longer a Change of Control Cash Shortfall associated with the exercise of such XPLR Change of Control Option. If XPLR Member and the applicable Class B Members elect to delay the Change of Control Closing for more than ten (10) Business Days in connection with the preceding sentence, then XPLR Member and such Class B Members shall cooperate in good faith to remedy the applicable Change of Control Cash Shortfall prior to the applicable Change of Control Closing Date (provided that the foregoing shall not require the Class B Members to take any actions to remedy such Change of Control Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.03(d); provided, further, that the foregoing shall not require XPLR

953303.07-WILSR01A - MSW

or XPLR Member to take any actions to remedy such Change of Control Cash Shortfall other than such cooperation with such Class B Members). If the Class B Members are unable to remedy the applicable Change of Control Cash Shortfall within twenty (20) Business Days thereafter, then the applicable Change of Control Notice shall be deemed revoked; provided, however, that, if the Class B Member Representative notifies XPLR Member in writing that the Class B Members are continuing to use reasonable best efforts to obtain Qualifying Financing to remedy the applicable Change of Control Cash Shortfall, the applicable Change of Control Closing shall automatically be delayed for an additional period of ninety (90) days; provided, further, that (i) the Class B Member Representative may revoke the applicable Change of Control Notice at any time during such period of ninety (90) days prior to the applicable Change of Control Closing and (ii) the applicable Change of Control Notice shall be deemed revoked if such Change of Control Closing shall not have occurred prior to the expiration of such period of ninety (90) days (or sooner if the Class B Member Representative shall have sent a written notice of revocation to XPLR Member). If the applicable Class B Members are able to obtain Qualifying Financing in an amount equal to or greater than the Change of Control Cash Shortfall, then (1) the Class B Member Representative shall promptly deliver written notice thereof to XPLR Member, (2) the Change of Control Closing shall occur as promptly thereafter as practicable, (3) the Change of Control Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Change of Control Closing actually occurs, and (4) the Issuance Price of the XPLR Common Units and Non-Voting XPLR Common Units, if any, to be issued as payment (or partial payment) of the applicable Change of Control Purchase Price shall be the price set forth in the original Change of Control Notice.
(e)    Following consummation of the transactions contemplated by this Section 7.03, to the extent a Class B Member has Disposed of all of its Class B Units, the Managing Member will amend this Agreement to reflect the withdrawal of such Class B Member and the transfer of such Class B Units effective as of the Change of Control Closing.
(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Change of Control Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the Class B Units (provided that the foregoing shall not require Investor to take any actions to remedy any Change of Control Cash Shortfall other seeking Qualifying Financing in accordance with Section 7.03(d)). Investor agrees that it shall use reasonable best efforts to (i) cause the Change of Control Closing to occur as promptly as practicable, (ii) keep XPLR Member reasonably informed of developments in Investor’s efforts to obtain Qualifying Financing, and (iii) set a Change of Control Closing Date mutually agreed upon by XPLR Member. The Class B Members and XPLR agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of XPLR Common Units and Non-Voting XPLR Common Units, as the case may be, to such Class B Members (or their nominee(s)).
(g)    Notwithstanding anything to the contrary in Section 7.03(a), with respect to any and all Class B Units held directly or indirectly by one or more Blockers, so long as

953303.07-WILSR01A - MSW

(i) Investor Fund or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) immediately before the Change of Control Closing (after giving effect to the transactions contemplated by the Blocker Purchase Agreement), the only assets of the applicable Blocker (other than cash or current tax assets) are Class B Units, which Class B Units shall be held in a Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units, and activities incidental thereto and (iv) on the applicable Change of Control Closing Date, the applicable Blocker has no liabilities other than immaterial liabilities incurred in connection with the foregoing activities in the ordinary course of business, then, unless the Class B Member Representative provides written notice to XPLR Member within five (5) days of receipt of such Change of Control Notice that it does not wish for XPLR Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of such Blocker pursuant to the exercise of such XPLR Change of Control Option, XPLR Member (or its nominee) shall be required to purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, Class B Units rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the XPLR Change of Control Option (except that equitable adjustments shall be made to the Change of Control Purchase Price to account for any liabilities of the Blocker permitted by clause (iii) and clause (iv) above), in each case, subject to the terms and conditions of the Blocker Purchase Agreement, and Investor and Blocker Parent shall indemnify and hold harmless XPLR Member and its Affiliates in accordance with the terms of such Blocker Purchase Agreement. In connection therewith, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such Blocker), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to XPLR Member or its nominee. Unless the Class B Member Representative exercises the option not to have Blocker Interests purchased as set forth in this Section 7.03(g), references elsewhere in this Section 7.03 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.03 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Change of Control Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.04    Change of Control of a Class B Member.
(a)    If, at any time prior to the Flip Date, there is an announcement of a proposed Change of Control of a Class B Member or a Class B Member enters into any agreement providing therefor, then, commencing on the date of such announcement of a proposed Change of Control of a Class B Member or such entry into such agreement and ending on the date that is ninety (90) calendar days after the consummation of such Change of Control of such Class B Member, XPLR Member shall have the right, but not the obligation, to acquire all or any portion of the outstanding Class B Units held by such Class B Member (in such capacity, the “COC Member”) at a purchase price that results in an Internal Rate of Return on each Class B Unit for which such election is made, measured from the applicable Acquisition Date of such Class B Unit to the Class B COC Closing Date, of six and seventy-six hundredths percent (6.76%) (the “Class B COC Purchase Price”), upon the terms and conditions set forth in this Section 7.04 (the “Class B COC Option”); provided, however, that, if XPLR Member has elected (in its sole and absolute

953303.07-WILSR01A - MSW

discretion) to make the Flip Date Election pursuant to the initial paragraph of Section 5.01(e), then, solely with respect to a Class B COC Closing that occurs after December 18, 2030, the Class B COC Purchase Price will be equal to the sum of (i) an amount that results in an Internal Rate of Return on each Class B Unit for which such election is made of six and seventy-six hundredths percent (6.76%), measured from the applicable Acquisition Date of such Class B Unit through December 18, 2030 (or, if XPLR Member shall have delivered the FDE Demand Notice to the Class B Member Representative pursuant to Section 9.07(b), the date on which the FDE Demand Notice was delivered), plus (ii) an amount that results in an Internal Rate of Return per Class B Unit purchased at such Class B COC Closing pursuant to this Section 7.04 of nine and three quarters percent (9.75%) measured from December 19, 2030 (or, if XPLR Member shall have delivered the FDE Demand Notice to the Class B Member Representative pursuant to Section 9.07(b), the date on which the FDE Demand Notice was delivered), to the Class B COC Closing Date. XPLR Member may not assign its right to purchase the applicable Class B Units pursuant to this Section 7.04 to any Person other than XPLR or a Subsidiary thereof; provided, however, that, in the event of any such assignment, XPLR Member and XPLR shall remain subject to their respective obligations set forth in this Section 7.04 upon any exercise of the Class B COC Option.
(b)    To exercise the Class B COC Option, XPLR Member shall deliver to the COC Member written notice of such exercise (the “Class B COC Notice”) containing (i) the date (the “Class B COC Closing Date”) on which the Class B COC Option is to be consummated (the “Class B COC Closing”), (ii) the number of Class B Units to be purchased, (iii) the Class B COC Purchase Price per Class B Unit, and (iv) the form of consideration to be used to pay the Class B COC Purchase Price, which shall be, at XPLR Member’s election, either cash, Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Class B COC Closing Date, the issuance of XPLR Common Units), or a combination of cash and Non-Voting XPLR Common Units (or XPLR Common Units if the holder of Class B Units to be purchased requests in writing, not less than three (3) Business Days prior to the applicable Class B COC Closing Date, the issuance of XPLR Common Units). If some or all of the Class B COC Purchase Price consists of XPLR Common Units or Non-Voting XPLR Common Units, the Issuance Price for each such XPLR Common Unit or Non-Voting XPLR Common Unit will be specified as the 10-day VWAP of the XPLR Common Units on the date of the announcement of, or entry into agreement with respect to, the proposed Change of Control of the applicable Class B Member. The Class B COC Notice shall be delivered to the COC Member at least seven (7) Business Days and no more than ten (10) Business Days in advance of the Class B COC Closing Date. The Class B Units purchased from each COC Member pursuant to the exercise of such Class B COC Option shall consist of a Proportionate Class B Allocation of such COC Member’s Class B Units.
(c)    Non-Voting XPLR Common Units (or, if requested pursuant to Section 7.04(b), XPLR Common Units) may be used for payment of the Class B COC Purchase Price at any Class B COC Closing Date only if each of the following conditions is satisfied as of the applicable Class B COC Closing Date:
(i)    the XPLR Common Units are listed or admitted to trading on the Nasdaq Stock Market or the New York Stock Exchange;

953303.07-WILSR01A - MSW

(ii)    the Registration Rights Agreement is in effect with respect to the XPLR Common Units into which the Non-Voting XPLR Common Units are convertible, subject to and in accordance with the terms of the XPLR Limited Partnership Agreement;
(iii)    XPLR shall have filed a registration statement with the Commission registering the resale of the XPLR Common Units into which the Non-Voting XPLR Common Units issued at such Class B COC Closing are convertible, and such registration shall have been declared effective by the Commission, and no stop order shall have been issued with respect thereto; and
(iv)    the aggregate number of XPLR Common Units and Non-Voting XPLR Common Units that will be issued to holders of Class B Units at the Class B COC Closing, together with all XPLR Common Units and Non-Voting XPLR Common Units issued in all prior exercises of the Call Option, shall be no more than twenty-two and one half percent (22.5%) of the total number of outstanding XPLR Common Units on a Fully Diluted Basis (including any XPLR Common Units to be issued at the applicable Class B COC Closing).
(d)    On the Class B COC Closing Date, (i) the COC Member will convey all of its right, title, and interest in and to such COC Member’s Class B Units identified in the Class B COC Notice, free of all Encumbrances (other than those created by this Agreement or securities Laws), to XPLR Member or its nominee; (ii) XPLR Member or its nominee will pay the cash portion of the Class B COC Purchase Price to such COC Member (or its nominee) by wire transfer of immediately available funds; and (iii) XPLR shall satisfy the remaining portion of the Class B COC Purchase Price by issuing Non-Voting XPLR Common Units (or, if requested by the COC Member pursuant to Section 7.04(b), XPLR Common Units) to such COC Member no later than three (3) Business Days after the Class B COC Closing Date, and, in connection therewith, XPLR shall instruct, and shall use its commercially reasonable efforts to cause, its Transfer Agent to record the issuance of such Non-Voting XPLR Common Units or XPLR Common Units, as the case may be, to such COC Member (or its nominee). No fractional XPLR Common Units or Non-Voting XPLR Common Units, as the case may be, will be issued. The Members agree that the Class B COC Closing shall be subject to the receipt of all applicable Required Governmental Authorizations. In the event any such Required Governmental Authorizations shall not have been obtained by the date that is otherwise scheduled to be the Class B COC Closing Date, then such Class B COC Closing date shall automatically be delayed until such date as all such Required Governmental Authorizations have been obtained and, for the avoidance of doubt, the Class B COC Purchase Price set forth in the Class B COC Notice shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased until such date as all such Required Governmental Authorizations have been obtained.
(e)    Each Class B Member hereby agrees that, in connection with the Class B COC Closing, such Class B Member (or its Affiliates) shall use any cash portion of the Class B COC Purchase Price and all other cash on hand and all Cash Equivalents of such Class B Member to repay all of such Class B Member’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness required to be repaid as a result of the exercise of such Class B COC Option, in each case, pursuant to which the Class B Units being acquired pursuant to

953303.07-WILSR01A - MSW

the exercise of such Class B COC Option are Encumbered (other than Indebtedness incurred pursuant to a Qualifying Financing (which, for the avoidance of doubt, shall not be secured by Encumbrances on any Class B Units)). To the extent that the cash portion (if any) of the Class B COC Purchase Price (net of any deductions or withholdings required under applicable Law), and all cash on hand and all Cash Equivalents of such Class B Member, are insufficient to repay in full all Indebtedness of such Class B Member and any other Indebtedness pursuant to which such Class B Units are Encumbered that is required to be repaid as a result of the exercise of such Class B COC Closing, plus the amounts required to be paid by such Class B Member constituting amounts owed by such Class B Member as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement, and minus amounts required to be paid to Investor constituting amounts owed by the counterparty under any such swap, cap, forward, future, or other derivative transaction as termination payments and unpaid amounts under any such swap, cap, forward, future, or other derivative transaction (such deficiency, a “Class B COC Cash Shortfall”), then such Class B Member shall use reasonable best efforts to remedy such Class B COC Cash Shortfall as promptly as practicable by obtaining Qualifying Financing in an amount required to remedy the Class B COC Cash Shortfall. The Members agree that until the Credit Agreement Payment in Full, each Class B COC Closing shall be subject to there being no Class B COC Cash Shortfall. If there is a Class B COC Cash Shortfall and the applicable Class B Members are unable, using reasonable best efforts, to secure Qualifying Financing or to refinance the existing Qualifying Financing with another Qualifying Financing by such Class B COC Closing Date, then the applicable Class B COC Closing shall automatically be delayed for a period of at least five (5) Business Days to allow such Class B Members to remedy the applicable Class B COC Cash Shortfall or until there is otherwise no longer a Class B COC Cash Shortfall associated with the exercise of such Class B COC Option. If XPLR Member and the applicable Class B Members elect to delay the Class B COC Closing for more than ten (10) Business Days in connection with the preceding sentence, then XPLR Member and such Class B Members shall cooperate in good faith to remedy the applicable Class B COC Cash Shortfall prior to the applicable Class B COC Closing Date (provided that the foregoing shall not require such Class B Members to take any actions to remedy such Class B COC Cash Shortfall other than seeking Qualifying Financing in accordance with this Section 7.04(e); provided, further, that the foregoing shall not require XPLR or XPLR Member to take any actions to remedy such Class B COC Cash Shortfall other than such cooperation with the Class B Members). If the applicable Class B Members are unable to remedy the applicable Class B COC Cash Shortfall within twenty (20) Business Days thereafter, then the applicable Class B COC Notice shall be deemed revoked. If the Class B Members are able to obtain Qualifying Financing in an amount equal to or greater than the Class B COC Cash Shortfall, then (1) the Class B Member Representative shall promptly deliver written notice thereof to XPLR Member, (2) the Class B COC Closing shall occur as promptly thereafter as practicable, (3) the Class B COC Purchase Price shall be calculated from the applicable Acquisition Date of the Class B Units to be purchased to the date on which such Class B COC Closing actually occurs, and (4) the Issuance Price of the XPLR Common Units and Non-Voting XPLR Common Units, if any, to be issued as payment (or partial payment) of the applicable Class B COC Purchase Price shall be the price set forth in the original Class B COC Notice.

953303.07-WILSR01A - MSW

(f)    Each Member agrees to cooperate fully with the Company, the Managing Member, and XPLR to effect the Class B COC Closing as reasonably requested, including using its reasonable best efforts to obtain all applicable Governmental Authorizations, terminating and releasing all Encumbrances on the applicable Class B Units (other than those created by this Agreement or securities Laws), and entering into any agreements and instruments and executing any certificates or other documents the Managing Member reasonably deems necessary or appropriate to consummate the Disposition of the applicable Class B Units (provided that the foregoing shall not require the Class B Members to take any actions to remedy any Class B COC Cash Shortfall other than seeking Qualifying Financing in accordance with Section 7.04(e)). The Class B Members and XPLR agree to use commercially reasonable efforts to coordinate with the Transfer Agent to record the issuance of XPLR Common Units and Non-Voting XPLR Common Units, as the case may be, to the COC Member (or its nominee).
(g)    Until the earlier of the date that (A) the Credit Agreement Payment in Full or (B) the Flip Date occurs, the Class B Member agrees that it shall not incur Indebtedness, under the Credit Agreement or otherwise, in excess of the amount of Indebtedness borrowed under the Credit Agreement on the Effective Date, plus the amount of Indebtedness subsequently incurred under the Credit Agreement pursuant to the terms of the Credit Agreement as in effect on the Effective Date or (provided that the aggregate amount of all Indebtedness of the Class B Member under the Credit Agreement following the effectiveness of any such changes in terms shall not exceed the Maximum Amount immediately prior to such changes) on terms not less favorable to the Class A Members, plus amounts under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d), plus $1,000,000.00. The Class B Member further agrees that, prior to the Flip Date, it shall not take any actions or omit to take any actions which result in Encumbrances on the Class B Units securing Indebtedness in an aggregate amount in excess of $1,000,000.00, other than Encumbrances that secure the obligations of the Class B Member under the Credit Agreement or any related loan documents and under any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.04(d).
(h)    Notwithstanding anything to the contrary in Section 7.04(a), with respect to any and all Class B Units to be purchased pursuant to a Class B COC Option that are held directly or indirectly by any Blocker, so long as (i) Investor Fund or any of its Affiliates Controls the Blocker Parent of such Blocker; (ii) immediately before the Class B COC Closing (after giving effect to the transactions contemplated by the Blocker Purchase Agreement), the only assets of the applicable Blocker (other than cash or current tax assets) are Class B Units, which Class B Units shall be held in a Proportionate Class B Allocation; (iii) the applicable Blocker has engaged in no business activities other than its organizational activities, acquiring, financing, accepting, owning, and holding, directly or indirectly, Class B Units, and activities incidental thereto and (iv) on the applicable Class B COC Closing Date, the applicable Blocker has no liabilities other than immaterial liabilities incurred in connection with the foregoing activities in the ordinary course of business, then, unless the Class B Member Representative provides written notice to XPLR Member within five (5) days of receipt of such Class B COC Notice that it does not wish for XPLR Member (or its nominee) to purchase all of the issued and outstanding Blocker Interests of such Blocker pursuant to the exercise of such Class B COC Option, XPLR Member (or its nominee) shall be required to purchase, and Blocker Parent shall be required to sell, all of the Blocker Interests of the applicable Blocker that holds, directly or indirectly, Class B Units rather than a direct purchase of the outstanding Class B Units held (directly or indirectly) by such

953303.07-WILSR01A - MSW

Blocker, on the same terms and subject to the same conditions as set forth herein for the purchase of Class B Units pursuant to the Class B COC Option (except that equitable adjustments shall be made to the Class B COC Purchase Price to account for any liabilities of the Blocker permitted by clause (iii) and clause (iv) above), in each case, subject to the terms and conditions of the Blocker Purchase Agreement, and Investor and Blocker Parent shall indemnify and hold harmless XPLR Member and its Affiliates in accordance with the terms of such Blocker Purchase Agreement. In connection therewith, Blocker Parent will convey all right, title, and interest in and to the applicable Blocker Interests (and indirectly the Class B Units held by such Blocker), free and clear of all Encumbrances (other than restrictions on transfer created by this Agreement or applicable securities Laws), to XPLR Member or its nominee. Unless the Class B Member Representative exercises the option not to have Blocker Interests purchased as set forth in this Section 7.04(h), references elsewhere in this Section 7.04 to Class B Units or to a Class B Member selling Class B Units shall be to the applicable Blocker Interests and Blocker Parent, respectively, and the other terms of this Section 7.04 shall apply mutatis mutandis, and the parties hereto will take all actions necessary to effect the Class B COC Closing as the purchase of Blocker Interests rather than the purchase of Class B Units.
7.05    Non-Voting XPLR Common Units.
(a)    Subject to and in accordance with the terms of the XPLR Limited Partnership Agreement, (i) a Non-Voting XPLR Common Unit shall automatically convert into one (1) XPLR Common Unit immediately upon the Disposition of such Non-Voting XPLR Common Unit to any Person that is not an Affiliate of the Class B Member Disposing of such Non-Voting XPLR Common Unit; and (ii) each Class B Member shall have the right, but not the obligation, to convert all or any portion of the Non-Voting XPLR Common Units held by it into XPLR Common Units on the date that is sixty-one (61) days following delivery to the Company and XPLR by such Class B Member of a written election of conversion. XPLR hereby agrees that it shall not, without the consent of the Class B Members, alter, amend, or waive any provision of the XPLR Limited Partnership Agreement in a manner that would require the consent of the Non-Voting XPLR Common Units if the Non-Voting XPLR Common Units were outstanding and held solely by the Class B Members.
(b)    In the event of a Disposition of Non-Voting XPLR Common Units, XPLR hereby agrees to use commercially reasonable efforts to facilitate the conversion of such Non-Voting XPLR Common Units in connection with such Disposition, including coordinating with the Transfer Agent to facilitate such Disposition and to record the transfer and conversion of Non-Voting XPLR Common Units in a manner that permits the sale of the Non-Voting XPLR Common Units in market transactions.
7.06    Certain Assistance.
(a)    After the Flip Date, subject to Section 7.01(c), Managing Member shall use commercially reasonable efforts to assist Investor in connection with a private placement of the Class B Units then held by Investor and its Affiliates if such Class B Units are not acquired by XPLR Member (or its assignee) pursuant to Section 7.01(c). In furtherance of the foregoing, to the extent permitted by applicable Law, the Managing Member shall, and shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cooperate with, provide reasonable

953303.07-WILSR01A - MSW

assistance with respect to, and take customary actions reasonably requested by Investor, including (i) making the Company’s properties, books and records, and other assets reasonably available for inspection by potential acquirers, (ii) establishing a physical or electronic data room that includes materials customarily made available to potential acquirers in connection with such processes, (iii) upon reasonable notice, making employees of the Managing Member, the Company, and its Affiliates reasonably available for presentations, site visits, interviews, and other diligence activities, and (iv) reasonably assisting in the termination of Encumbrances on the Class B Units under any Class B Permitted Loan Financing and in the perfection of any security interest of other Encumbrances on the Class B Units by the lenders of any such potential acquirers, subject, in each case, to customary confidentiality provisions; provided that none of the foregoing actions unreasonably interferes with the operation of any business of the Company or any of its Subsidiaries. Investor shall, promptly upon written request by XPLR Member, reimburse XPLR Member and its Affiliates for all reasonable and documented out-of-pocket costs, fees, and expenses (including attorneys’ fees and expenses), incurred by XPLR Member or any of its Affiliates or any of the directors, officers, managers, members, partners, employees, stockholders, representatives, advisors, or Affiliates of XPLR Member or any of its Affiliates in connection with any such Person’s complying with the obligations under this Section 7.06(a).
(b)    In connection with (i) any Class B Member’s seeking any additional or substitute financing in accordance with Section 7.02(h), Section 7.03(d), or Section 7.04(e) in order to remedy any Call Option Cash Shortfall, Change of Control Cash Shortfall, or Class B COC Cash Shortfall, as applicable, or (ii) any Class B Permitted Loan Financing following the Flip Date (including, for the avoidance of doubt, any modification to or replacement of any existing Class B Permitted Loan Financing), the Managing Member and the Company shall, and shall use their reasonable best efforts to cause the Company’s and its Subsidiaries’ authorized representatives to, cooperate, in all cases at the Class B Members’ sole cost and expense and upon reasonable advance notice by the Class B Members in connection with the Class B Members’ efforts to arrange, consummate, and obtain any such financing described in the foregoing clauses (i) and (ii). The Managing Member and the Company agree that such cooperation shall be on terms (including with respect to rights to indemnification) that are identical to the cooperation provided by the Company and XPLR under Section 5.04 of the Purchase Agreement, mutatis mutandis, in connection with any such financing.
7.07    Standstill and Notice of Ownership.
(a)    Except (A) as permitted pursuant to the exercise of any Call Option, XPLR Change of Control Option, or Class B COC Option or (B) with respect to any Class B Permitted Loan Financing or any swap, cap, forward, future, or other derivative transactions of the nature described in Section 7.02(h) that is entered into pursuant to any hedging of interest rates under the Credit Agreement or Qualifying Financing, Investor and each other Class B Member agrees that, for so long as such Person or any of its Affiliates, Affiliated Funds, or Affiliated Investment Vehicles holds Class B Units, neither such Person nor any of its Affiliates, Affiliated Funds, or Affiliated Investment Vehicles, or any of its or their respective representatives (acting on behalf of, or in concert with, Investor or any of its other representatives), will in any manner, directly or indirectly, (i) effect (or seek, offer, or propose to effect), (ii) announce any intention to effect, or (iii) cause or participate in or in any way knowingly assist, facilitate, or encourage any other person to effect (or seek, offer, or propose to effect) any short sale or any purchase, sale, or grant

953303.07-WILSR01A - MSW

of any option, warrant, convertible security, unit appreciation right, or other similar right (including any put or call option or “swap” or hedging transaction with respect to any security (other than a broad-based market basket or index)) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any XPLR Common Units or any other securities of XPLR if, as a result of such short sale, purchase, sale, or grant Investor would no longer have a “net long position” (as defined in Rule 14e-4 promulgated under the Exchange Act) in respect of XPLR Common Units. Notwithstanding the foregoing, the provisions of this Section 7.07(a) (1) shall not apply to or restrict the activities of any of Investor’s Affiliates, Affiliated Funds, and Affiliated Investment Vehicles other than Investor Fund and any such Affiliates, Affiliated Funds, and Affiliated Investment Vehicles as are Controlled by Investor Fund and (2) shall terminate and no longer be of any effect following the Flip Date.
(b)    Notwithstanding any other provision of this Agreement, if and for so long as any Class B Member is in violation of the provisions of Section 7.07(a), the Managing Member shall be entitled to withhold from such Class B Member and its Affiliates holding Class B Units all distributions that they would otherwise be entitled to receive pursuant to Section 5.01 and Section 5.02, in each case, until such Class B Member has complied with the requirements of this Section 7.07.
7.08    Governmental Authorizations.
(a)    In furtherance and not in limitation of each Member’s obligations pursuant to Section 7.02, Section 7.03, and Section 7.04, each Member shall cooperate with the Managing Member and each other Member and shall use reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable on its part to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to obtain all Required Governmental Authorizations, including under the HSR Act and as may be required by the FERC. The Company shall pay all filing fees to obtain such Required Governmental Authorizations.
(b)    In furtherance and not in limitation of the foregoing, each of the Members agrees that, to the extent the Managing Member determines that any Required Governmental Authorization is needed in connection with the occurrence of a Distribution Adjustment Date or the consummation of the Call Option, the XPLR Change of Control Option, or the Class B COC Option, the applicable Members (and their respective Subsidiaries, if applicable) shall file, or cause to be filed, all appropriate notifications, applications, and filings in connection therewith, including pursuant to the HSR Act and as may be required by the FERC, as promptly as practicable and shall promptly supply any additional information and documentary material that may be requested of such Person by the applicable Governmental Authorities in connection with the HSR Act or any other Law. Each of the Members agrees to use its reasonable best efforts to promptly furnish any information required to be submitted to comply with any request for information or equivalent request from the relevant Governmental Authorities. Each of the Members agrees to (i) give the other Members prompt notice of the making or commencement of any request, litigation, hearing, examination, action, or proceeding with respect to any Governmental Authorization sought hereby; (ii) keep the Managing Member reasonably informed as to the status of any such request, litigation, hearing, examination, action, or proceeding; and (iii)

953303.07-WILSR01A - MSW

promptly inform the Managing Member of any material or substantive communication to or from any Governmental Authority to the extent regarding any Governmental Authorization sought hereby and provide a copy of all written communications. Each of the Members further agrees, to the extent not prohibited by Law, to consult the Managing Member on all the information relating to such Member that appears in any filing made with, or written materials submitted to, any Governmental Authority. Each party shall cause its respective counsel to furnish each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the preparation of necessary filings or submissions under the provisions of the HSR Act or any other Law. Each party shall cause its counsel to supply to each other party copies of the date-stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other party when it becomes aware that any consent or approval is obtained, taken, made, given, or denied, as applicable. Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary Governmental Authorizations and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary Governmental Authorizations; provided that no party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquires unless, to the extent not prohibited by Law, it consults with the other parties in advance and, to the extent permitted by the applicable Governmental Authority and Law, gives the other parties the opportunity to attend and participate in such meeting.
(c)    Each of the Members agrees to use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any other Law, and, in furtherance of the foregoing, each Member agrees to use its reasonable best efforts to avoid or eliminate as soon as possible each and every impediment under the HSR Act and any other Law that may be asserted by any Governmental Authority so as to enable the Members hereto to promptly consummate the transactions contemplated by this Agreement; provided, however, that, notwithstanding the foregoing, no Member (and no Parent, Subsidiary, or Affiliate of a Member) shall be required to take any of the following actions (or any action that would require a Member (or its Parent, Subsidiaries, Affiliates or, in the case of a Class B Member, any direct or indirect portfolio company of investment funds advised or managed by one or more Affiliates of such Class B Member or any investment of such Class B Member or an Affiliate of such Class B Member in connection therewith) to take any of the following actions): (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the divestiture, sale, license, transfer, assignment, or other Disposition of assets or business of such Persons; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, contractual rights, obligations, or other arrangements of such Persons; (iii) creating or consenting to create any contractual rights, obligations, tolling agreements, or other arrangements of such Persons, or (iv) otherwise limiting the freedom of action with respect to, any assets, rights, products, licenses, business, operations, or interests therein of any such Persons.
7.09    Liquidity Event.
(a)    At any time following a Triggering Event, the Class B Member Representative shall be entitled to cause the Company and other Members (including the Managing Member) to seek a sale of the Company (whether by way of sale of all or substantially

953303.07-WILSR01A - MSW

all of the assets or Membership Interests of the Company, merger or other business combination, or otherwise) or other liquidity event for the Company (any such transaction, a “Liquidity Event”), the consummation of which shall be subject to receipt of all applicable Required Governmental Authorizations and compliance with, or obtaining any required consents or waivers under, any change of control or other applicable restriction set forth in any material agreement to which the Company or any of its direct or indirect Subsidiaries is a party.
(b)    If the Class B Member Representative elects to cause the Company to undertake a Liquidity Event pursuant to this Section 7.09, then the Class B Member Representative may exclusively identify, negotiate, structure, and otherwise pursue the Liquidity Event in good faith, in accordance with this Section 7.09. The Class B Member Representative shall regularly consult and cooperate with the Managing Member with respect to the status of the sale process for such Liquidity Event; provided, however, that no Member shall have any consent, voting, or appraisal rights with respect to the final terms of a Liquidity Event or have any right under this Agreement to object to a Liquidity Event that is completed in compliance with this Section 7.09. The Managing Member, the Company and each other Member shall, and shall cause their respective representatives to, use reasonable best efforts to cooperate with the Class B Member Representative in pursuing and effecting any Liquidity Event. In furtherance of the foregoing, the Managing Member and the Company shall, and the Company shall cause its Controlled Subsidiaries to, take such action as the Class B Member Representative may reasonably request in connection with any proposed Liquidity Event to the extent permitted by applicable Law, including engaging an investment banker or other advisors selected by the Class B Member Representative in connection with such Liquidity Event, providing such financial and operational information as the Class B Member Representative may request (including information pertaining to Pine Brooke Holdings and its Subsidiaries), and causing representatives of the Company and its Controlled Subsidiaries to cooperate and using reasonable best efforts to cause representatives of Pine Brooke Holdings and its Subsidiaries or any other Non-Controlled Entities to cooperate (including, in each case, by participating in management presentations, preparing marketing materials, and making diligence materials available in an electronic data room) with the Class B Member Representative in any marketing process in connection with any proposed Liquidity Event. Each Member shall cause its applicable Controlled Affiliates, and shall use reasonable best efforts to cause its applicable Affiliates that are not Controlled Affiliates, to deliver any consents or waivers required from such Affiliate (including of any preferential transfer rights, rights of first offer, rights of first refusal, and change of control or ownership provisions) under any agreement to which the Company or any of its direct or indirect Subsidiaries is a party or to which any of their assets is bound in connection with any Liquidity Event.
(c)    The Members will consent to, participate in, raise no objection against, and not impede or delay any such Liquidity Event and will take or cause to be taken all other actions to approve such Liquidity Event reasonably necessary or desirable to cause the consummation of such Liquidity Event on the terms proposed by the Class B Member Representative. The Members, including the Managing Member, will execute any applicable merger, asset purchase, securities purchase, recapitalization, or other agreement negotiated by the Class B Member Representative in connection with any such Liquidity Event; provided, however, that (i) each Member shall make the same representations and warranties, covenants, and indemnities as each other Member; (ii) no Member shall be liable for the breach of any covenants, or inaccuracies in any representations or warranties, of any other Member and vice versa; (iii) in no event shall any

953303.07-WILSR01A - MSW

Member be required to make representations, warranties, or covenants or provide indemnities as to any other Member; (iv) any liability relating to representations, warranties, and covenants (and related indemnities) or other indemnification obligations regarding the business of the Company and its Subsidiaries in connection with the Liquidity Event shall be shared by the Members pro rata on a several (but not joint) basis in proportion to the amount of proceeds received by each Member in the Liquidity Event; and (v) in no event shall any Member be responsible for any liabilities or indemnities in connection with such Liquidity Event in excess of the amount of proceeds received by such Member in the Liquidity Event.
(d)    In connection with any Liquidity Event, (i) the Class B Member Representative shall in good faith use its commercially reasonable efforts to maximize value to the Members (as a whole) in connection with any Liquidity Event (and in connection therewith, Class B Member Representative may consider such factors as the Class B Member Representative determines in good faith to be necessary or appropriate, including with respect to the amount and form of consideration, timing, and transaction execution risk), (ii) each Member shall receive the same form of consideration as each other Member, and (iii) the amount of consideration to be received by each of the Members will be calculated by taking the aggregate amount of proceeds received in such Liquidity Event and allocating such proceeds among the Members in accordance with the applicable distribution provisions set forth in Section 5.01.
(e)    Investor hereby agrees that, in connection with the consummation of any Liquidity Event, Investor shall use all cash or other liquid consideration received upon a Liquidity Event (net of any deductions or withholdings required under applicable Law) and all other cash on hand of Investor to repay all of Investor’s then outstanding Indebtedness under the Credit Agreement (including any breakage costs, termination fees, or other payments that would be due or payable thereunder) and all other Indebtedness pursuant to which the Class B Units being acquired pursuant to such Liquidity Event are Encumbered, plus the amounts required to be paid by Investor constituting amounts owed by Investor as termination payments and unpaid amounts under any swap, cap, forward, future, or other derivative transaction entered into in connection with the hedging of interest rates under the Credit Agreement.
(f)    Other than as provided in Section 7.09(e), the Company shall bear the reasonable, documented, and out-of-pocket costs incurred by each Member in connection with a Liquidity Event.
(g)    Notwithstanding anything contained in this Section 7.09 to the contrary, there shall be no liability or obligation on behalf of the Class B Member Representative if the Class B Member Representative determines, for any reason, not to consummate a Liquidity Event, and the Class B Member Representative shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Liquidity Event. Under no circumstances shall this Section 7.09 be construed to grant to any Member any dissenter’s rights or appraisal rights or give any Member any right to vote in any Liquidity Event structured as a merger or consolidation, it being understood that the Members hereby expressly waive any rights that could be granted under Section 18-210 of the Act in connection with any Liquidity Event, and grant to the Class B Member Representative the sole right to approve or consent to a merger or consolidation of the Company in connection with a Liquidity Event.

953303.07-WILSR01A - MSW

ARTICLE 8
TAXES
8.01    Tax Returns. The Managing Member shall cause the Company to engage an independent accounting firm to prepare and timely file (on behalf of the Company) all federal, state, and local Tax returns required to be filed by the Company and its Subsidiaries. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns. Within seventy-five (75) days after the end of each calendar year, the Company shall provide estimated federal, state and local income Tax information and schedules as may be necessary for Tax reporting purposes, including Internal Revenue Service Schedule K-1, and shall provide final information on or about July 31 of each calendar year. The Company shall promptly provide any other Tax information reasonably requested by each Member with respect to such year.
8.02    Certain Tax Matters.
(a)    The Company shall make the following elections on the appropriate Tax returns:
(i)    to adopt as the Company’s fiscal year the calendar year;
(ii)    to adopt the accrual method of accounting;
(iii)    if a distribution of the Company’s property occurs as described in Section 734 of the Code or upon a transfer of Membership Interest as described in Section 743 of the Code, an election pursuant to Section 754 of the Code to adjust the basis of the Company’s properties; provided that, notwithstanding the foregoing, the Company shall make an election under Section 754 of the Code with respect to the taxable year that includes the Additional Closing Date;
(iv)    to elect to deduct or amortize the organizational expenses of the Company in accordance with Section 709(b) of the Code;
(v)    subject to Section 8.03(g), any other election the Managing Member may deem appropriate; and
(vi)    to elect out of any “bonus” depreciation under Section 168(k) of the Code or any corresponding provision of the Code.
(b)    Neither the Company nor any Member shall make an election for the Company or any of its direct or indirect Subsidiaries to be (i) subject to Tax as an association for U.S. federal income Tax purposes or (ii) excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law, and no provision of this Agreement shall be construed to sanction or approve such an election.

953303.07-WILSR01A - MSW

8.03    Partnership Representative.
(a)    The Managing Member shall serve as the “partnership representative” of the Company within the meaning of Section 6223(a) of the Code (the “Partnership Representative”). The Partnership Representative shall inform each other Member of all material matters that may come to its attention in its capacity as the Partnership Representative by giving notice thereof on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all material written communications it may receive in that capacity. The Managing Member is hereby directed and authorized to take whatever steps it, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS, designating an individual to serve as the sole individual through whom the Partnership Representative will act, and taking such other action as may from time to time be required under the Treasury Regulations. The Managing Member will remain as the Partnership Representative so long as it retains any ownership interests in the Company unless it requests that it not serve as Partnership Representative; provided, however, that, notwithstanding the foregoing, the Managing Member shall not be permitted to resign unless and until the Members have found a replacement Partnership Representative approved unanimously in writing by the Members.
(b)    Notwithstanding anything in this Agreement to the contrary, and with the exception that the approval of Investor described in this paragraph is not required for any Guaranteed Tax Credit Dispute, the Partnership Representative must: (i) obtain the prior written approval of Investor (not to be unreasonably withheld, conditioned or delayed) with respect to (y) commencing any judicial or administrative action or appealing any adverse determination of a Governmental Authority, in each case relating to Taxes and (z) surrendering, settling or compromising any audit or proceeding relating to Taxes, in each case of clause (y) or (z), only to the extent such action, adverse determination, audit or proceeding, as applicable, relates to a taxable period during which Investor held Class B Units; and (ii) inform and consult with Investor, on a timely basis, regarding the status of investigations, audits, proceedings and negotiations with any Governmental Authority, in each case, to the extent relating to Taxes and a taxable period during which the Investor held Class B Units. Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. For the avoidance of doubt, the approval of Investor shall not be required pursuant to this Section 8.03 in connection with any Guaranteed Tax Credit Dispute; provided that the Partnership Representative shall keep Investor reasonably informed in connection with the developments in any Guaranteed Tax Credit Dispute and consider any reasonable comments received in connection therewith.
(c)    The Partnership Representative may, in its reasonable discretion, make the election provided by Section 6221(b) of the Code to have Subchapter C of Chapter 63 of the Code not apply (the “Election Out”).
(d)    If the Internal Revenue Service proposes an adjustment in the amount of any item of income, gain, loss, deduction, or credit of the Company, or any Member’s (or former Member’s) distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available

953303.07-WILSR01A - MSW

(taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members, if applicable), and the Election Out was not previously made, to apply the alternative method provided by Section 6226 of the Code (the “Alternative Method”). To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (a) request information necessary to, and to make any modifications available under Sections 6225(c) of the Code to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members and former Members) as would, reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (b) if requested by a Member, provide to such Member information allowing such Member to file an amended U.S. federal income Tax return, as described in Section 6225(c)(2) of the Code, to the extent that such amended return and payment of any related U.S. federal income Taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (a)). Similar procedures shall be followed in connection with any state or local income Tax audit that incorporates rules similar to Subchapter C of Chapter 63 of the Code.
(e)    Notwithstanding any provision of this Agreement to the contrary, any Taxes, penalties, and interest payable under the Subchapter C of Chapter 63 of the Code by the Company (“Company Level Taxes”) shall be treated as attributable to the Members (and former Members if applicable) of the Company, and the Partnership Representative shall cause the Company to allocate the burden of any such Company Level Taxes to those Members (and former Members if applicable) to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions, or otherwise), taking into account the effect of any modifications described in Section 8.03(d) that reduce the amount of Company Level Taxes. All Company Level Taxes allocated to a Member (or a former Member if applicable), at the option of the Managing Member, shall (i) be promptly paid to the Company by such Member (or former Member if applicable) (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 5.01 or Section 5.02 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 5.03 (“Option B”). If the Managing Member selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member (or former Member if applicable) shall be treated as a distribution to such Member (or former Member) and the payment by such Member (or former Member) to the Company shall be treated as a capital contribution for U.S. federal income Tax purposes; provided that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members (or former Member) under this Agreement. If the Managing Member selects Option B, the applicable Member shall for all purposes of this Agreement be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company. To the fullest extent permitted by applicable Law, each Member (whether or not such Member becomes a Member after the Effective Date) hereby agrees to indemnify and hold harmless the Company and the other Members (or former Members if applicable) from and against any liability for Company Level Taxes allocated to such Member in accordance with this Section 8.03(e) (including, with respect to

953303.07-WILSR01A - MSW

any former Member, any Company Level Taxes allocated to such former Member that are attributable to taxable periods (or portions thereof) during which such former Member was treated as holding an interest in the Company).
(f)    If any Member intends to file a notice of inconsistent treatment under Section 6222(c) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.
(g)    Except as may be required by applicable Law, the Managing Member and the Company shall not make any election or take any action, including such elections or actions specifically authorized under this Section 8.03, that reasonably would be expected to have a disproportionate adverse effect on Investor or its direct or indirect investors.
8.04    Certain Agreements. Each Member represents, as of the Effective Date, and covenants to the Company and each other Member that during the period in which such Member holds a Membership Interest in the Company, (a) its ownership of a Membership Interest will not (i) during the applicable investment tax credit recapture period or any period in which depreciation deductions under the Modified Accelerated Cost Recovery System (MACRS) may be claimed by a Tax Equity Entity with respect to any direct or indirect asset, cause any portion of the Company’s or any of its Subsidiaries’ assets or any assets of other Non-Controlled Entities or their respective Subsidiaries to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code (including by reason of any Blocker’s being treated as or becoming at any time a “tax-exempt controlled entity” (within the meaning of Section 168(h)(6)(F) of the Code)) or (ii) result in a Tax Equity Entity having a direct or indirect owner that (A) is not “United States person” within the meaning of Code Section 7701(a)(30) (other than any such owner who holds its interest in the Tax Equity Entity indirectly through an entity classified as a U.S. corporation for U.S. federal income tax purposes) or (B) during (x) the period that production Tax credits under Section 45 of the Code (or any successor provision) may be claimed with respect to the output of any direct or indirect asset of a Tax Equity Entity, or (y) any applicable depreciation recovery period of any direct or indirect asset of a Tax Equity Entity, is a Related Party; and (b) such Member will not take any action that would result in any change in ownership or reassessment with respect to Genesis Solar, LLC (or its real property) for purposes of §64 of the California Revenue & Taxation Code.

953303.07-WILSR01A - MSW

ARTICLE 9
BOOKS, RECORDS, REPORTS, INFORMATION UPDATES, AND BANK ACCOUNTS
9.01    Maintenance of Books.
(a)    The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location it deems necessary or appropriate complete and accurate books and records of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.07, Section 9.02 and Section 9.03, supporting documentation of the transactions with respect to the conduct of the Company’s business, and minutes of the proceedings of its Members and the Managing Member, and any other books and records that are required to be maintained by applicable Law.
(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year; (ii) maintained on an accrual basis in accordance with GAAP; and (iii) audited by a nationally recognized certified public accounting firm selected by the Managing Member and retained by the Company at the end of each Fiscal Year; provided that the Members’ Capital Accounts shall be maintained in accordance with Article 4 and Article 5.
9.02    Determination of Internal Rate of Return.
(a)    Quarterly Determinations. For so long as the Class B Units are held by Investor, the Managing Member will (i) calculate at least quarterly the Internal Rate of Return achieved by Investor and (ii) send Investor, within forty-five (45) days after the end of each Quarter, a report in the form of the IRR Report showing the Internal Rate of Return as of such date. The Managing Member will make its advisors available to answer any questions regarding the calculations contained in any such IRR Report.
(b)    Calculation Rules and Conventions. The Managing Member will employ the following calculation rules and conventions in determining the Internal Rate of Return of a Class B Member:
(i)    Continuity of Ownership. The Managing Member will treat ownership of each Class B Unit as being continuous from the applicable Acquisition Date with respect to such Class B Units to the date as of which the calculation is being made without regard to any change in ownership of such Class B Unit during such period.
(ii)    Cash Flows. The “Cash Flows” taken into account in determining the Internal Rate of Return with respect to a Class B Unit shall consist solely of (A) the sum of (x) the amount of the Capital Contribution per Class B Unit made (or deemed to be made) by the applicable Class B Member (or its predecessor in respect of such Class B Unit) on the Effective Date, Initial Closing Date, or, the Additional Closing Date (if any), as applicable, in exchange for such Class B Unit on the Effective Date, Initial Closing Date, or, the Additional Closing Date (if any), as applicable, (y) any additional Capital Contributions made by such Class B Member (or its predecessor in respect of such Class B Unit) pursuant to Section 4.04 in respect of such Class B Unit, and (z) all distributions to the applicable Class B Member (or its predecessor in respect of such Class B Unit), including distributions in respect of such Class B Unit pursuant to the proviso set forth in

953303.07-WILSR01A - MSW

Section 5.01(d). Any amount received by the Class B Members (or their predecessors in respect of Class B Units) that is in the nature of a recovery or replacement of, or indemnity or compensation for, and is the substantial economic equivalent of, an item that would otherwise be taken into account in the foregoing clauses (x), (y), or (z) (which for the avoidance of doubt, will not include any recovery or replacement of, or indemnity or compensation for, actual out-of-pocket losses, costs, or expenses of the Class B Members) will be deemed received for purposes of the calculation of the Internal Rate of Return on the date so received by such Class B Member (or its predecessor or nominee). For the avoidance of doubt, any Capital Contribution made in respect of a Class B Unit on the Effective Date, Initial Closing Date, or, the Additional Closing Date (if any), as applicable, shall be deemed to have been made ratably across each Class B Unit resulting from the Class B Unit Split or any other split of the Class B Units occurring following the Class A/Class B Unit Split Effective Time with respect to such original Class B Unit.
(c)    Any dispute by a Class B Member of any item or procedure or calculation of, or which affects, the achievement of the Internal Rate of Return contained in any notice or report delivered to the Class B Members will be disputed in accordance with the dispute resolution mechanism set forth in Article 11.
9.03    Reports.
(a)    No later than one hundred seventy-five (175) days following the end of each fiscal year of the Company, the Managing Member shall prepare and deliver, or cause to be prepared and delivered, to each Member annual financial statements of the Company and its Controlled Subsidiaries on a consolidated basis audited by a nationally recognized certified public accounting firm and prepared in accordance with GAAP, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s equity as of the end of the immediately preceding fiscal year, starting with the year ended December 31, 2021.
(b)    No later than seventy-five (75) days following the last day of each of the first three Quarters of each fiscal year, the Managing Member shall prepare and deliver, or cause to be prepared and delivered, to each Member an unaudited balance sheet, income statement, and a statement of cash flows of the Company and its Controlled Subsidiaries on a consolidated basis for such Quarter, as well as operating reports on a consolidated and a project basis for such Quarter; provided that the Managing Member shall prepare and deliver to each Member an unaudited balance sheet, income statement, and a statement of cash flows of the Company and its Controlled Subsidiaries for the fourth Quarter of each fiscal year no later than ninety (90) days following the last day of such Quarter. Within thirty (30) days after the end of each Quarter, the Managing Member shall prepare and deliver to each Member quarterly certificates or other evidence of ownership of Class B Units by such Member and the Call Option Purchase Price as of the last day of such Quarter. Within thirty (30) days after the end of each calendar month, the Managing Member shall prepare and deliver to each Member a narrative report regarding the operational performance of the assets of the Company and its Controlled Subsidiaries on a consolidated and a project basis including with respect to generation, availability, average realized price, spot rates, and curtailment. All unaudited financial statements shall be prepared in conformance with GAAP, based on the information available at the time such financial statements are issued, subject to normal year-end adjustments and the absence of footnotes.

953303.07-WILSR01A - MSW

(c)    Investor shall be permitted to deliver to its lenders under any Class B Permitted Loan Financing any financial information or report delivered to it by the Managing Member pursuant to this Section 9.03.
(d)    Promptly following the Company’s receipt of any report, financial statements, or other information provided by any Tax Equity Entity or other Non-Controlled Entity, including Pine Brooke Holdings, to the extent such information is not otherwise to be contained in any other report delivered pursuant to this Section 9.03, the Managing Member shall provide a copy thereof to each Member. The Company or the Managing Member shall deliver to each Member a copy of any report, financial statements, or other information that is delivered by any Tax Equity Entity or other Non-Controlled Entity to its lenders under any credit agreement or other agreement of Indebtedness to which such Tax Equity Entity or other Non-Controlled Entity is a party or to any other Person holding equity interests in such Tax Equity Entity or other Non-Controlled Entity, in each case, solely to the extent the Company has received such report, financial statements, or other information.
(e)    In addition to its obligations set forth above, the Managing Member shall timely prepare and deliver to any Member or its Parent, upon such Member’s reasonable request, all of such additional financial statements and additional financial information as may be required in order for each Member and its Affiliates to comply with any applicable reporting requirements under (i) the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, (ii) any National Securities Exchange or automated quotation system, or (iii) any other any other rules or regulations promulgated by a Governmental Authority with jurisdiction over such Class B Member or its Affiliates.
(f)    The Managing Member shall prepare and deliver to the Investor any report or update of a previously delivered report required under Section 5.04 of the Credit Agreement in connection with a mandatory prepayment of loans thereunder (other than with respect to any mandatory prepayment in connection with any exercise of the Call Option, XPLR Change of Control Option, or Class B COC Option) on or prior to the date required for the delivery of such report under the Debt Financing.
(g)    The cost of preparing any financial statements or other information required to be prepared by the Company pursuant to this Section 9.03 shall be borne by the Company.
9.04    Information Updates.
(a)    The Managing Member shall notify the Class B Members of the occurrence of any Emergency or material risk of Emergency, material developments, or events that are reasonably likely to adversely affect the Company or any of its Subsidiaries, and any breaches of any Affiliate Transactions or Material Project Agreement, including (for the avoidance of doubt) any breach or threatened breach of any representation, warranty, covenant, or agreement under the Purchase Agreement. The Managing Member shall provide notice of the foregoing events promptly, but in no event more than five (5) Business Days following the date on which the Managing Member becomes aware of such events.

953303.07-WILSR01A - MSW

(b)    From and after the occurrence of a Triggering Event, as requested by the Class B Member Representative upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, the Managing Member will make employees and representatives of the Company and its Controlled Subsidiaries available, and will use reasonable best efforts to cause representatives of Pine Brooke Holdings and its Subsidiaries and representatives of any other Non-Controlled Entity to be available, to answer questions regarding the performance of the business of the Company and its Subsidiaries.
(c)    The Class B Member Representative shall have the right, exercisable no more than once per Quarter (unless a Triggering Event has occurred, in which case, at any time from and after the occurrence of such Triggering Event), upon at least ten (10) Business Days’ prior notice, to hold a meeting on such date and at such time as shall be mutually agreed (which may be, at the Managing Member’s option, in person or by means of remote communication) between representatives of the Class B Member Representative and senior management of the Managing Member and the Company and its Controlled Subsidiaries to discuss the performance, forecasted projections, and business plan of the Company and its Subsidiaries. The Managing Member and the Company shall make the Company’s senior management reasonably available for such meeting to the extent doing so would not unreasonably interfere with the operations of the Company and its Subsidiaries. Additionally, from and after the occurrence of a Triggering Event, as requested by the Class B Member Representative upon reasonable advance notice, and at reasonable times during usual business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries, the Managing Member will make employees and representatives of the Company and its Controlled Subsidiaries available to answer questions regarding the performance of the business of the Company and its Subsidiaries.
9.05    Bank Accounts. The Company shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms as the Managing Member may determine. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. The Company’s funds may not be commingled with the funds of any other Person. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum, or other written instruction.
9.06    Compliance with Laws. The Managing Member (a) shall adopt, revise, and maintain policies and procedures as may be required by, and in any event sufficient to ensure compliance in all material respects with all applicable Laws, including Sanctions, the FCPA, as amended, and applicable Anti-Corruption Laws, and (b) shall not transact any business with or for the benefit of any Sanctioned Person or otherwise violate Sanctions.
9.07    Credit Agreement Matters.
(a)    From and after the Second Amendment Effective Date, the Class B Members shall not, without XPLR Member’s prior written consent, amend, amend and restate, replace, supplement, or otherwise modify or waive any of their rights under the Credit Agreement

953303.07-WILSR01A - MSW

in any manner that would (i) increase any existing commitments or establish any new commitments thereunder or otherwise permit or result in any increase of the amount of Indebtedness thereunder, or (ii) prevent, delay, hinder, or adversely affect the ability to consummate a Credit Agreement Payment in Full by December 18, 2030.
(b)    If XPLR Member shall have elected (in its sole and absolute discretion) to make the Flip Date Election pursuant to the initial paragraph of Section 5.01(e) then, from and after the date of such election, XPLR Member may require, upon delivery of written notice to the Class B Member Representative (such notice, the “FDE Demand Notice”), the Class B Members to use (y) one hundred percent (100%) of the Call Option Cash Consideration and (z) the amount of net proceeds received under any Qualifying Financing (provided that the Class B Members shall not be required to incur Indebtedness under such Qualifying Financing in excess of an amount, together with the amount of Call Option Cash Consideration, sufficient to satisfy the Class B Members’ amount of Indebtedness required to be prepaid under the Credit Agreement in connection with the applicable Call Option or Class B COC Option), in the case of each of the foregoing clauses (y) and (z), as received by Class B Members in connection with any Call Option Closing or Class B COC Closing to prepay (i) the outstanding Indebtedness under the Credit Agreement to the fullest extent permitted, and in the manner required, by the Credit Agreement and (ii) all other Indebtedness then outstanding required to be repaid as a result of the exercise of such Call Option or Class B COC Option, in each case, pursuant to which the Class B Units being acquired pursuant to the exercise of such Call Option or Class B COC Option are Encumbered.
(c)    Ten (10) Business Days before each of December 18, 2029, and June 17, 2030, the Class B Member Representative shall deliver to XPLR Member written notice specifying the amount necessary to satisfy Credit Agreement Payment in Full, as if such Credit Agreement Payment in Full were occurring as of such date. The Class B Member Representative shall, by written notice to XPLR Member, provide an update of the amount necessary to satisfy Credit Agreement Payment in Full on the first Business Day following each Call Option Closing, Class B COC Closing, any other prepayment of Indebtedness under the Credit Agreement, in each case, to the extent occurring on or after December 18, 2029, and prior to June 17, 2030.
(d)    The Class B Member Representative, on behalf of each Class B Member, hereby represents and warrants to XPLR Member that, as of the Second Amendment Date, there have been no amendments, supplements, restatements, or other modifications to the Credit Agreement since Amendment No. 2 to the Credit Agreement, dated May 16, 2021, and since that date, there have been no additional borrowings under the Credit Agreement or other increases of the amount of Indebtedness thereunder, nor has there been any reduction in the amount of mandatory prepayments required to be made pursuant to the Credit Agreement upon any exercise of the Call Option or Class B COC Option.

953303.07-WILSR01A - MSW

ARTICLE 10
WITHDRAWAL
10.01    No Right of Voluntary Withdrawal. A Member has no power or right to voluntarily Withdraw from the Company without the prior written consent of all remaining Members, in their sole and absolute discretion.
10.02    Deemed Withdrawal. A Member is deemed to have Withdrawn from the Company if such Member is Bankrupt or dissolves and commences liquidation or winding-up or if it is unlawful for a Member to continue to be a Member. If there occurs an event that makes it unlawful for a Member to continue to be a Member, then the Members shall negotiate in good faith to determine a workaround to allow such Member to continue to receive the benefits of being a Member.
10.03    Effect of Withdrawal. A Member that is deemed to have Withdrawn pursuant to Section 10.02 (a “Withdrawn Member”) must comply with the following requirements in connection with its deemed Withdrawal:
(a)    The Withdrawn Member ceases to be a Member immediately upon the occurrence of the applicable Withdrawal event.
(b)    The Withdrawn Member shall not be entitled to receive any distributions from the Company except as set forth in Section 10.03(e), to exercise any voting or consent rights, or to receive any further information (or access to information) from the Company. The Unreturned Contribution Percentage of such Withdrawn Member shall not be taken into account in calculating the Unreturned Contribution Percentages of the remaining Members for any purposes of this Agreement.
(c)    The Withdrawn Member must pay to the Company all amounts owed to it by such Withdrawn Member.
(d)    The Withdrawn Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrued prior to the Withdrawal.
(e)    The Withdrawn Member shall (i) have the status of only an Assignee, and not a Member, and (ii) be entitled to receive, in such capacity, its share of the Net Profits and Net Losses of the Company and to receive its portion of each distribution that is made by the Company pursuant to Section 5.01, Section 5.02, and Section 5.03 as if it held the Membership Interest held immediately prior to its Withdrawal. From the date of the Withdrawal to the date on which the Company is dissolved and its affairs wound up in accordance with Article 12, the former Capital Account balance of the Withdrawn Member shall be recorded as a contingent obligation of the Company, and not as a Capital Account. The rights of a Withdrawn Member under this Section 10.03(e) shall (A) be subordinate to the rights of any other creditor of the Company, (B) not include any right on the part of the Withdrawn Member to receive any interest or other amounts with respect thereto (except as may otherwise be provided in the evidence of any Indebtedness of the Company owed to such Withdrawn Member); (C) not require any Member to make a Capital Contribution or a loan to permit the Company to make a distribution or otherwise to pay the

953303.07-WILSR01A - MSW

Withdrawn Member; and (D) be treated as a liability of the Company for purposes of Section 12.02.
(f)    Except as set forth in Section 10.03(e), a Withdrawn Member shall not be entitled to receive any return of its Capital Contributions or other payment from the Company in respect of its Membership Interest.
(g)    The Unreturned Contribution Percentage of the remaining Members shall be amended to reflect the Withdrawal of the Withdrawn Member, and such Withdrawn Member’s Class A Units or Class B Units, as applicable, shall be deemed cancelled and extinguished.
(h)    All costs and expenses incurred by the Withdrawn Member in connection with its Withdrawal shall be borne by such Withdrawn Member, and the Withdrawn Member shall reimburse all other Members for all costs and expenses incurred by such Members in connection with such Withdrawal.
ARTICLE 11
DISPUTE RESOLUTION
11.01    Disputes. This Article 11 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort, or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity, or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) subject to Section 11.02, any deadlock among the Members with respect to any matter subject to a vote of the Members, and (c) the applicability of this Article 11 to a particular dispute. Notwithstanding the foregoing, this Article 11 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be determined solely by the Managing Member. Any dispute to which this Article 11 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a “Disputing Member.” The provisions of this Article 11 shall be the exclusive method of resolving Disputes.
11.02    Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Members (or agents thereof) shall promptly meet (whether by telephone or in person) in a good faith attempt to resolve the Dispute.
11.03    Courts. If a Dispute is still unresolved following ten (10) Business Days after the Disputing Members attempted in good faith to resolve the Dispute in accordance with Section 11.02, then any of such Disputing Members may submit such Dispute to the Court of Chancery of the State of Delaware or, in the event that such Court does not have jurisdiction over the subject matter of such dispute, to another court of the State of Delaware or a U.S. federal court located in the State of Delaware (collectively, “Delaware Courts”). Each of the Members irrevocably submits to the exclusive jurisdiction of, and agrees not to commence any action, suit, or proceeding relating to a Dispute except in, the Delaware Courts and hereby consents to service of process in any such Dispute by the delivery of such process to such party at the address and in the manner provided in Section 13.01. Each of the Members hereby irrevocably and unconditionally waives any objection to the laying of venue in any Dispute in the Delaware Courts

953303.07-WILSR01A - MSW

and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. EACH MEMBER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, RELATING TO OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
11.04    Specific Performance. The Members understand and agree that (a) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (b) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any Member’s or the Company’s right to specific performance, and (c) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the Members would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Members and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Members further agrees that neither the Company nor any Member shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.04, and each Member waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.
ARTICLE 12
DISSOLUTION, WINDING-UP AND TERMINATION
12.01    Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):
(a)    consent of XPLR Member and Class B Member Approval; or
(b)    an event that makes it unlawful for the business of the Company to be carried on; provided that, if such an event occurs, then the Members shall negotiate in good faith to determine a workaround to allow the business of the Company to be lawfully carried on and such event shall not be deemed a “Dissolution Event” unless and until the Members mutually agree that no such workaround is reasonably feasible.
Each Member hereby waives its right to make an application for the dissolution of the Company pursuant to Section 18-802 of the Act.
12.02    Winding-Up and Termination.
(a)    On the occurrence of a Dissolution Event, the Managing Member shall, or shall designate another Person to, serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.

953303.07-WILSR01A - MSW

The costs of winding-up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:
(i)    as promptly as possible after dissolution and again after final winding-up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the liquidator’s choosing of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding-up is completed, as applicable;
(ii)    the liquidator shall discharge from Company funds all of the Indebtedness of the Company and other debts, liabilities, expenses, and obligations of the Company (including all expenses incurred in winding-up and any loans described in Section 4.05) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)    all remaining assets of the Company shall be distributed to the Members as follows:
(A)    the liquidator may sell any or all Company property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Section 12.02(b);
(B)    with respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been previously reflected in the Capital Accounts would be allocated among the Members if there were a taxable Disposition of that property for the fair market value of that property on the date of distribution, as determined by the Managing Member in its reasonable discretion (it being agreed by the Members that a determination by the Managing Member that the fair market value of any such property equals the value of such property reflected in current financial statements prepared in accordance with GAAP shall be deemed reasonable); and
(C)    Company property (including cash) shall be distributed among the Members in accordance with Section 5.03; and those distributions shall be made before the end of the taxable year in which liquidation of the Company occurs or, if later, within 90 days after the date of the liquidation of the Company.
(iv)    If, after giving effect to all allocations, distributions and contributions for all periods (other than those required by this Section 12.02(a)(iv)), XPLR Member has a deficit in its Capital Account balance following the “liquidation,” within the

953303.07-WILSR01A - MSW

meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), of XPLR Member’s Membership Interest, XPLR Member will be obligated to contribute cash to the Company in an amount equal to such deficit balance by the end of the Fiscal Year of the Company during which the liquidation of the Company occurs, or if later, within ninety (90) days after the date of such liquidation, except that the restoration obligation of XPLR Member in the aggregate pursuant to this Section 12.02(a)(iv) shall not be more than five percent (5%) of XPLR Member’s Effective Date Capital Contribution. Notwithstanding the foregoing, (A) XPLR Member will have the unilateral right by written notice to the Managing Member to (1) increase the amount of its deficit restoration obligation over the amount described in the immediately preceding sentence or (2) decrease the amount of, or eliminate, its deficit restoration obligation at any time in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f); (B) after the Flip Date, at the end of any Fiscal Year in which XPLR Member’s deficit restoration obligation exceeds the absolute value of XPLR Member’s deficit Capital Account balance, such deficit restoration obligation shall be automatically reduced in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) to equal such absolute value; and (C) XPLR Member’s deficit restoration obligation will be eliminated in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(f) on the first date on or after the Flip Date on which the Capital Account balance of XPLR Member is equal to or greater than zero. Notwithstanding anything to the contrary contained herein, no other Member shall have any obligation to restore any deficit in its Capital Account balance unless and until such deficit restoration obligation is consented to in writing by the Managing Member.
(b)    Notwithstanding anything in Section 5.04 to the contrary, in the Fiscal Year or other applicable period in which a Dissolution Event occurs, items of income, gain, loss, and deduction shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.03.
(c)    The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
(d)    No dissolution or termination of the Company shall relieve a Member from any obligation to the extent such obligation has accrued as of the date of such dissolution or termination. Upon such termination, any books and records of the Company that the liquidator reasonably determines may ever be needed again by one or more Persons who were Members as of the dissolution or termination shall be retained by the Managing Member or its designee, who shall keep such books and records (subject to review by any Person that was a Member at the time of dissolution) for a period at least three (3) years. After the expiration of such period of three (3) years, if the Managing Member (or its designee) no longer agrees to keep such books and records, it shall offer the Persons who were Members at the time of dissolution or termination a reasonable opportunity to take over such custody, (i) shall deliver such books and records to such Persons if

953303.07-WILSR01A - MSW

they elect to take over such custody (or as all of such Persons otherwise direct) and, upon request by any other Person that elects to take custody (and at such other Person’s cost), deliver a copy of such books and records to such other Person, or (ii) may destroy such books and records if no such Person so elects.
12.03    Deficit Capital Accounts. Except as provided in Section 12.02(a)(iv), no Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in its or another Member’s Capital Account.
12.04    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.06, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.
ARTICLE 13
GENERAL PROVISIONS
13.01    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient by electronic mail (a copy of which may be delivered in person or by courier or mail). A notice, request, or consent given under this Agreement is effective on receipt by the applicable Member. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the Managing Member and the other Members. Any notice, request, or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
13.02    Entire Agreement; Superseding Effect. This Agreement and the other Transaction Documents (as that term is defined in the Purchase Agreement) constitutes the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior agreements.
13.03    Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute of limitations has run.

953303.07-WILSR01A - MSW

13.04    Amendment or Restatement. Each of this Agreement and the Delaware Certificate may, subject to Section 6.03(a), be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by the Managing Member. Notwithstanding the foregoing, (a) the Managing Member may amend this Agreement without the approval of any Members (i) to implement the valid admission of New Members or Assignees as Members; (ii) to correct typographical, formatting, cross-referencing, or other similar errors; and (iii) to update Exhibit A from time to time to reflect the valid admission of New Members, the valid admission of Assignees as Members, the making of additional Capital Contributions by Members, the issuances of Class A Units, Class B Units, or other classes or groups of Membership Interests, and the Disposition of Membership Interests, so long as such transactions were approved and consummated in accordance with the terms of this Agreement; and (b) if the Managing Member determines that any amendment of this Agreement is necessary to satisfy any Law, the Members shall negotiate in good faith to enter into an amendment of this Agreement to satisfy such Law that is mutually agreeable.
13.05    Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.
13.06    Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business, and legal position as they would have been in if the original provision had been valid and enforceable.
13.07    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions; provided, however, that this Section 13.07 shall not obligate a Member to furnish guarantees or other credit supports by such Member’s Parent or other Affiliates.

953303.07-WILSR01A - MSW

13.08    Appointment of Class B Member Representative.
(a)    By the execution and delivery of this Agreement (or any joinder or counterpart thereto), each Class B Member other than the XPLR Class B Parties hereby irrevocably constitutes and appoints the Class B Member Representative as the true and lawful agent and attorney-in-fact of such Class B Member, with full power of substitution to act jointly in the name, place, and stead of such Class B Member to act on behalf of such Class B Member in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Class B Member Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, certificates, and documents that the Class B Member Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) grant any and all approvals or consents on behalf of such Class B Member pursuant to this Agreement, and any and all other matters requiring the consent or approval of such Class B Member under this Agreement or any other agreement, instrument, or document contemplated hereby or in connection with the Class B Units held by such Class B Member, other than any such matter that requires consent of any particular Class B Member, (iii) receive funds, make payments of funds, and withhold a portion of any amounts to be paid to such Class B Member hereunder or any other payment to be made by or on behalf of such Class B Member pursuant to this Agreement, including amounts required to pay the fees and expenses of professionals incurred by the Class B Members in connection with the transactions contemplated by this Agreement, (iv) do or refrain from doing any further act or deed on behalf of such Class B Member that the Class B Member Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, and (v) receive service of process in connection with any claims under this Agreement. Initial Investor is hereby appointed as the initial Class B Member Representative.
(b)    The appointment of the Class B Member Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Class B Member bound by Section 13.08(a) and shall be binding on any successor thereto; provided, however, that the Class B Member Representative’s appointment hereto shall terminate automatically when the Class B Member Representative is no longer the record owner of any Class B Units or is no longer the managing member or general partner that Controls a Class B Member that owns Class B Units. Initial Investor shall have the right to designate a successor Class B Member Representative upon written notice delivered to the Managing Member not less than ten (10) Business Days in advance of such designation; provided that the Person appointed to serve as successor Class B Member Representative must be a record owner of Class B Units or the managing member or general partner that Controls a Class B Member that owns Class B Units. The Class B Members other than the XPLR Class B Parties hereby confirm all that the Class B Member Representative shall do or cause to be done by virtue of its appointment hereby as the Class B Member Representative. All actions taken by the Class B Member Representative under this Agreement shall be binding upon each Class B Member other than the XPLR Class B Parties and such Class B Member’s successors as if expressly confirmed and ratified in writing by such Class B Member, and all defenses that may be available to such Class B Member to contest, negate, or disaffirm the action of the Class B Member Representative taken in good faith under this Agreement are waived.

953303.07-WILSR01A - MSW

(c)    The Company, XPLR Member, XPLR, and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Class B Member Representative in all matters referred to herein, including that the Class B Member Representative has obtained any prior approval or consent of the Class B Members other than the XPLR Class B Parties as may be required, under this Agreement or otherwise, to take any such action. Neither the Company, XPLR Member, XPLR, nor any other Person will be liable to any Class B Member, any of Affiliate thereof, or any other Person as a result of, in connection with, or relating to the performance of the Class B Member Representative’s duties and obligations under this Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty, or otherwise of the Class B Member Representative.
13.09    Article 8 of the Uniform Commercial Code. No Member may elect to cause any Membership Interest or other equity interest held by a Class B Member to constitute a “security” within the meaning of Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.
13.10    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.
13.11    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.12    Expenses. Except as otherwise provided in Section 7.06, each Member shall bear its own transaction costs and any other costs and expenses incurred in connection with being a Member, holding its Membership Interest, and administering its rights and obligations under this Agreement.
[Remainder of page intentionally left blank. Signature page follows.]

953303.07-WILSR01A - MSW

IN WITNESS WHEREOF, the Managing Member has executed and delivered this Agreement as of the date first set forth above.

GENESIS SOLAR FUNDING, LLC,
as Managing Member
By:	CHRISTOPHER H. ZAJIC
Name:	Christopher H. Zajic
Title:	Vice President and Treasurer

[Signature page to Fourth Amended and Restated Limited Liability Company Agreement of
Genesis Solar Holdings, LLC]
953303.07-WILSR01A - MSW

EXHIBIT A
MEMBERS
Section I – Capitalization of the Company as of the Effective Date, immediately prior to the Initial Closing

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interests
Genesis Solar Funding, LLC c/o XPLR Infrastructure, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Alan Liu E-mail: Alan.Liu@xplrinfrastructure.com	$1,766,226,491.61	1,766,226,491.61 Class A Units and 315,131 Class B Units
Section II– Capitalization of the Company as of immediately following the Initial Closing

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interests
Genesis Solar Funding, LLC c/o XPLR Infrastructure, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Alan Liu E-mail: Alan.Liu@xplrinfrastructure.com	$1,171,226,491.61	1,766,226,491.61 Class A Units and 315,131 Class B Units
KKR Genesis TL Borrower LLC c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, New York 10019 Attention: General Counsel; Kate Casey E-mail: neon@kkr.com Kate.Casey@kkr.com with a copy to (which shall not constitute notice) Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: John D. Pitts, P.C.; Roald Nashi, P.C. Email: john.pitts@kirkland.com roald.nashi@kirkland.com	$750,000,000	684,869 Class B Units

Exhibit A – Page 1
953303.07-WILSR01A - MSW

Section III – Capitalization of the Company after giving effect to the Class A Unit Split and the Class B Unit Split and upon consummation of the Additional Closing

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interests
Genesis Solar Funding, LLC c/o XPLR Infrastructure, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Alan Liu E-mail: Alan.Liu@xplrinfrastructure.com	$678,226,491.61	35,324,529,832.20 Class A Units
KKR Genesis TL Borrower, LLC c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, New York 10019 Attention: General Counsel; Kate Casey E-mail: neon@kkr.com; Kate.Casey@kkr.com with a copy to (which shall not constitute notice) Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: John D. Pitts, P.C.; Roald Nashi, P.C. Email: john.pitts@kirkland.com roald.nashi@kirkland.com	$1,243,000,000	13,697,380 Class B Units (previously acquired at the Initial Closing), plus 6,302,620 Class B Units (acquired at the Additional Closing)

Exhibit A – Page 2
953303.07-WILSR01A - MSW

Section IV – Capitalization of the Company after giving effect to the Class A Unit Split and the Class B Unit Split and the Additional Closing

Name and Address of Purchaser	Capital Contributions	Number and Class of Membership Interests
Genesis Solar Funding, LLC c/o XPLR Infrastructure, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Alan Liu E-mail: Alan.Liu@xplrinfrastructure.com	$678,226,491.61	35,324,529,832.20 Class A Units
KKR Genesis TL Borrower, LLC c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, New York 10019 Attention: General Counsel; Kate Casey E-mail: neon@kkr.com; Kate.Casey@kkr.com with a copy to (which shall not constitute notice) Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 Attention: John D. Pitts, P.C.; Roald Nashi, P.C. Email: john.pitts@kirkland.com roald.nashi@kirkland.com	$1,243,000,000	20,000,000 Class B Units

Exhibit A – Page 3
953303.07-WILSR01A - MSW

EXHIBIT B
Financial Model for Internal Rate of Return

See attached Excel File.

Exhibit B – Page 1
953303.07-WILSR01A - MSW

SCHEDULE 1
Excluded Parties
Each Excluded Party listed below includes, and shall be understood to include, each of such Excluded Party’s Affiliates and Subsidiaries.
AES Corporation
American Electric Power Company, Inc.
Apollo Energy Corporation
ARES North America
Berkshire Hathaway Energy Company
Canada Pension Plan Investment Board
Capital Dynamics
China Investment Corporation
Cordelio Power
D.E. Shaw & Co., L.L.C.
Dominion Energy
Duke Energy Corporation
Electricite de France (EDF)
Elliott Management Corporation
Engie Group
Iberdrola
LS Power
LS Power Equity Advisors
Magnetar Capital LLC
Ørsted
Sempra Energy
Southern Power
Starwood Energy Group
The Enel Group
Utility Energias de Portugal (EDP)/China Three Gorges
WEC Energy Group, Inc.

Schedule 1 – Page 1
953303.07-WILSR01A - MSW

SCHEDULE 2
Acquired Assets and Contributed Assets
I. Acquired Assets
A. Initial Acquired Assets. Limited liability company interests constituting 100% of the Class C Units of Pine Brooke Holdings, representing a Pro Rata Share (as defined in the Pine Brooke Holdings LLC Agreement) of 40%. Pine Brooke Holdings owns an indirect interest, through its ownership of 100% of the Class A Membership Interests of Pine Brooke Company, which owns, directly or indirectly, 100% of the limited liability company interests of each of the entities listed below under the column titled “Project Company.”

No.	Project	Project Company	Project Company Holdco
1.	Harmony Solar Project	Harmony Florida Solar, LLC	Pine Brooke Company and its managing member, Pine Brooke Holdings
2.	Taylor Creek Solar Project	Taylor Creek Solar, LLC	Pine Brooke Company and its managing member, Pine Brooke Holdings
3.	Sanford Airport Solar Project	Sanford Airport Solar, LLC	Pine Brooke Company and its managing member, Pine Brooke Holdings
4.	Saint Solar Project	Saint Solar, LLC	Pine Brooke Company and its managing member, Pine Brooke Holdings
5.	Ponderosa Wind Project	Ponderosa Wind, LLC	Pine Brooke Company and its managing member, Pine Brooke Holdings
6.	Soldier Creek Wind Project	Soldier Creek Wind, LLC	Pine Brooke Company and its managing member, Pine Brooke Holdings
7.	Blue Summit III Wind Project	Blue Summit III Wind, LLC(1)	Pine Brooke Company and its managing member, Pine Brooke Holdings
(1) Blue Summit III Wind, LLC owns a 25% interest in Blue Summit Interconnection, LLC.

B. Wilmot Interest. Equity interests constituting 100% of the outstanding limited liability company interests in Wilmot Energy Center, LLC, a Delaware limited liability company.

No.	Project	Project Company	Holdco
1.	Wilmot Solar Project	Wilmot Energy Center, LLC	N/A
II. Contributed Assets
A. Equity interests constituting 100% of the limited liability company interests of the entities listed below under the column titled “Project Company.”
Schedule 2 – Page 1
953303.07-WILSR01A - MSW

No.	Project	Project Company
1.	Genesis Solar Project	Genesis Solar, LLC(1)
2.	Elk City Wind Project	Elk City Wind, LLC
(1) Genesis Solar, LLC owns 50% of the limited liability company interest of NextEra Desert Center Blythe, LLC.
B. Equity interests constituting 100% of the limited liability company interests of Golden Plains Class A Holdings, LLC, which owns 100% of the Class A limited liability company interests of Golden Plains, LLC, which owns 100% of the limited liability company interests of each of the entities listed below under the column titled “Project Company.”

No.	Project	Project Company	Holdco
1.	Baldwin Wind Project	Baldwin Wind Energy, LLC	Golden Plains, LLC and its sole and managing member, Golden Plains Class A Holdings, LLC
2.	Northern Colorado I Wind Project	Northern Colorado Wind Energy Center, LLC(1)	Golden Plains, LLC and its sole and managing member, Golden Plains Class A Holdings, LLC
3.	Northern Colorado II Wind Project	Northern Colorado Wind Energy Center II, LLC(2)	Golden Plains, LLC and its sole and managing member, Golden Plains Class A Holdings, LLC
(1) Entity owns 87.1% of Northern Colorado Interconnect, LLC.
(2) Entity owns 12.9% of Northern Colorado Interconnect, LLC.

Schedule 2 – Page 2
953303.07-WILSR01A - MSW

SCHEDULE 3
Blockers
1.    KKR Genesis Blocker I LLC, a Delaware limited liability company
2.    KKR Genesis Blocker II LLC, a Delaware limited liability company
3.    KKR Genesis Blocker III LLC, a Delaware limited liability company
4.    KKR Genesis Blocker IV LLC, a Delaware limited liability company
5.    KKR Genesis Blocker V LLC, a Delaware limited liability company
6.    KKR Genesis Blocker VI LLC, a Delaware limited liability company
7.    KKR Genesis Blocker VII LLC, a Delaware limited liability company
8.    KKR Genesis Blocker VIII LLC, a Delaware limited liability company
9.    KKR Genesis Blocker IX LLC, a Delaware limited liability company
10.    KKR Genesis Blocker X LLC, a Delaware limited liability company
11.    KKR Genesis Blocker XI LLC, a Delaware limited liability company
12.    KKR Genesis Blocker XII LLC, a Delaware limited liability company
13.    KKR Genesis Blocker XIII LLC, a Delaware limited liability company
14.    KKR Genesis Blocker XIV LLC, a Delaware limited liability company
15.    KKR Genesis Blocker XV LLC, a Delaware limited liability company

Schedule 3 – Page 1
953303.07-WILSR01A - MSW

SCHEDULE 5.04
Allocations of Subject Deductions

	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Class A Members and XPLR Class B Parties	0%	0%	0%	0%	0%	0%	50%	100%	100%	100%
Other Class B Parties	100%	100%	100%	100%	100%	100%	50%	0%	0%	0%

Schedule 5.04 – Page 1
953303.07-WILSR01A - MSW

SCHEDULE 6.03(m)
Joint Ventures, Partnerships, Acquisitions
In connection with the items included on Schedule 6.03(q), and subject to any required consent of the Independent Managers of NextEra Desert Center Blythe, LLC or the lenders under any credit facility to which McCoy Solar, LLC is a party, amend the Amended and Restated Limited Liability Company Agreement of NextEra Desert Center Blythe, LLC, dated as of August 12, 2011, to address principally the following:
(i) delete references to the NDCB SFA (as defined in Schedule 6.03(q));
(ii) delete references to the Genesis Financing and Genesis Financing Documents;
(iii) update registered agent, address, officer and other administrative matters;
(iv) delete requirement to make capital contributions;
(v) grant McCoy Energy Storage, LLC an ownership interest; and
(vi) increase the number of managers to include a designated McCoy Energy Storage manager.

Schedule 6.03(m) – Page 1
953303.07-WILSR01A - MSW

SCHEDULE 6.03(o)
Certain Material Contracts
1.    See Schedule 6.03(q).
2.    Wilmot LGIA Amendment. Amendment to Standard Large Generator Interconnection Agreement, dated as of June 13, 2019, by and between Wilmot Energy Center, LLC, a Delaware limited liability company, and Tucson Electric Power Company, an Arizona corporation, which amendment shall specify the commercial operations date and the backfeed date to match Wilmot power purchase agreement on or around April 2021.

3.    Elk City I PPA Amendment. Third Amendment to the Renewable Energy Purchase Agreement, dated as of January 30, 2009 by and between Elk City Wind, LLC and Public Service Company of Oklahoma, as amended by the First Amendment, dated as of February 27, 2009, and the Second Amendment, dated as of May 15, 2009, in order to change the market participant from AEP to Elk City Wind, LLC, on or around December 2020.

Schedule 6.03(o) – Page 1
953303.07-WILSR01A - MSW

SCHEDULE 6.03(q)
Certain Affiliate Transactions
Any Affiliate Transactions in connection with:

1.    NextEra Desert Center Blythe Shared Facilities Agreement Termination. Genesis Solar, LLC, McCoy Solar, LLC, and Desert Center Blythe intend to terminate their Shared Facilities Agreement (the “NDCB SFA”), which those parties jointly entered into as of August 12, 2011.
2.    NDCB LGIA Amendment. The Large Generator Interconnection Agreement, dated as of August 12, 2001, among Desert Center Blythe, Southern California Edison Company and California Independent System Operator Corporation (“NDCB LGIA”) will be amended to (i) facilitate the interconnection of McCoy Energy Storage, LLC’s proposed approximately 230 megawatt energy storage project located in Riverside County, California to Southern California Edison Company’s transmission system through the Point of Interconnection identified in the NDCB LGIA and (ii) terminate the NDCB SFA as described above.

Schedule 2 – Page 1
953303.07-WILSR01A - MSW

SCHEDULE 6.03(r)
Litigation
1.    Genesis Real Estate Matter. The U. S. Bureau of Land Management (“BLM”) proposes to issue updated zones for 2021 based on the 2017 NASS Census.  The census results, released in 2019, indicate that the Genesis Solar Project may be re-zoned resulting in a possible decrease or increase in rent fees.  If such increase occurs, Genesis Solar, LLC plans to submit a challenge through BLM’s process 43 CFR 2805.12(e).

Schedule 2 – Page 2
953303.07-WILSR01A - MSW